     As filed with the Securities and Exchange Commission on June 4, 2002

                                                     Registration No. 333-84198

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                AMENDMENT NO. 2

                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                               -----------------
                            HEWITT ASSOCIATES, INC.
            (Exact name of registrant as specified in its charter)
                               -----------------

           Delaware                         8742                 47-0851756
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                               -----------------
                               100 Half Day Road
                         Lincolnshire, Illinois 60069
                                (847) 295-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                                 John M. Ryan
                            Hewitt Associates, Inc.
                               100 Half Day Road
                         Lincolnshire, Illinois 60069
                                (847) 295-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                  Copies to:

           Helen R. Friedli, P.C.          Stephen H. Shalen
                 Eric Orsic                 William F. Gorin
           McDermott, Will & Emery Cleary, Gottlieb, Steen & Hamilton
            227 W. Monroe Street           One Liberty Plaza
              Chicago, IL 60606            New York, NY 10006
               (312) 372-2000                (212) 225-2000

                               -----------------
    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               -----------------
================================================================================

                                                                         Proposed
                                                            Proposed      Maximum
                                                            Maximum      Aggregate    Amount of
Title of each class of securities to be    Amount to     Offering Price  Offering    Registration
              Registered                Be Registered(1) Per Share (2)   Price (2)     Fee (3)
-------------------------------------------------------------------------------------------------
    Class A Common Stock, par value        12,822,500
     $0.01 per share...................      Shares          $21.00     $269,272,500   $24,774
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1)Includes 1,672,500 shares subject to an over-allotment option granted to the underwriters.


(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).


(3)$23,000 of the registration fee has been previously paid.




    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  Subject to Completion. Dated June   , 2002.



                               11,150,000 Shares


[LOGO] Hewitt

                             Class A Common Stock

                               -----------------


    This is an initial public offering of shares of class A common stock of Hewitt Associates, Inc. All of the 11,150,000 shares of class A common stock are being sold by the Company.



    Prior to the offering, there has been no public market for the class A common stock. It is currently estimated that the initial public offering price per share will be between $18.00 and $21.00. Hewitt intends to list the class A common stock on the New York Stock Exchange under the symbol "HEW".



    Upon completion of the offering, Hewitt's owners will own or control, through Hewitt Holdings LLC, shares representing, in the aggregate, approximately 72% of our common stock, or approximately 71% if the underwriters exercise their over-allotment option in full, and will effectively control all matters put to a vote of Hewitt's stockholders. See "Description of Capital Stock" on page 90.



    See "Risk Factors" beginning on page 13 to read about factors you should consider before buying shares of the class A common stock.


                               -----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------


                                                   Per Share Total
                                                   --------- -----
              Initial public offering price.......    $        $
              Underwriting discount...............    $        $
              Proceeds, before expenses, to Hewitt    $        $



    To the extent that the underwriters sell more than 11,150,000 shares of class A common stock, the underwriters have the option to purchase up to an additional 1,672,500 shares from Hewitt at the initial public offering price less the underwriting discount.


                               -----------------

    The underwriters expect to deliver the shares against payment in New York,
New York on       , 2002.

Goldman, Sachs & Co.
           Banc of America Securities LLC
                     JPMorgan
                                    Salomon Smith Barney
                                         UBS Warburg
                                                            Wachovia Securities

                               -----------------

                        Prospectus dated       , 2002.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Hewitt

Hewitt Associates is a leading global provider of human resources outsourcing and consulting services.

Our Mission

To excel at helping our clients and their people succeed together.

Our Values

PEOPLE We treat people with respect and dignity. We build positive, trusting relationships through open communication, sharing, and valuing diverse perspectives.

EXCELLENCE We have the responsibility to deliver quality and innovation in our work through personal initiative and continuous development of skills and knowledge, with strong support from the firm.

COLLABORATION Teamwork leverages our individual talents to serve our clients and their people exceptionally well. "Win-win" relationships are our goal as we work with clients, other associates, business partners, and service providers.

INTEGRITY Ethical behavior, honesty, and integrity are fundamental characteristics of our conduct in all aspects of our work.

Our Vision

To be the most influential advisor and leading service provider in the people business- -and as a result, to have the best organizations and individuals want to work with us.

                              PROSPECTUS SUMMARY


    This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the class A common stock. You should read this entire prospectus carefully, especially the risks of investing in the class A common stock discussed under "Risk Factors" on pages 13 through 24 and the combined financial statements and notes to those combined financial statements, before making an investment decision. We use the term "Hewitt", "the Company", "we", "us", and "our" in this prospectus to refer to the business of Hewitt Associates, Inc. and its subsidiaries and, with respect to the period prior to our transition to a corporate structure, the business of Hewitt Associates LLC, its subsidiaries and its then affiliates, Hewitt Financial Services LLC and Sageo LLC. We use the term "Hewitt Holdings" in this prospectus to refer to Hewitt Holdings LLC. We use the term "owner" in this prospectus to refer to the individuals who are current or retired members of Hewitt Holdings and who will own or control approximately 72% of Hewitt Associates, Inc. immediately following the consummation of the offering. These individuals (with the exception of our retired owners) became employees of Hewitt Associates, Inc. upon the completion of our transition to a corporate structure. All references to years, unless otherwise noted, refer to our fiscal years, which end on September 30. For example, a reference to "2001" or "fiscal 2001" means the twelve-month period that ended September 30, 2001. For purposes of calculations dependent on an assumed share price in the offering, we used $19.50 per share, which is the mid-point of the range of the offering prices shown on the cover page of this prospectus.

                                    Hewitt


    Hewitt is a leading global provider of human resources outsourcing and consulting services. Our mission is to excel at helping our clients and their people succeed together. We provided services to more than 1,700 clients in 2001, our 40th consecutive year of revenue growth. We believe that we are well-positioned to continue our growth in a business environment that is characterized by a growing recognition of the critical importance of human resources, increasingly complex human resources challenges and rapid technological change.



    Upon completion of the offering, our owners will own or control, through Hewitt Holdings LLC, shares representing, in the aggregate, approximately 72% of our common stock, or approximately 71% if the underwriters exercise their over-allotment option in full, and will effectively control all matters put to a vote of our stockholders.



    In 2001, 65% of our net revenues were generated in our outsourcing business and 35% of our net revenues were generated in our consulting business. As illustrated in the diagram below, our outsourcing business is comprised of three core benefits administration services as well as our newer human resources business process outsourcing service, and our consulting business is comprised of three core service areas. We believe that our leadership position in both outsourcing and consulting, and our ability to provide integrated solutions across and within both our outsourcing and consulting businesses, are important competitive advantages.



                                  [FLOW CHART]



    Through our outsourcing business, we apply our benefits and human resources domain expertise and employ our integrated technology platform and other tools to administer our clients' benefit programs, including health and welfare (such as medical plans), defined contribution (such as 401(k) plans) and defined benefit (such as pension plans). We assume and automate the resource-intensive processes required to administer our clients' benefit programs and we provide technology-based self-management tools that support decision-making and transactions by our clients' employees. With the information and tools that we provide, our clients are able to optimize the return on their benefit investments.


    As of March 31, 2002, we were providing outsourcing services to approximately 200 clients (generally through three- to five-year contracts) representing a total of approximately 300 benefit services. We define an outsourcing client as a company that has outsourced to us the administration of one or more of the three core benefit services. We define a benefit service as any one of the three benefit administration services that we provide for a client. As a result, for clients who offer health and welfare, defined contribution and defined benefit programs, we have the opportunity to provide three benefit services. On average, we provide approximately 1.5 benefit services per client across our outsourcing client base. We are focused on developing deep client relationships and establishing ourselves as the benefits outsourcer of choice across all three benefit services. We have grown our outsourcing revenues by both expanding existing client relationships and adding new clients.



    Through our consulting business, we provide actuarial services and a wide array of other consulting services covering the design, implementation and operation of health and welfare, compensation and retirement plans and broader human resources programs. Our consulting clients include a diverse base of companies, many of which have been clients for a long time. We have grown our consulting revenues by both expanding existing client relationships and adding new clients. Of our 100 largest consulting clients in 2001 (ranked by revenues), 90 were consulting clients in each of the last five years.


Our Competitive Strengths

    We believe the following strengths distinguish us from our competitors:


    Outsourcing leadership through a combination of experience, execution and technology. We have provided outsourced benefit plan recordkeeping for approximately 20 years. In 1991, we introduced Total Benefits Administration(TM), which we believe is the first technology platform for outsourcing the administration of the three major benefit service areas in an integrated fashion. Based on number of participants, we believe we are the leading provider of outsourced benefit administration services for both health and welfare and defined benefit programs and the largest provider of outsourced defined contribution administration services that is not also an asset manager.



    Human resources innovator. We are viewed as an innovator in areas critical to the human resources field, including benefit plan design and assessment, technology applications and plan sponsor and participant decision support.


    Demonstrated ability to provide integrated human resources outsourcing and consulting services. The depth and breadth of our human resources domain expertise spans both outsourcing and consulting, differentiating us from our competitors, most of which offer either human resources outsourcing or consulting services.


    Long-standing relationships with many of the world's largest corporations. We work with senior management at many large organizations. In 2001, we served 253 of the Fortune 500. Of our 100 largest clients in 2001 (ranked by revenues), 91 were clients in each of the last five years.

    Significant recurring revenues. The nature of our business, our deep understanding of our clients' strategies and our long-standing client relationships produce significant recurring revenues. In our outsourcing business, we utilize long-term (typically three- to five-year) contracts and experience high renewal rates. In our consulting business, we also enjoy a high level of recurring work because of our clients' annual needs for certain of our services.


    Distinctive, integrated solutions to serve our clients in the rapidly changing health benefit management area. We take a comprehensive approach to providing health benefit management services and help clients develop and implement health benefit strategies that are aligned with their business strategies.

    Proven technology platform. The size of our outsourcing business enables us to efficiently develop leading-edge technology systems that are flexible to meet our clients' varying needs and that are secure and redundant to ensure the protection of their employees' sensitive data.


    Distinctly collaborative culture and highly dedicated team. The foundation of our culture is our "one-firm firm" approach that we believe enables us to effectively serve our clients and attract and retain talented employees. Our 17 executive officers have been with us for an average of 16 years. We intend to issue approximately 5.9 million shares of restricted class A common stock, which will represent 6% of our outstanding stock, to our non-owner employees immediately following the offering. Our owners will then own 72% of our common stock.


Our Strategy for Growth

    To serve our clients and grow our business, we are aggressively pursuing the following strategic initiatives:

    Continue to penetrate our outsourcing target market. We have targeted large companies with complex benefit programs. These companies are increasingly outsourcing human resources processes and programs, and we believe that we are well-positioned to continue to capitalize on this trend.


    Expand relationships with existing clients. As a result of the breadth and quality of our service offering and our understanding of our clients' needs, we are well-positioned to provide additional services to existing clients. Of our 100 largest clients in 2001 (ranked by revenues), 91 were clients in each of the last five years.


    Address the growing, complex and changing needs for health benefit management services. Employers are challenged by rising health care costs, the growing complexity of health benefit programs, changing regulatory requirements and increasing demands from their employees for choice, information and responsiveness. Our integrated health benefit management approach enables us to provide high-value, cost-effective solutions to meet our clients' objectives.

    Expand outsourcing margins. As we grow the revenues from our outsourcing services, we expect our margins to expand as we leverage our existing investments.

    Provide outsourcing services to mid-sized companies. To date, the primary focus of our outsourcing business has been on companies with at least 10,000 employees. We believe that we have the opportunity to expand our business to serve companies with 1,000 to 10,000 employees in an efficient and cost-effective manner.

    Continue to extend our service offering. We intend to continue our history of evolving to meet our clients' needs. We are currently introducing a broader human resources business process outsourcing service that will help our clients transform their human resources function and processes in order to better manage costs while improving effectiveness.



    Grow our business outside the United States. With offices in 30 countries, we are well-positioned to meet the growing demand for our services outside the United States. We expect our acquisition of the benefits consulting business of Bacon & Woodrow, a leading retirement and financial management consulting firm in the United Kingdom, to contribute to our ability to grow internationally.


    Establish new distribution channels. Our growth has resulted primarily from our internal client development efforts. We are exploring alliances that could provide us with business expansion opportunities in and beyond our historical target markets.

Risks Relating to Our Business and the Offering


    As part of your evaluation of us, you should take into account the risks we face in our business. These risks include, but are not limited to:





    . Our transition to a corporate structure was completed on May 31, 2002.
      The historical financial information in this prospectus does not reflect the added costs we expect to incur as a public company, or the changes that have occurred in our capital structure and operations. The estimates we used in our pro forma combined financial information may not reflect our actual experience as a public corporation.



    . We will record a substantial loss and distribute accumulated earnings to our owners in the quarter ending June 30, 2002 due to our transition to a corporate structure and our initial public offering.


    . Our owners will control approximately 72% of our common stock and effectively control all matters submitted to a vote of our stockholders. Most of these owners are our employees and their interests may differ from the interests of our other stockholders.



    . Our transition to a corporate structure may adversely affect our ability to recruit, retain and motivate certain of our owners and employees, which in turn could adversely affect our ability to compete effectively and to grow our business.





    You should be aware that there are additional risks in investing in our class A common stock, including risks relating to the number of shares eligible for future sale, which could cause our stock price to decline, and the provisions of our certificate of incorporation, by-laws and Delaware law which may make an acquisition of us more difficult. For more information about these and other risks, we refer you to "Risk Factors". You should carefully consider all of the risk factors together with all of the other information included in this prospectus.

Our Structure


    A comparison of our organizational structure prior to our transition to a corporate structure, which we completed on May 31, 2002, and immediately following the offering is shown below.





                                  [FLOW CHART]


---------------------
   The diagram does not display the subsidiaries of Hewitt Associates LLC or Hewitt Holdings LLC.


    (1)Our calculation of ownership percentages immediately following the offering assumes that (i) the price per share of class A common stock is $19.50; (ii) the underwriters' over-allotment option has not been exercised and (iii) the series A preferred stock has been exchanged into common stock based on a price per share of class A common stock of $19.50 and an exchange rate of 1.46 U.S. Dollars per British Pound Sterling.



    (2)Our owners will own or control, through Hewitt Holdings LLC, an aggregate of 70,819,520 shares of our class B common stock with a value of $1.381 billion based on an assumed offering price of $19.50 per share.



    (3)Includes our non-owner employees to whom we intend to award 5,875,929 shares of restricted class A common stock, or 6.0% of the outstanding stock, immediately following the offering. The value of such shares is $114.6 million based on an assumed offering price of $19.50 per share.


                               -----------------


    Prior to our transition to a corporate structure, all of the ownership interests in Hewitt Associates LLC were held by Hewitt Holdings LLC.



    Our transition to a corporate structure, which we completed on May 31, 2002, was accomplished through the following transactions:


    . Hewitt Associates, Inc., a Delaware corporation, was formed as a subsidiary of Hewitt Holdings LLC.


    . Hewitt Associates LLC distributed $152.5 million of accounts receivable and $55 million of cash to Hewitt Holdings LLC to fund a distribution to our owners of accumulated earnings.


    . Hewitt Holdings LLC transferred all of the ownership interests in Hewitt
      Associates LLC to Hewitt Associates, Inc., thereby making Hewitt Associates LLC a wholly-owned subsidiary of

      Hewitt Associates, Inc., and our owners (with the exception of our retired members) became our employees.




    . Hewitt Holdings LLC received an aggregate of 70,819,520 shares of our class B common stock, all of which will be held by Hewitt Holdings LLC until such shares are distributed to our owners.


    . Each of our owners retained an interest in Hewitt Holdings LLC (and an undivided, indirect interest in the shares of our class B common stock held by Hewitt Holdings LLC).


    . Upon completion of the offering, our owners will own or control, through Hewitt Holdings LLC, shares representing, in the aggregate, approximately 72% of our common stock, or approximately 71% if the underwriters exercise their over-allotment option in full, and will effectively control all matters put to a vote of our stockholders. We refer you to "Description of Capital Stock".


Bacon & Woodrow


    We have entered into a definitive agreement to acquire the benefits consulting business of Bacon & Woodrow, a leading retirement and financial management consulting firm in the United Kingdom. The transaction is expected to close in June 2002. Pursuant to the agreement, the former partners and employees of Bacon & Woodrow will receive an aggregate of 1.4 million shares of our series A preferred stock, which may be exchanged for shares of our common stock valued at (Pounds)140 million ($204 million) and we will assume approximately (Pounds)16.5 million ($24 million) of liabilities in excess of assets of the benefits consulting business of Bacon & Woodrow. Upon exchange of the series A preferred stock, the former partners of Bacon & Woodrow would receive shares of class B common stock and class C common stock, and the non-partner employees of Bacon & Woodrow would receive shares of class A common stock. We have reserved 1,048,205 shares of class A common stock for issuance to the non-partner employees of Bacon & Woodrow and 3,233,546 shares of class B common stock and 6,200,300 shares of class C common stock for issuance to the former partners of Bacon & Woodrow, in each case, in exchange for their shares of series A preferred stock. The actual number of shares issued may be higher or lower than the number of shares reserved for issuance. These shares will represent 10.7% of our outstanding common stock immediately following the offering. For purposes of these calculations, we have assumed an exchange price for the series A preferred stock equal to $19.50. The common stock issued to the former partners and employees of Bacon & Woodrow will be subject to restrictions on transfer. For purposes of this prospectus, we have used the May 31, 2002 exchange rate of 1.46 U.S. Dollars per British Pound Sterling for all calculations with respect to the acquisition of the benefits consulting business of Bacon & Woodrow and the exchange of our series A preferred stock. We refer you to "Reorganization and Other Transactions--Bacon & Woodrow Acquisition", "Certain Relationships and Related Transactions--Restrictions on Common Stock--Bacon & Woodrow Transfer Restrictions" and "Description of Capital Stock".


Why We are Going Public

    We are becoming a public company for three principal reasons:

    . To have access to additional capital for growth and continued development of our leadership position;

    . To share ownership broadly among our employees through future incentive compensation; and

    . To allow us to use publicly traded stock for strategic acquisitions and alliances.

Our Corporate Information


    Our principal executive offices are located at 100 Half Day Road, Lincolnshire, Illinois 60069, and our telephone number at that address is (847) 295-5000. We serve our clients through 72 offices in 30 countries. We maintain a website at www.hewitt.com. Information contained on our website does not constitute part of this prospectus.

                                 The Offering

    Hewitt's common stock consists of class A common stock, class B common stock and class C common stock. The economic rights of each class are identical and each share of common stock entitles its holder to one vote. Each share of the class B common stock and class C common stock will be converted into class A common stock on a share-for-share basis upon transfer to certain persons. We refer you to "Description of Capital Stock".


Common stock offered by Hewitt............ 11,150,000 shares of class A common stock

Common stock to be outstanding immediately
  following the offering.................. 18,074,134 shares of class A common stock/(1)/
                                           74,053,066 shares of class B common stock/(2)/
                                            6,200,300 shares of class C common stock/(3)/

---------------------

(1)Includes (i) 11,150,000 shares offered in the offering, (ii) 5,875,929 shares of restricted stock that we intend to issue to our non-owner employees immediately following the consummation of the offering, of which 2,150,000 will vest on December 31, 2002 and 3,725,929 will vest 25% per year beginning one year after the consummation of the offering, and (iii) 1,048,205 shares reserved for issuance to the non-partner employees of Bacon & Woodrow. Excludes (i) 1,672,500 shares issuable upon exercise of the underwriters' over-allotment option, (ii) 4,066,153 shares underlying options that we intend to grant immediately following the consummation of the offering, of which 2,733,900 will be granted to our owners, 972,300 will be granted to certain non-owner employees and 359,953 will be granted to the former partners of Bacon & Woodrow and (iii) 15,057,918 additional shares reserved for issuance under our incentive compensation plan. We refer you to "Management--Incentive Compensation Plan", "--Stock Option Grants" and "--Initial Public Offering Awards".



(2)Includes (i) 70,819,520 shares held by Hewitt Holdings for the benefit of our owners and (ii) 3,233,546 shares reserved for issuance to the former partners of Bacon & Woodrow.



(3)Includes 6,200,300 shares reserved for issuance to the former partners of Bacon & Woodrow.



    The shares of class A common stock, class B common stock and class C common stock reserved for issuance to the former partners and employees of Bacon & Woodrow will be issued upon exchange of our series A preferred stock. For these purposes, we have assumed an exchange price for the series A preferred stock equal to $19.50. The actual number of shares of common stock to be issued may be higher or lower than the number of shares reserved for issuance. We refer you to "Reorganization and Other Transactions--Bacon & Woodrow Acquisition", "Certain Relationships and Related Transactions--Restrictions on Common Stock--Bacon & Woodrow Transfer Restrictions" and "Description of Capital Stock".

                               -----------------

        Voting Rights.. The holders of class A common stock, class B common stock and class C common stock will have one vote per share. All shares of class B common stock and class C common stock will be voted together in accordance with a majority of the votes cast by the holders of class B common stock and class C common stock, voting together as a group. We refer you to "Description of Capital Stock".
        Dividend Policy We currently do not anticipate paying dividends on our capital stock.

Use of Proceeds................   We will receive net proceeds from the
                                  offering of approximately $196 million. We intend to use the proceeds from the offering as follows:



                                 .approximately $50 million to repay
                                  indebtedness under our unsecured line of credit which will be incurred after March 31, 2002 in part to repay $24 million of liabilities assumed in connection with the acquisition of the benefits consulting business of Bacon & Woodrow;



                                 .approximately $6 million for tax liabilities
                                  incurred in connection with our transition to a corporate structure; and




                                 .the balance for working capital and general
                                  corporate  purposes.

Risk Factors...................   For a discussion of factors you should
                                  consider before buying shares of our class A common stock, we refer you to "Risk Factors".

Proposed New York Stock Exchange SyHmEbWol

                        SUMMARY COMBINED FINANCIAL DATA



    The table below sets forth summary historical combined and summary pro forma combined financial data for the periods indicated. The income statement data for the year ended September 30, 2001, and the balance sheet data as of September 30, 2001, are derived from our financial statements that have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this prospectus. The income statement data for the years ended September 30, 1999 and 2000, and the balance sheet data as of September 30, 2000, are derived from our financial statements that have been audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this prospectus. The income statement data for the six months ended March 31, 2001 and 2002, and the balance sheet data as of March 31, 2002, are derived from our unaudited financial statements, included elsewhere in this prospectus. The income statement data for the years ended September 30, 1997 and 1998, the balance sheet data as of September 30, 1997, 1998 and 1999 and the balance sheet data as of March 31, 2001 are derived from our unaudited financial statements not included in this prospectus. Our unaudited financial statements have been prepared on the same basis as our audited statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly our combined results of operations and financial position for the periods and at the dates presented. The pro forma data have been derived from the pro forma data set forth in "Pro Forma Combined Financial Information" included elsewhere in this prospectus. It is important that you read this information together with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Combined Financial Information", and our combined financial statements and the notes thereto included elsewhere in this prospectus. Results for interim periods are not necessarily indicative of results to be expected during the remainder of the fiscal year or for any future period.



                                                                                                  Six Months
                                             Year Ended or as of September 30,             Ended or as of March 31,
                                   ----------------------------------------------------  ----------------------------
                                                                             Pro Forma                     Pro Forma
                                                                                as                            as
                                                Historical (1)               Adjusted     Historical (1)   Adjusted
                                   ---------------------------------------- -----------  ---------------- -----------
                                     1997   1998   1999  2000 (2)  2001 (2)   2001 (3)    2001 (2)   2002  2002 (3)
                                   ------ ------ ------ --------- --------- -----------  --------- ------ -----------
                                                     (in millions, except share and per share data)
Income Statement Data:
  Revenues before reimbursements
   (net revenues) ................ $ 686  $ 852  $1,058  $1,281    $1,476   $     1,599    $ 727   $ 813  $       880
  Reimbursements..................    19     24      32      25        26            28       14      13           15
                                   -----  -----  ------  ------    ------   -----------    -----   -----  -----------
   Total revenues.................   705    876   1,090   1,306     1,502         1,627      741     826          895
  Operating income before non-
    recurring software charge (4).   143    151     161     182       212            10       82     162           77
  Non-recurring software
   charge (4).....................    --     --      --      --        26            26       --      --           --
  Operating income (loss).........   143    151     161     182       186           (16)      82     162           77
  Income (loss) before taxes and
   owner distributions............   137    143     156     182       183           (20)      76     153           67
  Pro forma net income (loss).....    --     --      --      --        --           (16)      --      --           37

Pro Forma Earnings (Loss) Per
 Share Data (5):
  Earnings (loss) per share:
   --basic........................    --     --      --      --        --   $     (0.17)      --      --  $      0.39
   --diluted......................    --     --      --      --        --   $     (0.17)      --      --  $      0.39
  Weighted average shares:
   --basic........................    --     --      --      --        --    92,653,067       --      --   95,533,053
   --diluted......................    --     --      --      --        --    92,653,067       --      --   95,765,924

Balance Sheet Data:
  Cash and cash equivalents....... $   8  $   6  $   11  $   16    $   61            --    $  74   $  56  $       142
  Working capital.................    98    104      95     138       207            --      233     192          127
  Total assets....................   363    477     574     703       701            --      722     663          877
  Debt, less current portion......   102    149      91     153       172            --      158     163          163
  Total owners' capital...........   142    156     237     243       259            --      310     235           --
  Total stockholders' equity......    --     --      --      --        --            --       --      --          186

---------------------

(1)Prior to our transition to a corporate structure, Hewitt operated as a limited liability company. In such form, our owners were compensated through distributions of income and Hewitt did not incur firm-level income tax. Accordingly, historical results for Hewitt do not include (i) compensation for services rendered by our owners or (ii) firm-level income tax expense. As a result, income (loss) before taxes and owner distributions is not comparable to net income of a corporation.


(2)Historical results include the results of Sageo shown in the table on page
   44. The results of Sageo reduced operating income by $21 million and $73 million for the fiscal years 2000 and 2001, respectively, and by $30 million for the six months ended March 31, 2001.


(3)Reflects adjustments for our transition to a corporate structure, the acquisition of the benefits consulting business of Bacon & Woodrow and the offering. Such adjustments are necessary, in the opinion of management, for a fair presentation of the results of operations and stockholders' equity of Hewitt Associates, Inc. on a pro forma basis. We refer you to "Pro Forma Combined Financial Information" for more detailed information concerning these adjustments.

(4)Non-recurring software charge related to the discontinuation of the Sageo website. We refer you to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sageo".

(5)Calculated based on weighted average diluted shares outstanding after giving effect to the pro forma adjustments described in note (3) above. We refer you to "Pro Forma Combined Financial Information", note (q), for more detailed information concerning these adjustments and the calculation of pro forma earnings (loss) per share and weighted average shares outstanding.

                                 RISK FACTORS

    You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. The following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, could materially and adversely affect our business, financial condition and results of operations. In that event, the trading price of our class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

The outsourcing and consulting markets are highly competitive, and if we are not able to compete effectively our revenues and profit margins will be adversely affected.

    The outsourcing and consulting markets in which we operate include a large number of service providers and are highly competitive. Some of our competitors have greater financial, technical and marketing resources, larger customer bases, greater name recognition and more established relationships with their customers and suppliers than we have. Larger and better capitalized competitors may be better able to respond to the need for technological changes, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share generally.

    We believe it is likely there will be future consolidation in our markets, which could increase competition in ways that may adversely affect our business, results of operations and financial condition. Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. New competitors or alliances among competitors could emerge and gain significant market share and some of our competitors may have or may develop a lower cost structure or superior services that gain greater market acceptance than the services that we offer or develop. In order to respond to increased competition, we may have to lower our prices, which would have an adverse effect on our revenues and profit margin. In addition, companies may choose not to outsource their benefits administration, which could have an adverse affect on our revenue growth.

The profitability of our engagements with clients may not meet our expectations.

    Unexpected costs or delays could make our outsourcing contracts or our consulting engagements less profitable than anticipated. When making proposals for outsourcing or consulting engagements, we estimate the costs associated with such engagements. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, could have an adverse effect on our profit margin.


    In our outsourcing business, cost overruns or early contract terminations could cause our business to be less profitable than anticipated. At the beginning of each new outsourcing arrangement, we undertake an implementation process whereby we gather, test and input client data and customize our systems. We estimate the cost of this process, and our clients typically agree to pay a fixed amount to cover part of our expenses. If our actual implementation expense exceeds our estimate or if the ongoing cost of servicing a client is greater than we had anticipated, the particular contract will be less profitable than we expected. While our outsourcing clients typically sign contracts with three- to five-year terms, these contracts are terminable at any time, with or without cause, by our clients upon 90 to 180 days written notice. Our clients are required to pay an early termination fee; however, it is likely that this amount would not compensate for all of the foregone profit on a cancelled contract.


    Our consulting clients typically retain us on a non-exclusive, engagement-by-engagement basis, rather than under exclusive long-term contracts. Large client projects involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for or may cancel or delay additional stages of a project. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, such as the business or financial condition of the client or general economic conditions. When engagements are terminated, we lose the associated revenues, and we may not be able to eliminate associated costs or redeploy the affected employees in a timely manner to minimize the negative impact.

A significant or prolonged economic downturn could have a material adverse effect on our revenues and profit margin.

    Our results of operations are affected directly by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries and markets that they serve. An economic downturn may decrease demand for our services as a result of postponed or terminated outsourcing of human resources functions or budget reductions for outside consultants. Reduced demand for our services could increase price competition. If our clients enter bankruptcy or liquidate their operations, our revenues could be adversely affected. Our revenues under many of our outsourcing contracts depend upon the number of participants in our clients' employee benefit plans. An economic downturn may result in a reduction in the size of our clients' workforce (and consequently a reduction in participants), which would decrease our revenues. We have seen and are continuing to see an economic slowdown in some markets, including a reduction in capital expenditures and technology and associated discretionary spending by our clients, particularly in the United States.

Our business will be negatively affected if we are not able to anticipate and keep pace with rapid changes in government regulations or if government regulations decrease the need for our services.

    The areas in which we provide outsourcing and consulting services are the subject of government regulation which is constantly evolving. Changes in government regulations in the United States, our principal geographic market, affecting the value, use or delivery of benefits and human resources programs, including changes in regulations relating to health care (such as medical plans), defined contribution plans (such as 401(k) plans) or defined benefit plans (such as pension plans), may adversely affect the demand for our services. In addition, our growth strategy includes a number of global expansion objectives which would further subject us to applicable laws and regulations of countries outside the United States. If we are unable to adapt our services to applicable laws and regulations, our ability to provide effective outsourcing and consulting services in these areas will be substantially diminished.

Our business will be negatively affected if we are not able to keep pace with rapid changes in technology or if growth in the use of technology in business is not as rapid as in the past.

    Our future success depends, in part, on our ability to develop and implement technology solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely basis, and our ideas may not be accepted in the marketplace. Also, products and technologies developed by our competitors may make our service or product offerings noncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on our ability to obtain and complete important client engagements.

    Our business is also dependent, in part, upon continued growth in the use of technology in business by our clients and prospective clients and their employees and our ability to deliver the efficiencies and convenience afforded by technology. If growth in the use of technology does not continue, demand for our services may decrease. Use of new technology for commerce generally requires understanding and acceptance of a new way of conducting business and exchanging information. Companies that have already invested substantial resources in traditional means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new approach that would not utilize their existing personnel and infrastructure.

    The effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses. If we cannot offer new technologies as quickly as our competitors, we could lose market share. We also could lose market share if our competitors develop more cost-effective technologies than we offer or develop.

If our clients or third parties are not satisfied with our services, we may face damage to our professional reputation or legal liability.

    We depend to a large extent on our relationships with our clients and our reputation for high-quality outsourcing and consulting services. As a result, if a client is not satisfied with our services or products, it may be more damaging in our business than in other businesses. Moreover, if we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships.

    Professional service providers, including those in the human resources outsourcing and consulting industry, are increasingly subject to legal liability claims. Clients and third parties who are dissatisfied with our services or who claim to suffer damages caused by our services have brought and may bring lawsuits against us. Defending lawsuits arising out of any of our services could require substantial amounts of management attention, which could adversely affect our financial performance. In addition to the risks of liability exposure and increased costs of defense and insurance premiums, claims arising from our professional services may produce publicity that could hurt our reputation and business.

    The nature of our work, especially our actuarial services, involves assumptions and estimates concerning future events, the actual outcome of which we cannot know with certainty in advance. In addition, we could make computational, software programming or data management errors. Our exposure to liability on a particular engagement may be greater than the profit opportunity of the engagement. For example, possible claims might include:

    . a client's assertion that actuarial assumptions used in a pension plan were unreasonable, contributing to plan underfunding;

    . a claim arising out of the use of inaccurate data, or programming or processing errors; or

    . a claim that an employee benefit plan was poorly designed, leading to incorrect payments to beneficiaries or noncompliance with applicable law.

We depend on our employees; the loss of key employees could damage or result in the loss of client relationships and adversely affect our business.

    Our success and ability to grow are dependent, in part, on our ability to hire and retain large numbers of talented people. We compete against many companies to attract our employees. The inability to attract qualified employees in sufficient numbers to meet demand or the loss of a significant number of our employees could have a serious negative effect on us, including our ability to obtain and successfully complete important client engagements and thus maintain or increase our revenues.

    Our success largely depends upon the business generation capabilities and project execution skills of our employees. In particular, our employees' personal relationships with our clients are a critical element of obtaining and maintaining client engagements. Losing employees who manage substantial client relationships or possess substantial experience or expertise could adversely affect our ability to secure and complete engagements, which would adversely affect our results of operations.

    In addition, if any of our key employees were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. Clients or other companies seeking to develop in-house services similar to ours also could hire our key employees. Such hiring would not only result in our loss of key employees but also could result in the loss of a client relationship or a new business opportunity.

Our transition to a corporate structure may adversely affect our ability to recruit, retain and motivate certain of our owners and other employees, which in turn could adversely affect our ability to compete effectively and to grow our business.

    We face additional retention risk because of our transition to a corporate structure. Our owners and the former partners of Bacon & Woodrow have accepted significant reductions in their cash compensation in exchange for equity of Hewitt Associates, Inc. The substitution of equity, equity-based incentives and other employee benefits in lieu of higher cash compensation may not be sufficient to retain these individuals in the near or long term. In addition, the ownership of a portion of the equity held by our owners, and the former partners of Bacon & Woodrow, is not dependent on their continued employment and these employees would be permitted to retain a portion of their equity if they were to leave our company.

    Following the offering, our non-owner employees and the non-partner employees of Bacon & Woodrow may also receive equity incentives. These incentives to attract, retain and motivate employees may not be as effective as the opportunity, which existed prior to our transition to a corporate structure, to become an owner in Hewitt or a partner in Bacon & Woodrow. If these incentives and our total compensation program are not perceived by our employees to be competitive with those of other companies, our ability to hire, retain and motivate skilled professionals will suffer.

Our global operations and expansion strategy pose complex management, foreign currency, legal, tax and economic risks, which we may not adequately address.


    We have 72 offices in 30 countries. For the year ended September 30, 2001, approximately 92% of our revenues were attributable to activities in the United States and 8% of our revenues were attributable to our activities in Europe, Canada, Asia-Pacific and Latin America. Continued penetration of markets beyond the United States is an important component of our growth strategy. A number of risks may inhibit our international operations and prevent realization of our global expansion objectives, including:


    . insufficient demand for our outsourcing services in foreign jurisdictions, which may be due to applicable laws and regulations or benefit practices in such jurisdictions;

    . the burdens of complying with a wide variety of foreign laws and regulations;

    . multiple and possibly overlapping and conflicting tax laws;

    . restrictions on the movement of cash;

    . political instability;

    . currency fluctuations;

    . longer payment cycles;

    . restrictions on the import and export of technologies;

    . price controls or restrictions on exchange of foreign currencies; and

    . trade barriers.

If we fail to establish and maintain alliances for marketing our services, our ability to increase our revenues and profitability may suffer.

    Our growth depends, in part, on our ability to develop and maintain alliances with businesses such as brokerage firms, financial services companies, health care organizations, insurance companies, business process outsourcing organizations and other companies in order to develop, market and deliver our services. If our strategic alliances are discontinued or we have difficulty developing new alliances, our ability to increase our client base may be substantially diminished.

We may have difficulty integrating or managing acquired businesses, which may harm our financial results or reputation in the marketplace.


    Our growth, particularly our international growth, may be dependent in part on our ability to make acquisitions. The risks we face related to acquisitions include that we could overpay for acquired businesses, face integration challenges and/or have difficulty finding appropriate acquisitions. We expect to acquire the benefits consulting business of Bacon & Woodrow in June 2002 for (Pounds)140 million ($204 million) of our preferred stock that is exchangeable for common stock and to assume (Pounds)16.5 million ($24 million) of liabilities in excess of assets of the benefits consulting business of Bacon & Woodrow. This acquisition is significantly larger, both in terms of the amount that we would pay and the number of employees that we would acquire, than any of our prior acquisitions. As a result of the size and the foreign location (United Kingdom) of the operations of the benefits consulting business of Bacon & Woodrow, we face greater integration risks with this transaction than we have with prior acquisitions. Our inability to successfully integrate the operations of Bacon & Woodrow would adversely affect our revenues and profitability. We refer you to "Reorganization and Other Transactions--Bacon & Woodrow Acquisition".


    We may pursue additional acquisitions in the future, which may subject us to a number of risks, including;

    . diversion of management attention;

    . amortization of intangible assets, adversely affecting our reported results of operations;

    . inability to retain the management, key personnel and other employees of the acquired business;

    . inability to establish uniform standards, controls, procedures and policies;

    . inability to retain the acquired company's clients;

    . exposure to legal claims for activities of the acquired business prior to acquisition; and

    . inability to effectively integrate the acquired company and its employees into our organization.

    We may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms acceptable or favorable to us. We may not succeed at integrating or managing acquired businesses or in managing the larger company that results from these acquisitions. Client dissatisfaction or performance problems, whether as a result of integration or management difficulties or otherwise, could have an adverse impact on our reputation. In addition, any acquired business could significantly underperform relative to our expectations.

We have only a limited ability to protect the intellectual property rights that are important to our success, and we face the risk that our services or products may infringe upon the intellectual property rights of others.

    Our future success depends, in part, upon our ability to protect our proprietary methodologies and other intellectual property. Existing laws of some countries in which we provide or intend to provide services or products may offer only limited protection of our intellectual property rights. We rely upon a combination of trade secrets, confidentiality policies, non-disclosure and other contractual arrangements and copyright and trademark laws to protect our intellectual property rights. The steps we take in this regard may not be adequate to prevent or deter infringement or other misappropriation of our intellectual property, and we may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights. Protecting our intellectual property rights may also consume significant management time and resources.

    We cannot be sure that our services and products, or the products of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us or against our clients. These claims may harm our reputation, result in financial liabilities and prevent us from offering some services or products. We have generally agreed in our outsourcing contracts to indemnify our clients for any expenses or liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements. We may not be able to enter into these royalty or licensing arrangements on acceptable terms. Any limitation on our ability to provide a service or product could cause us to lose revenue-generating opportunities and require us to incur additional expenses to develop new or modified solutions for future projects.

We rely on our computing and communications infrastructure and the integrity of these systems, and our revenue growth depends, in part, on our ability to use the Internet as a means of delivering human resources services.

    We rely on the Internet as a key mechanism for delivering our services to our clients and achieving efficiencies in our service model. Our target clients may not be receptive to human resources services delivered over the Internet due to concerns regarding transaction security, user privacy, the reliability and quality of Internet service and other reasons. Our target clients' concerns may be heightened by the fact we use the Internet to transmit extremely confidential information about our clients and their employees, such as compensation, medical information and social security numbers. In addition, the Internet has experienced, and is expected to continue to experience, significant growth in the number of users and volume of traffic. As a result, its performance and reliability may decline. In order to maintain the level of security, service and reliability that our clients require, we may be required to make significant investments in our online means of delivering human resources services. In addition, websites and proprietary online services have experienced service interruptions and other delays occurring throughout their infrastructure. If these outages or delays occur frequently in the future, Internet usage as a medium of exchange of information could grow more slowly or decline and the Internet might not adequately support our web-based tools. The adoption of additional laws or regulations with respect to the Internet may impede the efficiency of the Internet as a medium of exchange of information and decrease the demand for our services. If we cannot use the Internet effectively to deliver our services, our revenue growth and results of operation may be impaired.

Risks That Relate to Our Financial Results, Our Independent Public Accountants and
Our Lack of Experience in Managing a Public Company


We will record a substantial loss and distribute accumulated earnings to our owners in the quarter ending June 30, 2002.



    We will record a substantial loss in the quarter ending June 30, 2002 due to our transition to a corporate structure and our initial public offering. During that quarter, we will record the following one-time charges: an estimated net income tax expense of $28 million, arising from a mandatory change in tax accounting method and the establishment of deferred tax assets and liabilities, an estimated

$18 million compensation expense as a result of the allocation of stock to certain of our owners being disproportionate to their capital accounts and an estimated $9 million owner vacation liability accrual. We will also record an estimated $1.4 million non-cash compensation charge in the quarter ending June 30, 2002 related to the vesting of restricted stock that we intend to grant to our non-owner employees immediately following the offering. Also in that quarter, Hewitt Associates LLC made a distribution to Hewitt Holdings of $152.5 million of accounts receivable and $55 million of cash to fund a distribution to our owners of accumulated earnings.


Our profitability will suffer if we are not able to maintain our prices and control our costs, including staffing costs.

    Our profit margin, and therefore our profitability, is largely a function of the rates we are able to charge for our services and the staffing costs for our personnel. Accordingly, if we are not able to maintain the rates we charge for our services or appropriate staffing levels for our personnel, we will not be able to sustain our profit margin and our profitability will suffer. The prices we are able to charge for our services are affected by a number of factors, including our clients' perception of our ability to add value through our services, competitive factors and general economic conditions.

    Our profitability is also a function of our ability to control our costs and improve our efficiency. As we increase the number of our professionals and execute our strategy for growth, we may not be able to manage a significantly larger and more diverse workforce, control our costs or improve our efficiency.

Our quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in volatility of our stock price.

    Our quarterly revenues, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter. This may lead to volatility in our stock price. The factors that are likely to cause these variations are:

    . the rate at which new outsourcing relationships are obtained since our outsourcing relationships often require substantial implementation costs that are recovered over the term of the relationship;

    . seasonality of certain services, including annual benefit enrollment processes;

    . timing of consulting projects and their termination; and

    . the introduction of new products or services by us or our competitors.

The historical and pro forma combined financial information in this prospectus may not permit you to predict our costs of operations.

    The historical financial information in this prospectus does not reflect the added costs we expect to incur as a public company, or the changes that have occurred in our capital structure and operations. Because we operated through a limited liability company prior to our transition to a corporate structure, our owners were compensated through distributions of income rather than through salaries, benefits and performance-based bonuses, and we did not incur firm-level income tax. In preparing our pro forma combined financial information, we deducted and charged to earnings estimated income taxes based on an estimated tax rate, which may be different from our actual tax rate in the future, and estimated salaries, payroll taxes and benefits for our owners who will become our employees upon consummation of the offering. The estimates we used in our pro forma combined financial information may not reflect our actual experience as a public corporation.

    Our pro forma combined financial information also includes financial information with respect to our pending acquisition of the benefits consulting business of Bacon & Woodrow, which has also not operated in a corporate form. Pro forma results of operations for the combined entity may not be indicative of future performance. For more information on our historical combined financial statements and pro forma combined financial information, we refer you to "Pro Forma Combined Financial Information" and our historical combined financial statements and related notes and the historical financial statements of the benefits consulting business of Bacon & Woodrow and related notes included elsewhere in this prospectus.


The indictment of Arthur Andersen LLP may adversely affect Arthur Andersen's ability to satisfy any claims arising from its provision of auditing and other services to us and could have a material adverse effect on us.

    Arthur Andersen LLP, the independent public accountants that audited our financial statements included in this prospectus for the years ended September 30, 1999 and September 30, 2000, has informed us that on March 14, 2002 an indictment was unsealed charging it with federal obstruction of justice arising from the government's investigation of Enron Corp. It is possible that events arising out of the indictment may adversely affect the ability of Arthur Andersen to satisfy any claims arising from its provision of auditing and other services to us, including claims that may arise out of Arthur Andersen's audit of our financial statements. The SEC has said that it will continue accepting financial statements audited or reviewed by Arthur Andersen so long as Arthur Andersen is able to make certain representations to us.


    Should we seek to access the public capital markets after we complete the offering, the SEC's current rules require the inclusion, or incorporation by reference, of three years of audited financial statements in any prospectus. These rules would require us to present audited financial statements for one or more fiscal years audited by Arthur Andersen and obtain their consent and representations until our audited financial statements for the fiscal year ending September 30, 2003 become available in the first quarter of our fiscal year 2004. If the SEC ceases accepting financial statements audited by Arthur Andersen or if Arthur Andersen becomes unable to make the representations to us required by the SEC, it is possible that our financial statements for the years ended September 30, 1999 and September 30, 2000 audited by Arthur Andersen might not satisfy the SEC's requirements. In addition, Arthur Andersen may be unable to provide a consent to us for inclusion of such financial statements in any prospectus. In either case, we would not be able to access the public capital markets unless another independent accounting firm is able to audit the financial statements originally audited by Arthur Andersen. Any delay or inability to access the public capital markets caused by these circumstances could have a material adverse effect on us.


The lack of public company experience of our management could impair our ability to comply with legal and regulatory requirements.

    Our management team has historically operated our business as a privately-owned limited liability company. The individuals who now constitute our senior management have never had responsibility for managing a publicly-traded company. Such responsibilities will include complying with federal securities laws and making required disclosures on a timely basis. There can be no assurance that our management will be able to effectively and timely implement programs and policies that adequately respond to such increased legal, regulatory compliance and reporting requirements.

Risks That Relate to Your Ownership of Our Class A Common Stock

We will continue to be controlled by our employees, including our owners, and their interests may differ from those of our other stockholders.


    Upon completion of the offering, Hewitt Holdings will own, for the benefit
of our owners,        shares of class B common stock, representing
approximately 72% of the voting interest in Hewitt (based on our issued and outstanding stock, including the restricted stock that we intend to grant immediately following the consummation of the offering and the shares issuable in connection with the acquisition of the benefits consulting business of Bacon & Woodrow but excluding the shares issuable upon exercise of the underwriters' over-allotment option and the shares reserved for issuance under our incentive compensation plan). In addition, we intend to grant options to purchase 2,733,900 shares of our class A common stock to our owners, options to purchase 972,300 shares of our class A common stock to our non-owner employees and options to purchase 359,953 shares of our class A common stock to the former partners of Bacon & Woodrow immediately following the offering. Pursuant to the terms of our certificate of incorporation, the class B common stock and class C common stock will be voted together in accordance with a majority of the votes cast by the holders of such stock, voting together as a group. As long as the class B common stock and class C common stock represent a majority of the common stock outstanding, the holders of a majority of such shares can control us although such holders own less than a majority of our total outstanding stock. As long as our owners continue to own or control, either directly or through Hewitt Holdings, a significant block of shares, our owners will control us. This will enable our owners, without the consent of the public stockholders to:


    . elect the board of directors and remove directors;

    . control our management and policies; and

    . determine the outcome of most corporate transactions or other matters submitted to the stockholders for approval, including mergers, consolidations or the sale of substantially all of our assets.


    In addition, our owners, together with our employees and the former partners and employees of Bacon & Woodrow, will own an aggregate of 87,177,500 shares of common stock, or approximately 89% of the voting interest in Hewitt, which amount includes the restricted stock that we intend to grant immediately following the consummation of the offering and excludes the shares issuable upon exercise of the underwriters' over-allotment option and the shares reserved for issuance under our incentive compensation plan. Our employees may act in their own interest as employees, which may conflict with or not be the same as the interests of stockholders who are not employees.


Our stock price may decline due to the large number of shares of common stock eligible for future sale.

    Sales of substantial amounts of our class A common stock, class B common stock or class C common stock, or the potential for sales, may adversely affect the price of our class A common stock and impede our ability to raise capital through the issuance of equity securities in the future. The number of shares of class A common stock available for sale in the public market at any time is limited by United States federal securities laws and by contractual restrictions on transfer.


    Upon consummation of the offering, there will be 98,327,500 shares of common stock outstanding, or 100,000,000 shares of common stock if the underwriters exercise their over-allotment option in full. Of these shares of common stock, 11,150,000 shares of class A common stock sold in the offering, or 12,822,500 shares of class A common stock if the underwriters exercise their over-allotment option in full, will be freely transferable without restriction or further registration under the Securities Act of 1933. The remaining 87,177,500 shares of common stock generally will be available for future sale upon the expiration or waiver of transfer restrictions or, in the case of restricted stock, upon its vesting. In addition, immediately following the offering, we intend to grant options to purchase 4,066,153 shares of class A common stock which will vest 25% per year beginning one year after the consummation of the offering. The underlying 4,066,153 shares of class A common stock will be freely transferable without further restriction once the options have vested and are exercised.

    At the time of the offering, Hewitt Holdings will own all of the shares of our class B common stock, and upon exchange of the series A preferred stock for common stock, additional shares of class B common stock and class C common stock will be issued to the former partners of Bacon & Woodrow and shares of class A common stock will be issued to non-partner employees of Bacon & Woodrow. The limited liability company operating agreement of Hewitt Holdings and the transfer restriction agreement between the Company and Hewitt Holdings contain certain restrictions on sales of shares of class B common stock by our owners. The recipients of common stock pursuant to the Bacon & Woodrow acquisition have agreed to similar stock sale restrictions. Once these shares become freely transferable, our owners and the former partners of Bacon & Woodrow may sell all or a portion of their shares of class B common stock and class C common stock in their sole discretion.


    In addition, pursuant to a registration rights agreement, Hewitt Holdings has the right to request that we register for an underwritten public sale, beginning 12 months after the offering, up to 12% of the shares held by or on behalf of our owners, the former partners of Bacon & Woodrow, our key employees and the key employees of Bacon & Woodrow. Hewitt Holdings also has the right to request that we register for two additional underwritten public sales a like number of shares prior to the third anniversary of the offering and not earlier than six months following a prior public sale. We refer you to "Certain Relationships and Related Transactions--Restrictions on Common Stock--Registered Secondary Sales".


    We refer you to "Shares Eligible for Future Sale" for a discussion of our class A common stock, our class B common stock and our class C common stock that may be sold in the public market in the future.

There has been no prior market for our class A common stock, and it may trade at prices below the initial public offering price.

    The price of our class A common stock after the offering may fluctuate widely, depending upon many factors, including our perceived prospects and those of the outsourcing and consulting industries in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general economic or market conditions and broad market fluctuations. Prior to the offering, you could not buy or sell our class A common stock publicly. An active market for our class A common stock may not develop or be sustained after the offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to, and may be higher than, the price at which our class A common stock will trade upon completion of the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters based on factors that may not be indicative of future performance.

You will experience immediate and substantial dilution in the book value of your shares of class A common stock.


    The initial public offering price of our class A common stock is substantially higher than the pro forma as adjusted net tangible book value per share of our class A common stock. Pro forma as adjusted net tangible book value represents the amount of our pro forma as adjusted total tangible assets, less our pro forma as adjusted total liabilities. As a result, you will incur immediate dilution of $18.50 per share. For more information, we refer you to "Dilution".


We may need additional capital in the future, which may not be available to us. The raising of additional capital may dilute your ownership in us.

    We may need to raise additional funds through public or private debt or equity financings in order to meet various objectives, such as:

..  takingadvantage of growth opportunities, including more rapid expansion;

..  acquiringcomplementary businesses or technologies;

..  developingnew services and products; or

..  respondingto competitive pressures.

    Any additional capital raised through the sale of equity may dilute your ownership percentage in us. Furthermore, any additional debt or equity financing we may need may not be available on terms favorable to us, or at all.

There are significant limitations on the ability of any person or company to buy our company without the approval of our board of directors, which may decrease the price of our class A common stock.

    Our certificate of incorporation and by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors including the following:

.. ourboard of directors is classified into three classes, each of which, after an initial transition period, will serve for staggered three-year terms;

.. allthe shares of class B common stock and class C common stock will be voted together in accordance with a majority of the votes cast by the holders of class B common stock and class C common stock, voting together as a group;

  . adirector may be removed by our stockholders only for cause and then only by the affirmative vote of two-thirds of the outstanding voting power of stock entitled to vote generally in the election of directors;

.. onlyour board of directors or the chairman of our board of directors may call special meetings of our stockholders;

.. ourstockholders may take action only at a meeting of our stockholders and not by written consent;

.. ourstockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders;

.. ourboard may consider the impact of any proposed change of control transaction on constituencies other than our stockholders in determining what is in the best interest of our company;

..  businesscombinations involving one or more persons that own or intend to own at least 15% of our voting stock must be approved by the affirmative vote of at least 75% of our voting stock, unless the consideration paid in the business combination is generally the highest price paid by these persons to acquire our voting stock or a majority of our directors unaffiliated with these persons who were directors prior to the time these persons acquired their shares approve the transaction; and
.. ourstockholders may amend or repeal the provisions of our certificate of incorporation and our by-laws regarding change of control transactions and business combinations only by a vote of holders of two-thirds of the outstanding common stock at that time.

    For more information about these provisions, we refer you to "Description of Capital Stock".

Section 203 of the Delaware General Corporation Law may delay, defer or prevent a change in control that our stockholders might consider to be in their best interest.

    We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits certain "business combinations" between a Delaware corporation and an "interested stockholder" (generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation's voting stock) for a three-year period following the date that such stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that our stockholders might consider to be in their best interest. We refer you to "Description of Capital Stock--Delaware Law and Charter and By-Law Provisions; Anti-Takeover Effects".

                          FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our company and our industry, our beliefs and our assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates", and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS


    The net proceeds to be received by us from the sale of the shares of class A common stock in the offering (after deducting underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $196 million.


    We intend to use the net proceeds from the offering as follows:


    . approximately $50 million to repay indebtedness under our unsecured line of credit which will be incurred after March 31, 2002, in part to repay $24 million of liabilities assumed in connection with the acquisition of the benefits consulting business of Bacon & Woodrow;



    . approximately $6 million for tax liabilities incurred in connection with a mandatory change in tax accounting method due to our transition to a corporate structure; and




    . the balance for working capital and general corporate purposes.


    Indebtedness under our unsecured line of credit has a maturity of August 30, 2002 and bears interest at LIBOR plus 42 to 75 basis points or at the prime rate at our option.


    Our management will have significant flexibility in applying the net proceeds of the offering. Pending specific application of the net proceeds, we plan to invest the remaining net proceeds in short-term, investment grade, marketable securities.

                                DIVIDEND POLICY

    We do not anticipate paying cash dividends on our common stock in the foreseeable future, but intend to retain future earnings, if any, for reinvestment in the future operation and expansion of our business and related development activities. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant, as well as the terms of any financing arrangements.

                                CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2002:

    . on an historical basis;


    . on a pro forma basis to give effect to the pro forma adjustments related to our transition to a corporate structure and our acquisition of the benefits consulting business of Bacon & Woodrow described under "Pro Forma Combined Financial Information"; and



    . on a pro forma as adjusted basis to give additional effect to the sale and application of proceeds of 11,150,000 shares of class A common stock in the offering at the initial public offering price of $19.50 per share, after deduction of the underwriting discounts and estimated expenses payable by us.


    This table should be read in conjunction with our historical combined financial statements and related notes thereto, "Pro Forma Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                                                         As of March 31, 2002
                                                                     ----------------------------
                                                                                 Pro    Pro Forma
                                                                     Historical Forma  as Adjusted
                                                                     ---------- -----  -----------
                                                                      (in millions, except share
                                                                          and per share data)

Cash and cash equivalents...........................................   $  56    $   2     $ 142
                                                                       =====    =====     =====
Current portion of long-term debt...................................   $  19    $  87     $  37
Debt, less current portion..........................................     163      163       163
Mandatorily redeemable series A preferred stock.....................      --      204       204
Total owners' capital...............................................     235       --        --
Stockholders' equity:
   Preferred stock, par value $.01 per share:
     10,000,000 shares authorized; 0 shares issued and outstanding;.
       0 shares issued and outstanding pro forma and pro forma as
       adjusted.....................................................      --       --        --
   Class A common stock, par value $.01 per share:
     750,000,000 shares authorized; 0 shares issued and
       outstanding; 1,048,205 shares issued and outstanding pro
       forma; 12,198,205 shares issued and outstanding pro forma
       as adjusted..................................................      --        0         0
   Class B common stock, par value $.01 per share:
     250,000,000 shares authorized; 0 shares issued and
       outstanding; 74,053,066 shares issued and outstanding pro
       forma and pro forma as adjusted..............................      --        1         1
   Class C common stock, par value $.01 per share:
     50,000,000 shares authorized; 0 shares issued and outstanding;
       6,200,300 shares issued and outstanding pro forma and pro
       forma as adjusted............................................      --        0         0
   Additional paid-in capital.......................................      --       44       355
   Deficit..........................................................      --      (55)      (55)
   Unearned compensation............................................      --       --      (115)
                                                                       -----    -----     -----

       Total stockholders' equity (deficit).........................      --      (10)      186
                                                                       -----    -----     -----

          Total capitalization......................................   $ 417    $ 444     $ 590
                                                                       =====    =====     =====

                                   DILUTION


    As of March 31, 2002, our pro forma net tangible book value (deficit) was approximately $(104 million), or approximately $(1.28) per share. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less our pro forma total liabilities, divided by the total number of shares of common stock outstanding on a pro forma basis.


    The total number of shares of common stock outstanding on a pro forma basis includes:


    . 70,819,520 shares of class B common stock held by Hewitt Holdings; and



    . 10,482,051 shares comprised of 1,048,205 shares of class A common stock reserved for issuance to the non-partner employees of Bacon & Woodrow, and 3,233,546 shares of class B common stock and 6,200,300 shares of class C common stock reserved for issuance to the former partners of Bacon & Woodrow, in each case, in exchange for the series A preferred stock issued in connection with the acquisition. For these purposes, we have assumed an exchange price for the series A preferred stock equal to $19.50. The actual number of shares of common stock may be higher or lower than the number of shares reserved for issuance.





    After giving effect to the offering based on an initial public offering price of $19.50 per share, less estimated offering expenses, the pro forma as adjusted net tangible book value of our class A common stock as of March 31, 2002 would have been approximately $92 million, or approximately $1.00 per share. This amount represents an immediate increase in net tangible book value of $2.28 per share to the existing stockholders and an immediate dilution in net tangible book value of approximately $206 million or $18.50 per share to purchasers of class A common stock in the offering. Dilution is determined by subtracting pro forma as adjusted net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates this dilution:



Initial public offering price per share.................................         $19.50
Pro forma net tangible book value per share at March 31, 2002........... $(1.28)
Increase in net tangible book value per share attributable to new
  investors (1).........................................................   2.28
                                                                         ------
Pro forma net tangible book value per share as adjusted for the offering           1.00
                                                                                 ------
Dilution in net tangible book value per share to new investors (2)......         $18.50
                                                                                 ======

---------------------

(1)After deducting the underwriting discounts and estimated expenses payable by us in the offering.
(2)Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the initial public offering price per share paid by a new investor.


    The following table sets forth, as of March 31, 2002, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors who purchase shares of class A common stock in the offering, before deducting estimated underwriting discounts and commissions and offering expenses and the number of shares reserved for issuance to Bacon & Woodrow former partners and employees in exchange for their series A preferred stock issued in connection with the acquisition:



                                  Shares Purchased  Total Consideration
                                 -----------------  -------------------  Average Price
                                   Number   Percent    Amount    Percent   Per Share
                                 ---------- ------- ------------ ------- -------------
Owners of Hewitt Holdings....... 70,819,520   76.6% $ 27,601,000    6.1%    $ 0.39
Former Partners and Employees of
  Bacon & Woodrow............... 10,482,051   11.3   204,400,000   45.5      19.50
New investors................... 11,150,000   12.1   217,425,000   48.4      19.50
                                 ----------  -----   -----------  -----
Total........................... 92,451,571  100.0% $449,426,000  100.0%    $ 4.86
                                 ==========  =====  ============  =====

                     REORGANIZATION AND OTHER TRANSACTIONS

Transition to a Corporate Structure


    Our transition to a corporate structure, which we completed on May 31, 2002, was accomplished through the following transactions:


   . Hewitt Associates, Inc., a Delaware corporation, was formed as a subsidiary of Hewitt Holdings LLC.


   . Hewitt Associates LLC distributed $152.5 million of accounts receivable and $55 million of cash to Hewitt Holdings LLC to fund a distribution to our owners of accumulated earnings.


   . Hewitt Holdings LLC transferred all of the ownership interests in Hewitt Associates LLC to Hewitt Associates, Inc., thereby making Hewitt Associates LLC a wholly-owned subsidiary of Hewitt Associates, Inc., and our owners (with the exception of our retired members) became our employees.


   . Hewitt Holdings LLC received an aggregate of 70,819,520 shares of our class B common stock, all of which will be held by Hewitt Holdings LLC until such shares are distributed to our owners.

   . Each of our owners retained an interest in Hewitt Holdings LLC (and an undivided, indirect interest in the shares of our class B common stock held by Hewitt Holdings LLC).

Bacon & Woodrow Acquisition


    We have entered into a definitive agreement to acquire the benefits consulting business of Bacon & Woodrow, a leading retirement and financial management consulting firm in the United Kingdom. The transaction is expected to close in June 2002. Pursuant to the agreement, the former partners and employees of Bacon & Woodrow will receive an aggregate of 1.4 million shares of our series A preferred stock, which may be exchanged for shares of our common stock valued at (Pounds)140 million ($204 million), and we will assume approximately (Pounds)16.5 million ($24 million) of liabilities in excess of assets of the benefits consulting business of Bacon & Woodrow.



    Bacon & Woodrow operated as a general partnership engaged in both the insurance consulting business and the benefits consulting business until the decision was made by the partners of Bacon & Woodrow to seek two different strategic routes for its operations. Accordingly, the insurance consulting business was transferred to an unrelated third party in 2001. In connection with our acquisition of the benefits consulting business, Bacon & Woodrow will transfer all of its remaining assets and certain liabilities to a newly formed company called Hewitt Bacon & Woodrow. We will acquire all the outstanding shares of Hewitt Bacon & Woodrow at the closing of the transaction in exchange for our series A preferred stock.



    Commencing five trading days following the 25th day after the consummation of the offering, the former partners and employees of Bacon & Woodrow will be entitled to put their shares of series A preferred stock, and commencing 60 days after consummation of the offering we will have the right to call their shares of series A preferred stock, in exchange for shares of our common stock based on the average closing price per share for our class A common stock on the New York Stock Exchange for the five trading days following the 25th day after the consummation of the offering. The actual applicable exchange rate from U.S. Dollars to British Pounds Sterling will be based on the average exchange rate for the same five trading day period. We have reserved 1,048,205 shares of class A common stock for issuance to non-partner employees of Bacon & Woodrow, and 3,233,546 shares of class B common stock and 6,200,300 shares of class C common stock for issuance to former partners of Bacon & Woodrow, in each case, in exchange for their shares of series A preferred stock. The number of shares reserved for issuance is based on an estimated exchange price for the series A preferred stock equal to the price per share of the class A common stock in the offering and an assumed U.S. Dollars to British Pound Sterling exchange rate. We refer you to "Certain Relationships and Related Transactions--Restrictions on Common Stock--Bacon & Woodrow Transfer Restrictions" and "Description of Capital Stock".

              INDEPENDENT ACCOUNTANT'S REPORT--ERNST & YOUNG LLP





To


Hewitt Associates, Inc. and


Goldman, Sachs & Co., on behalf of


  the Representatives of the Several Underwriters:



    We have reviewed the pro forma adjustments reflecting the transactions described in the Pro Forma Combined Financial Information (Unaudited) and the application of those adjustments to the historical amounts in the accompanying pro forma combined balance sheet of Hewitt Associates LLC and Affiliates ("Hewitt") as of March 31, 2002, and the pro forma combined income statement for the six months ended March 31, 2002 and for the year ended September 30, 2001. The historical combined financial statements as of March 31, 2002 and for the six months then ended are derived from the historical unaudited combined financial statements of Hewitt, which were reviewed by us, and the historical unaudited financial statements of the benefits consulting business of Bacon & Woodrow, which were reviewed by Smith & Williamson, in each case included in the registration statement of which this prospectus is a part, as amended to date. The historical combined income statement for the year ended September 30, 2001 is derived from the historical combined financial statements of Hewitt, which were audited by us, and the historical financial statements of the benefits consulting business of Bacon & Woodrow, which were audited by Smith & Williamson, in each case included in the registration statement of which this prospectus is a part, as amended to date. Such pro forma adjustments are based on management's assumptions as described in Notes (a) through (t) to the Pro Forma Combined Financial Information (Unaudited). Our review of the Pro Forma Combined Financial Information (Unaudited) was made in accordance with standards established by the American Institute of Certified Public Accountants.



    A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to the historical financial information. Accordingly, we do not express such an opinion.



    The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the transactions occurred at an earlier date. However, the pro forma combined financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.



    Based on our review, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the significant effects directly attributable to the above mentioned transactions described in the Pro Forma Combined Financial Information (Unaudited), or that the related pro forma adjustments do not reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma combined balance sheet information as of March 31, 2002, and pro forma combined income statement for the six months ended March 31, 2002 and for the year ended September 30, 2001.



/s/  Ernst & Young LLP



Chicago, Illinois


June 4, 2002

              INDEPENDENT ACCOUNTANT'S REPORT--SMITH & WILLIAMSON






To


Hewitt Associates, Inc.,




Goldman, Sachs & Co., on behalf of


  the Representatives of the Several Underwriters and


The Partners of Bacon & Woodrow:







    We have reviewed the pro forma adjustments reflecting the acquisition of the benefits consulting business of Bacon & Woodrow by Hewitt Associates LLC (the "Acquisition") as described in Notes (g) through (n) in the Pro Forma Combined Financial Information (Unaudited) (the "Information") and the application of those adjustments to the historical amounts in the accompanying pro forma combined balance sheet of Hewitt Associates, Inc. as of March 31, 2002 and the pro forma combined financial statements for the six months ended March 31, 2002 and for the year ended September 30, 2001. These historical financial statements as of March 31, 2002 and for the six months then ended are derived from the historical unaudited consolidated financial statements of the benefits consulting business of Bacon & Woodrow, which were reviewed by us and, we understand, the historical unaudited combined financial statements of Hewitt Associates LLC and Affiliates, which we understand were reviewed by Ernst & Young LLP, in each case included the registration statement of which this prospectus is a part, as amended to date. The historical balance sheets as of September 30, 2001 and the income statements for the year then ended included in the Information are derived from the historical consolidated financial statements of the benefits consulting business of Bacon & Woodrow, which were audited by us, and the historical financial statements of Hewitt Associates LLC and Affiliates, which we understand were audited by Ernst & Young LLP, in each case included in the registration statement of which this prospectus is a part, as amended to date.



    Such pro forma adjustments are based on management's assumptions as described in Notes (g) through (n) to the Pro Forma Combined Financial Information (Unaudited). Our review of these adjustments was conducted in accordance with the standards established by the American Institute of Certified Public Accountants.



    A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the pro forma adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion.



    The objective of this pro forma financial information is to show what the significant effects on the historical information might have been had the transactions occurred at an earlier date. However, the pro forma combined financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the transaction actually occurred earlier.



    Based on our review, nothing came to our attention that caused us to believe that management's assumptions did not provide a reasonable basis for presenting the significant effects directly attributable to the Acquisition described in the Information or that the related pro forma adjustments do not give appropriate effect to those assumptions.



Yours faithfully



/s/  Smith & Williamson



London, England


June 4, 2002

                   PRO FORMA COMBINED FINANCIAL INFORMATION

    The following "Pro Forma Combined Financial Information" is based on the historical combined financial statements included elsewhere in this prospectus.


    The pro forma combined income statements and balance sheet give effect to the following as if they occurred or began on October 1, 2000 in the case of the pro forma combined income statements and on March 31, 2002 in the case of the pro forma combined balance sheet:


    . the transactions related to our transition to a corporate structure described under "Reorganization and Other Transactions--Transition to a Corporate Structure";

    . compensation to owners who became our employees upon completion of our transition to a corporate structure;

    . provision for corporate income taxes; and


    . the acquisition of the benefits consulting business of Bacon & Woodrow.
      We refer you to "Reorganization and Other Transactions--Bacon & Woodrow Acquisition".



    The pro forma as adjusted combined income statements and balance sheet also give effect to the offering as if it occurred on October 1, 2000 in the case of the pro forma combined income statements and on March 31, 2002 in the case of the pro forma combined balance sheet.



    The pro forma and pro forma as adjusted combined income statements do not give effect to the following one-time events directly attributable to our transition to a corporate structure and our acquisition of the benefits consulting business of Bacon & Woodrow, because of their non-recurring nature:



    . estimated non-recurring, non-cash compensation expense arising from the requirement to recognize the extent to which the allocation of stock to certain owners is greater than their proportional share of capital accounts, without offset for the extent to which certain owners' stock allocation is less than their proportional share of capital accounts. This expense is estimated to be approximately $18 million. The actual amount of the charge, however, will be determined as of the offering date and will be based on the offering price;



    . estimated non-recurring net income tax expense of approximately $28 million arising from our transition to a corporate structure which results from a $6 million tax liability arising from a mandatory change in our tax accounting method and a $22 million net liability arising from the establishment of deferred tax assets and liabilities relating to our transition to a corporate structure in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes; and


    . estimated non-recurring expenses of $9 million arising from the establishment of owner and partner vacation liabilities.

These adjustments are reflected on the pro forma and pro forma as adjusted combined balance sheet.


    The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The "Pro Forma Combined Financial Information" and accompanying notes should be read in conjunction with our combined financial statements and accompanying notes and the consolidated financial statements and accompanying notes of the benefits consulting business of Bacon & Woodrow, included elsewhere in this prospectus.


    The "Pro Forma Combined Financial Information" is not necessarily indicative of the results of operations or financial position that might have occurred had the pro forma adjustments actually taken place as of the dates specified, or that may be expected to occur in the future.

                     PRO FORMA COMBINED INCOME STATEMENTS
                                  (Unaudited)
                (in millions, except share and per share data)


                                                                         Six Months Ended March 31, 2002
                                                ---------------------------------------------------------------------------------
                                                                                                                       Pro
                                                                  Bacon &                           Adjustments       Forma
                                                    Hewitt        Woodrow      Pro Forma              for the           as
                                                Historical (1) Historical (1) Adjustments Pro Forma   Offering       Adjusted
                                                -------------- -------------- ----------- --------- ------------ ----------------
Revenues:
   Revenues before reimbursements (net
    revenues)..................................    $   813        $    67     $   --       $   880  $    --      $       880
   Reimbursements..............................         13              2         --            15       --               15
                                                   -------        -------     ------       -------  -------      -----------
      Total revenues...........................        826             69         --           895       --              895
Operating expenses:
   Compensation and related expenses...........        441             37         81  (a)      567       --              567
                                                                                   9  (g)
                                                                                  (1) (h)
   Reimbursable expenses.......................         13              2         --            15       --               15
   Other operating expenses....................        175              9          2  (i)      186       --              186
   Selling, general & administrative expenses..         35              7         (1) (j)       41       --               41
   Initial public offering restricted stock
    awards.....................................         --             --         --            --        9  (o)           9
                                                   -------        -------     ------       -------  -------      -----------
      Total operating expenses.................        664             55         90           809        9              818
                                                   -------        -------     ------       -------  -------      -----------
Operating income (loss)........................        162             14        (90)           86       (9)              77
   Other expenses, net.........................         (9)            --         (1) (k)      (10)      --              (10)
                                                   -------        -------     ------       -------  -------      -----------
Income (loss) before taxes and owner
 distributions.................................        153             14        (91)           76       (9)              67
   Provision for income taxes..................         --             --         32  (b)       34       (4) (p)          30
                                                                                   2  (l)
                                                   -------        -------     ------       -------  -------      -----------
Income before owner distributions..............    $   153        $    14
                                                   =======        =======
Pro forma net income (loss)....................                               $ (125)      $    42  $    (5)     $        37
                                                                              ======       =======  =======      ===========
Earnings per share:
   --basic.....................................                                                                  $      0.39
   --diluted...................................                                                                  $      0.39
Weighted shares outstanding:
   --basic.....................................                                                                   95,533,053  (q)
   --diluted...................................                                                                   95,765,924  (q)

---------------------

(1)Prior to our transition to a corporate structure, Hewitt operated as a limited liability company, and prior to the sale of its benefits consulting business to us, Bacon & Woodrow operated as a general partnership. In such forms, our owners and the former partners of Bacon & Woodrow were compensated through distributions of income and neither Hewitt nor Bacon & Woodrow incurred firm-level income tax. Accordingly, historical results for Hewitt and the benefits consulting business of Bacon & Woodrow do not include (i) compensation for services rendered by our owners or the former partners of Bacon & Woodrow or (ii) firm-level income tax expense. As a result, income before owner distributions is not comparable to net income
   (loss) of a corporation.



    The accompanying notes are an integral part of the "Pro Forma Combined
                            Financial Information."

               PRO FORMA COMBINED INCOME STATEMENTS (Unaudited)
                (in millions, except share and per share data)


                                                                         Year Ended September 30, 2001
                                              --------------------------------------------------------------------------------
                                                                                                                        Pro
                                                                   Bacon &                           Adjustments       Forma
                                                   Hewitt          Woodrow      Pro Forma              for the           as
                                              Historical (1)(2) Historical (1) Adjustments Pro Forma   Offering       Adjusted
                                              ----------------- -------------- ----------- --------- ------------ ------------
Revenues:
   Revenues before reimbursements (net
    revenues)................................      $ 1,476         $   123     $   --       $ 1,599  $    --      $     1,599
   Reimbursements............................           26               2         --            28       --               28
                                                   -------         -------     ------       -------  -------      -----------
      Total revenues.........................        1,502             125         --         1,627       --            1,627
Operating expenses:
   Compensation and related expenses.........          838              66        150  (a)    1,071       --            1,071
                                                                                   18  (g)
                                                                                   (1) (h)
   Reimbursable expenses.....................           26               2         --            28       --               28
   Other operating expenses..................          338              14          3  (i)      355       --              355
   Selling, general & administrative
    expenses.................................           88              15         --           103       --              103
   Non-recurring software charge (3).........           26              --         --            26       --               26
   Initial public offering restricted stock
    awards...................................           --              --         --            --       60  (o)          60
                                                   -------         -------     ------       -------  -------      -----------
      Total operating expenses...............        1,316              97        170         1,583       60            1,643
                                                   -------         -------     ------       -------  -------      -----------
Operating income (loss)......................          186              28       (170)           44      (60)             (16)
   Other expenses, net.......................           (3)              1         (2) (k)       (4)      --               (4)
                                                   -------         -------     ------       -------  -------      -----------
Income (loss) before taxes and owner
 distributions...............................          183              29       (172)           40      (60)             (20)
   Provision for income taxes................           --              --         17  (b)       20      (24) (p)          (4)
                                                                                    3  (l)
                                                   -------         -------     ------       -------  -------      -----------
Income before owner distributions............      $   183         $    29
                                                   =======         =======
Pro forma net income (loss)..................                                   $(192)      $    20  $   (36)     $       (16)
                                                                               ======       =======  =======      ===========
Loss per share:
   --basic...................................                                                                     $     (0.17)
   --diluted.................................                                                                     $     (0.17)
Weighted shares outstanding:
   --basic...................................                                                                      92,653,067
   --diluted.................................                                                                      92,653,067









Revenues:
   Revenues before reimbursements (net
    revenues)................................
   Reimbursements............................

      Total revenues.........................
Operating expenses:
   Compensation and related expenses.........


   Reimbursable expenses.....................
   Other operating expenses..................
   Selling, general & administrative
    expenses.................................
   Non-recurring software charge (3).........
   Initial public offering restricted stock
    awards...................................

      Total operating expenses...............

Operating income (loss)......................
   Other expenses, net.......................

Income (loss) before taxes and owner
 distributions...............................
   Provision for income taxes................


Income before owner distributions............

Pro forma net income (loss)..................

Loss per share:
   --basic...................................
   --diluted.................................
Weighted shares outstanding:
   --basic................................... (q)
   --diluted................................. (q)

---------------------

(1)Prior to our transition to a corporate structure, Hewitt operated as a limited liability company, and prior to the sale of its benefits consulting business to us, Bacon & Woodrow operated as a general partnership. In such forms, our owners and the former partners of Bacon & Woodrow were compensated through distributions of income and neither Hewitt nor Bacon & Woodrow incurred firm-level income tax. Accordingly, historical results for Hewitt and the benefits consulting business of Bacon & Woodrow do not include (i) compensation for services rendered by our owners or the former partners of Bacon & Woodrow or (ii) firm-level income tax expense. As a result, income before owner distributions is not comparable to net income
   (loss) of a corporation.


(2)Includes the results of Sageo, a stand-alone business under common ownership, which generated $10 million of revenues and $84 million of operating expenses (including the $26 million non-recurring software charge) in 2001. In the quarter ended September 30, 2001, the decision was made to transition Sageo's clients from Sageo's website to the TBA web interface and the Sageo employees who were directly involved in supporting clients were transferred to Hewitt. Stand-alone company expenses were eliminated and Sageo website development spending ceased. At that time, since we had decided to discontinue the use of the Sageo website, we wrote off our remaining investment in the Sageo software (resulting in the $26 million non-recurring charge), and terminated or redeployed those Sageo employees who were necessary only when Sageo was a stand-alone operation with a significant independent technology development effort. Sageo's clients continue to be served as a fully-integrated element of the outsourcing segment. In the six months ended March 31, 2002, during which Sageo first operated as a part of Hewitt, the net effect of Sageo (including a $1 million reduction in an accrued liability) was to increase our income before taxes and owner distributions by $0.7 million. We refer you to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sageo".

(3)Non-recurring software charge related to the discontinuation of the Sageo website. We refer you to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sageo".


    The accompanying notes are an integral part of the "Pro Forma Combined
                            Financial Information".

                       PRO FORMA COMBINED BALANCE SHEET
                                  (Unaudited)


                                                                                      As of March 31, 2002
                                                               ---------------------------------------------------------
                                                                           Bacon &                          Adjustments
                                                                 Hewitt    Woodrow    Pro Forma               for the
                                                               Historical Historical Adjustments  Pro Forma   Offering
                                                               ---------- ---------- -----------  --------- ------------
                                                                              (in millions, except per share data)
Current Assets:
   Cash and cash equivalents..................................   $   56     $    1   $   (55) (c)  $    2    $  196  (r)
                                                                                                                 (6) (s)
                                                                                                                (50) (t)
   Client receivables and unbilled work in process, net of
    allowances................................................      351         38      (153) (c)     236        --
   Prepaid expenses and other current assets..................       27          4        --           31        --

                                                                 ------     ------   -------       ------   -------
      Total current assets....................................      434         43      (208)         269       140
Non-Current Assets:
   Property and equipment, net................................      145         11        --          156        --
   Other assets...............................................       84         --       228  (i)     312        --

                                                                 ------     ------   -------       ------   -------
      Total non-current assets................................      229         11       228          468        --

                                                                 ------     ------   -------       ------   -------
Total Assets..................................................   $  663     $   54   $    20       $  737   $   140

                                                                 ======     ======   =======       ======   =======
Current Liabilities:
   Accounts payable...........................................   $   14     $   --   $    --       $   14   $    --
   Accrued expenses...........................................      110         11         8  (e)     130        --
                                                                                           1  (n)
   Advanced billings to clients...............................       71         --        --           71        --
   Income tax liability.......................................       --         --         6  (d)       6        (6) (s)
   Current portion of long-term debt..........................       19         27        17  (k)      87       (50) (t)
                                                                                          24  (h)
   Employee deferred compensation and accrued profit sharing..       29          2       (1)  (h)      30        --

                                                                 ------     ------   -------       ------   -------
      Total current liabilities...............................      243         40        55          338       (56)
Long-Term Liabilities:
   Debt, less current portion.................................      163         --        --          163        --
   Deferred tax liability.....................................       --         --        22  (d)      22        --
   Other long-term liabilities................................       22         36       (15) (m)      20        --
                                                                                         (23) (h)

                                                                 ------     ------   -------       ------   -------
      Total long-term liabilities.............................      185         36       (16)         205        --
Total Liabilities.............................................      428         76        39          543       (56)
Mandatorily Redeemable Series A Preferred Stock...............       --         --       204  (i)     204        --
Owners' Capital:
   Accumulated earnings and paid-in capital...................      236        (22)     (209) (c)      --        --
                                                                                        (27 ) (f)
                                                                                          15  (m)
                                                                                         (17) (k)
                                                                                          24  (i)
   Accumulated other comprehensive loss.......................       (1)        --         1  (c)      --        --

                                                                 ------     ------   -------       ------   -------
      Total Owners' Capital...................................      235        (22)     (213)          --        --
Stockholders' Equity:
   Common stock, Class A
     par value $0.01 per share................................       --         --        --           --         0  (r)
                                                                                                                  0  (o)
   Common stock, Class B
     par value $0.01 per share................................       --         --         1  (f)       1        --
   Common stock, Class C
     par value $0.01 per share................................       --         --        --           --        --
   Additional paid-in capital.................................       --         --        44  (f)      44       196  (r)
                                                                                                                115  (o)
   Retained earnings (deficit)................................       --         --       (18) (f)     (55)       --
                                                                                         (28) (d)
                                                                                          (8) (e)
                                                                                          (1) (n)
   Unearned compensation......................................       --         --        --           --      (115) (o)

                                                                 ------     ------   -------       ------   -------
      Total Stockholders' Equity..............................       --         --       (10)         (10)      196

                                                                 ------     ------   -------       ------   -------
Total Liabilities, Redeemable Preferred Stock,
  Owners' Capital and Stockholders' Equity....................   $  663     $   54   $    20       $  737   $   140
                                                                 ======     ======   =======       ======   =======




                                                               Pro Forma
                                                                  as
                                                               Adjusted
                                                               ---------

Current Assets:
   Cash and cash equivalents..................................  $  142


   Client receivables and unbilled work in process, net of
    allowances................................................     236
   Prepaid expenses and other current assets..................      31

                                                                ------
      Total current assets....................................     409
Non-Current Assets:
   Property and equipment, net................................     156
   Other assets...............................................     312

                                                                ------
      Total non-current assets................................     468

                                                                ------
Total Assets..................................................  $  877

                                                                ======
Current Liabilities:
   Accounts payable...........................................  $   14
   Accrued expenses...........................................     130

   Advanced billings to clients...............................      71
   Income tax liability.......................................      --
   Current portion of long-term debt..........................      37

   Employee deferred compensation and accrued profit sharing..      30

                                                                ------
      Total current liabilities...............................     282
Long-Term Liabilities:
   Debt, less current portion.................................     163
   Deferred tax liability.....................................      22
   Other long-term liabilities................................      20


                                                                ------
      Total long-term liabilities.............................     205
Total Liabilities.............................................     487
Mandatorily Redeemable Series A Preferred Stock...............     204
Owners' Capital:
   Accumulated earnings and paid-in capital...................      --




   Accumulated other comprehensive loss.......................      --

                                                                ------
      Total Owners' Capital...................................      --
Stockholders' Equity:
   Common stock, Class A
     par value $0.01 per share................................       0

   Common stock, Class B
     par value $0.01 per share................................       1
   Common stock, Class C
     par value $0.01 per share................................      --
   Additional paid-in capital.................................     355

   Retained earnings (deficit)................................     (55)



   Unearned compensation......................................    (115)

                                                                ------
      Total Stockholders' Equity..............................     186

                                                                ------
Total Liabilities, Redeemable Preferred Stock,
  Owners' Capital and Stockholders' Equity....................  $  877
                                                                ======


    The accompanying notes are in integral part of the "Pro Forma Combined
                            Financial Information".

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (Unaudited)




    For the purposes of preparing the "Pro Forma Combined Financial Information", we assumed an initial public offering price of $19.50 per share and the following adjustments have been made to the historical combined financial statements:


Transition to a Corporate Structure:



    (a) Compensation of our owners as employees. Historically, we operated as a limited liability company and our owners were compensated through distributions of income. As a result, our historical results do not reflect compensation for services rendered by our owners. The adjustments reflect compensation and related expenses that we would have incurred, based on our compensation plan effective upon completion of our transition to a corporate structure, as if we had been a corporation and our owners who are active in the business had been our employees from the beginning of the periods presented. All elements of the new compensation plan, including salaries, benefits and performance-based bonuses, have been included in these adjustments. As a corporation, we will account for payments for services rendered by our owners as compensation and related expenses.


    (b) Provision for income taxes. Adjustment to reflect an estimated income tax provision, as if we had operated as a corporation from the beginning of the periods presented, applying effective tax rates of 45% and 50%, respectively, to Hewitt's pro forma income before taxes in the six months ended March 31, 2002 and in fiscal 2001. Our effective tax rate is higher than the statutory tax rate primarily due to non-deductible permanent items. The primary reason for the decrease in the effective tax rate between the periods relates to a larger percentage increase in income before taxes and owner distributions than the percentage increase in non-deductible permanent items.



    (c) Distribution of previously undistributed accumulated earnings to owners. Historically, Hewitt Associates LLC's income was distributed in cash to Hewitt Holdings for distribution to owners. The adjustment reflects the distribution of $152.5 million of accounts receivable and $55 million of cash to Hewitt Holdings to fund a distribution to our owners of accumulated earnings.



    (d) Deferred tax liability arising from our transition to a corporate structure. Upon completion of our transition to a corporate structure, we became subject to corporate income taxes and began to apply the asset and liability method described in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. In conjunction with our transition to a corporate structure, we incurred a non-recurring net income tax expense of $28 million, which results from a $6 million tax liability arising from a mandatory change in our tax accounting method and a $22 million net liability arising from the establishment of deferred tax assets and liabilities relating to our transition to a corporate structure in accordance with SFAS 109. Prior to our transition to a corporate structure, we were taxed and treated as a partnership for United States federal income tax purposes. As such, we were permitted to utilize the cash basis method of accounting for income tax purposes. Following our transition to a corporate structure, we are required to utilize the accrual basis method of accounting for income taxes. This adjustment is reflected on the pro forma combined balance sheet, but is excluded from the pro forma combined income statements due to its non-recurring nature.

                                  (Unaudited)





    (e) Vacation liability arising from our owners becoming employees. In connection with our transition to a corporate structure, we incurred a non-recurring compensation expense of $8 million arising from the establishment of an owner vacation liability. An owner vacation liability was not recorded in the historical periods because the owners were compensated through distributions of income rather than as employees. This adjustment is reflected on the pro forma combined balance sheet, but is excluded from the pro forma combined income statements due to its non-recurring nature.



    (f) Conversion of limited liability company interests into stock upon transition to a corporate structure. Adjustment to reflect the conversion of
$27 million of our owners' capital into   70,819,520 shares of class B common
stock at the time of our transition to a corporate structure. Upon the completion of our transition to a corporate structure, a non-recurring, non-cash compensation expense resulted from the fact that the stock allocation on behalf of certain owners is not proportional to their capital accounts. This non-recurring, non-cash compensation charge results from the requirement to recognize the extent to which certain owners' stock allocation is greater than their proportional share of the capital accounts, without offset for the extent to which certain owners' stock allocation is less than their proportional share of the capital accounts. The reason for the disproportionate stock allocations is that the allocation formula to which our owners have agreed considers, in addition to invested capital, factors such as pay, years of service and age. The amount of this charge, $18 million, has been estimated based on an assumed offering price of $19.50. The actual amount of the charge will be a function of the offering price. This adjustment is reflected on the pro forma combined balance sheet, but is excluded from the pro forma combined income statements due to its non-recurring nature.




Bacon and Woodrow Acquisition:




    (g) Compensation of Bacon & Woodrow's partners as employees. Adjustment to reflect compensation and related expenses that we would have incurred, based on the employment agreements which we have negotiated with the Bacon & Woodrow partners and which we expect to enter into upon consummation of the acquisition, as if such employment agreements had been in effect from the beginning of the periods presented.



    (h) Payment of liabilities related to the acquisition of the benefits consulting business of Bacon & Woodrow. Adjustment reflects the payment and retirement of $24 million of annuity liabilities due to former partners of Bacon & Woodrow which we will assume in connection with our acquisition of the benefits consulting business of Bacon & Woodrow. This payment is to be made following the closing of the acquisition and prior to the offering date. As a result of the adjustment reflecting the elimination of this liability, the related expenses of $1 million incurred during both the six months ended
March 31, 2002 and the year ended September 30, 2001 have been eliminated in the pro forma income statements due to their non-recurring nature.



    (i) Recognition of the purchase of the net assets of the benefits consulting business of Bacon & Woodrow. Adjustment to reflect the estimated purchase price, including assumed liabilities in excess of assets, of $228 million, based on the May 31, 2002 exchange rate of 1.46 U.S. Dollars per British Pound Sterling, and preliminarily allocated to Bacon & Woodrow's estimated net assets as

                                  (Unaudited)




follows: $147 million to goodwill, $66 million to identifiable assets (primarily client relationships) with indefinite lives and $15 million to net identifiable assets with estimated five-year lives. Related to the net identifiable assets, we estimate incremental pro forma amortization expense of $3 million for the year ended September 30, 2001, and of $2 million for the six months ended March 31, 2002.



    The actual allocation of the purchase price will depend upon the composition of the assets and liabilities of the benefits consulting business of Bacon & Woodrow at the closing of the acquisition and our evaluation of the fair value of such assets and liabilities as of such date. Consequently, the ultimate allocation of the purchase price could differ from that presented above.



    (j) Elimination of non-recurring costs associated with the sale of the benefits consulting business of Bacon & Woodrow. Adjustment reflects the elimination of professional fees incurred by Bacon & Woodrow and related to the planned sale of its benefits consulting business totaling $1 million for the six months ended March 31, 2002.



    (k) Distribution of accumulated earnings to Bacon & Woodrow partners. Adjustment to reflect $17 million of borrowings to fund distributions of accumulated earnings to Bacon & Woodrow's partners. In the quarter ended March 31, 2002, Bacon & Woodrow borrowed $25 million to fund distributions of accumulated earnings to Bacon & Woodrow's partners. The pro forma interest expense adjustments of $2 million for the year ended September 30, 2001 and $1 million for the six months ended March 31, 2002 reflect interest expense on the combined $42 million of debt as if it had been outstanding for all periods presented. In addition to these distributions, all income before taxes and owner distributions that Bacon & Woodrow generates from April 1, 2002 to the date of the offering will be distributed to its partners in cash.


    (l) Provision for corporate taxes. Adjustment to reflect an estimated income tax provision as if Bacon & Woodrow had operated as a corporation and had been acquired by us at the beginning of the periods presented, applying an effective tax rate of 40% to Bacon & Woodrow's pro forma income before taxes.


    (m) Retirement of annuity liability prior to the sale of the benefits consulting business of Bacon & Woodrow. Adjustment reflects the retirement of an annuity liability which will be discontinued prior to the acquisition closing date. As of March 31, 2002, the annuity liability retired on the pro forma balance sheet was approximately $15 million. Because the related annuity liability expenses during the periods presented were immaterial, there were no adjustments made to the pro forma income statements.



    (n) Vacation liability arising from Bacon & Woodrow partners becoming employees. In connection with Bacon & Woodrow's transition to a corporate structure, they incurred a non-recurring compensation expense of $1 million arising from the establishment of a partner vacation liability. A partner vacation liability was not recorded in the historical periods because the Bacon & Woodrow partners were compensated through distributions of income rather than as employees. This adjustment is reflected on the pro forma combined balance sheet, but is excluded from the pro forma combined income statements due to its non-recurring nature.

                                  (Unaudited)




Initial Public Offering:


    (o) Expense related to employee initial public offering awards. Adjustment to reflect compensation expense related to 5,875,929 shares of restricted class A common stock which we intend to award to employees immediately following the consummation of the offering. The restricted stock would have a value of approximately $114.6 million on the grant date, approximately 36.6% of which would be amortized on a straight-line basis as a non-cash compensation expense between the grant date and December 31, 2002 and 63.4% of which would be amortized on a straight-line basis as a non-cash compensation expense over the four years following the grant date. Based on this vesting schedule, we expect to incur a non-cash compensation expense of $60 million in the twelve months following the offering date and $18 million in each of the three subsequent twelve-month periods.



    (p) Taxes related to the employee initial public offering awards. The adjustment reflects the estimated tax provision related to the contemplated initial public offering awards of restricted stock we intend to award to employees immediately following the offering, using a 40% effective tax rate. We refer you to "Management--Initial Public Offering Awards".



    (q) Earnings (loss) per share. Pro forma as adjusted basic and diluted earnings (loss) per share are calculated as follows:





                                             Year Ended             Six Months Ended
                                         September 30, 2001          March 31, 2002
                                     --------------------------  -----------------------
                                         Basic        Diluted       Basic      Diluted
                                     ------------  ------------  ----------- -----------
Earnings (loss) per share:
   Pro forma as adjusted net income
     (loss)......................... $(16,000,000) $(16,000,000) $37,000,000 $37,000,000
   Weighted average shares
     outstanding....................   92,653,067    92,653,067   95,533,053  95,765,924
                                     ------------  ------------  ----------- -----------
   Earnings (loss) per share........ $      (0.17) $      (0.17)        0.39 $      0.39
                                     ============  ============  =========== ===========

--------

* The common stock which will be issued upon the exchange of the mandatorily redeemable preferred stock is included in the computation of basic and diluted earnings per share for the year ended September 30, 2001 and the six months ended March 31, 2002 at an assumed exchange price of $19.50 per share.



    We also intend to grant non-qualified stock options on 4,066,153 shares of class A common stock following the consummation of the offering. The options would be granted to employees on a discretionary basis, vest over four years and be accounted for pursuant to Accounting Principles Board Opinion No. 25, as permitted by Statement of Financial Accounting Standards No. 123. Since the options will have no intrinsic value on the date of grant, no compensation expense will be recognized at the grant date. Because the exercise price will equal the offering price, there would be no dilutive effect related to these stock options for the purpose of determining pro forma earnings per share.





    (r) Adjustment for the offering. Adjustment to record the sale of 11,150,000 shares of class A common stock in the offering, resulting in net proceeds of approximately $196 million (after deducting underwriting discounts and commissions and estimated offering expenses).

                                  (Unaudited)





    (s) Payment of taxes arising from our transition to a corporate structure. Adjustment to reflect payment of deferred tax obligations arising from a mandatory change in our tax accounting method due to our transition from a limited liability company to a corporation. Prior to our transition to a corporate structure, we were taxed and treated as a partnership for United States federal income tax purposes. As such, we were permitted to utilize the cash basis method of accounting for income tax purposes. As a result of our transition to a corporate structure, we are required to report our income under the accrual basis method of accounting. This liability is estimated to be $6 million; however, the actual amount of the liability cannot be determined until after the offering date. We will use proceeds of the offering to pay this tax. We expect to pay the tax between the offering and December 2002. We refer you to note (d).



    (t) Payment of short-term debt. Adjustment to reflect application of the proceeds of the offering to repay $50 million of indebtedness under our unsecured line of credit which will be incurred after March 31, 2002 in part to repay $24 million of liabilities assumed in connection with the acquisition of the benefits consulting business of Bacon & Woodrow. We refer you to note (h).

                       SELECTED COMBINED FINANCIAL DATA


    The following selected historical combined financial data should be read in conjunction with our financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The income statement data for the year ended September 30, 2001, and the balance sheet data as of September 30, 2001, are derived from our financial statements that have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this prospectus. The income statement data for the years ended September 30, 1999 and 2000, and the balance sheet data as of September 30, 2000, are derived from our financial statements that have been audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this prospectus. The income statement data for the six months ended March 31, 2001 and 2002, and the balance sheet data as of March 31, 2002, are derived from our unaudited financial statements, included elsewhere in this prospectus. The income statement data for the years ended September 30, 1997 and 1998, the balance sheet data as of September 30, 1997, 1998 and 1999, and the balance sheet data as of March 31, 2001 are derived from our unaudited financial statements not included in this prospectus. Our unaudited financial statements have been prepared on the same basis as our audited statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly our combined results of operations and financial position for the periods and at the dates presented. Results for interim periods are not necessarily indicative of results to be expected during the remainder of the fiscal year or any future period.



                                                                                                      Six Months
                                                                      Year Ended or as of             Ended or as
                                                                       September 30, (1)            of March 31, (1)
                                                             -------------------------------------- ---------------
                                                              1997   1998   1999  2000 (2) 2001 (2) 2001 (2)   2002
                                                             ------ ------ ------ -------- -------- --------  ------
                                                                                 (in millions)
Income Statement Data:
  Revenues before reimbursements (net revenues)............. $  686 $  852 $1,058  $1,281   $1,476   $  727   $  813
  Reimbursements............................................     19     24     32      25       26       14       13
                                                             ------ ------ ------  ------   ------   ------   ------
   Total revenues...........................................    705    876  1,090   1,306    1,502      741      826
  Compensation and related expenses.........................    358    468    597     716      838      418      441
  Reimbursable expenses.....................................     19     24     32      25       26       14       13
  Other operating expenses..................................    148    185    250     307      338      174      175
  Selling, general and administrative expenses..............     37     48     50      76       88       53       35
                                                             ------ ------ ------  ------   ------   ------   ------
  Operating income before non-recurring software charge (3).    143    151    161     182      212       82      162
  Non-recurring software charge (3).........................     --     --     --      --       26       --       --
                                                             ------ ------ ------  ------   ------   ------   ------
  Operating income..........................................    143    151    161     182      186       82      162
  Other expenses, net.......................................      6      8      5      --        3        6        9
                                                             ------ ------ ------  ------   ------   ------   ------
  Income before taxes and owner distributions...............    137    143    156     182      183       76      153
Balance Sheet Data:
  Cash and cash equivalents................................. $    8 $    6 $   11  $   16   $   61   $   74   $   56
  Working capital...........................................     98    104     95     138      207      233      192
  Total assets..............................................    363    477    574     703      701      722      663
  Debt, less current portion................................    102    149     91     153      172      158      163
  Total owners' capital.....................................    142    156    237     243      259      310      235

---------------------
(1)Prior to our transition to a corporate structure, Hewitt operated as a limited liability company. In such form, our owners were compensated through distributions of income and Hewitt did not incur firm-level income tax. Accordingly, historical results for Hewitt do not include (i) compensation for services rendered by our owners or (ii) firm-level income tax expense. As a result, income before taxes and owner distributions is not comparable to net income of a corporation.


(2)Historical results include the results of Sageo shown in the table on page
   44. The results of Sageo reduced operating income by $21 million and $73 million for the fiscal years 2000 and 2001, respectively, and by $30 million for the six months ended March 31, 2001.


(3)Non-recurring software charge related to the discontinuation of the Sageo website. We refer you to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sageo".

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our combined financial statements and related notes, and our "Pro Forma Combined Financial Information", included elsewhere in this prospectus.

    In addition to historical information, this discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions, which could cause actual results to differ materially from management's expectations. Factors that could cause such differences include those described in "Risk Factors" and elsewhere in this prospectus.

    We use the terms "Hewitt", "the Company", "we", "us", and "our" in this prospectus to refer to the business of Hewitt Associates, Inc. and its subsidiaries and, with respect to the period prior to our transition to a corporate structure, the business of Hewitt Associates LLC, its subsidiaries and its then affiliates, Hewitt Financial Services LLC and Sageo LLC.


    The results of operations for the benefits consulting business of Bacon & Woodrow, which we intend to acquire in June 2002, are not included in our historical results.


    All references to years, unless otherwise noted, refer to our fiscal years, which end on September 30. For example, a reference to "2001" or "fiscal 2001" means the twelve-month period that ended September 30, 2001. All references to percentages contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" refer to calculations based on the amounts in our combined financial statements, included elsewhere in this prospectus. Prior period amounts have been reclassified to conform with the current year presentation.

Overview

    For all historical periods presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations", Hewitt's results of operations include the results of Hewitt Associates LLC, Hewitt Financial Services LLC and Sageo LLC.


    In conjunction with our transition to a corporate structure, which we completed on May 31, 2002, Hewitt Associates, Inc. was formed as a subsidiary of Hewitt Holdings and Hewitt Holdings transferred all of its ownership interests in Hewitt Associates LLC to Hewitt Associates, Inc. In our limited liability company form, our owners were compensated through distributions of income rather than through salaries, benefits and performance-based bonuses, and we did not incur any firm-level income tax. Upon our transition to a corporate structure, owners who work in the business became our employees and we began to include their compensation in our compensation and related expenses and we became subject to corporate income taxes. The pro forma combined financial statements, included elsewhere in this prospectus, include adjustments for owner salaries, benefits and performance-based bonuses and for corporate income taxes. We refer you to "Pro Forma Combined Financial Information".


Segments

    We have two reportable segments:

    . Outsourcing--We apply our benefits and human resources domain expertise and employ our integrated technology platform and other tools to administer our clients' benefit programs including health and welfare (such as medical plans), defined contribution (such as 401(k) plans) and defined benefit (such as pension plans). We assume and automate the resource-intensive processes required to administer our clients' benefit programs, and we provide technology-based self-management tools that support decision-making and transactions by our clients' employees. With the information and tools that we provide, our clients are able to optimize the return on their benefit investments.

    . Consulting--We provide actuarial services and a wide array of other consulting services covering the design, implementation and operation of health and welfare, compensation and retirement plans and broader human resources programs.


    While we report revenues and direct expenses based on these two segments, we present our offering to clients as a continuum of human resources services.


Outsourcing

    We have provided outsourced benefit plan recordkeeping to our clients for approximately 20 years. In 1991, we introduced Total Benefits Administration(TM), which we refer to as TBA, which we believe is the first technology platform for outsourcing the administration of the three major benefit service areas (health and welfare, defined contribution and defined benefit) in an integrated fashion. At that time, we began to store our clients' benefits data and to facilitate participant information and decision-making in our clients' health and welfare, defined contribution and defined benefit plans. In 1995, with a belief that there was significant untapped demand for an outsourced benefits administration solution, we made a strategic decision to increase our commitment to this business. We made significant investments in technology, personnel and office space in order to build our capabilities to address this market opportunity.

    To maintain our outsourcing leadership position, we remain committed to making significant ongoing investments in technology. At the same time, because of the investments that we have made to date and our sizable client base, we expect to be able to continue to improve our capabilities and attract new clients while spending less as a percentage of revenues on technology, personnel, and office space than we have in the past. In addition to the margin expansion that we expect to achieve from economies of scale, we have initiatives underway to realize efficiencies in our outsourcing business. We have established groups specifically charged with improving the efficiencies and effectiveness of our outsourcing operations and re-engineering the client implementation process to reduce associated costs. We expect all of these efforts to contribute to additional margin expansion in our outsourcing business.

    The results of our operations are affected by the pace at which large companies decide to outsource their benefits administration and by our ability to add clients while maintaining our commitment to the highest quality implementation and service.

    The results of Sageo(TM), started in fiscal 2000 and substantially modified in late fiscal 2001, are included in the results of operations of our outsourcing segment. We refer you to "Sageo" below.

Consulting

    In our consulting business, we are engaged by our clients to provide a wide range of human resources services. We experience a high level of recurring work because of our clients' annual needs for certain of our services, such as actuarial valuations of defined benefit plans and consultation regarding the processes of compensation review and health plan selection and negotiation. Certain of our consulting services, however, support more discretionary or event-driven client activities, including the re-engineering of a client's human resources policies and programs and projects designed to improve human resources effectiveness. The demand for these services can be affected by general economic conditions, the financial position of our clients and the particular strategic activities they may be considering, and, therefore, is variable from period to period and difficult for us to predict.

    The growth in our consulting segment has been derived from both expanding our existing client relationships and adding new clients, and has occurred across the entire spectrum of our services. In particular, the rapid rate at which health care costs have been rising has increased our clients' needs for health benefit management consulting services. In 2000, our costs grew at a rate that was faster than revenues due to (i) the reorganization of certain portions of our consulting business to better align our delivery structure with our clients' needs and (ii) the reduction in managing consultant time devoted solely to marketing consulting services, reflecting their increased focus on delivering the entire spectrum of Hewitt's outsourcing and consulting services to our largest clients. In fiscal 2001, we experienced growth across all areas of our consulting services, including significant growth in our international operations. In early fiscal 2002, however, we began to experience a slowdown in demand for our more discretionary services. In response, we have been reducing our capacity in those consulting areas that are experiencing less demand.

Sageo

    In January 2000, our owners launched a new business, Sageo, with the intention of creating a stand-alone, Internet-based company that would provide a standardized set of health and welfare offerings to companies seeking less complex benefit solutions. Sageo was viewed as an investment opportunity for our owners that was separate from our core business and, therefore, was formed as a separate company. We moved quickly to develop the capabilities to support this business by making significant expenditures, particularly on website development, as the Sageo business model evolved.

    By the second half of fiscal 2001, Sageo had achieved reasonable sales success and was continuing to be well-received in the marketplace. At that time, however, our owners determined that it was not cost-effective to operate Sageo as a separate company since its stand-alone costs would likely exceed revenues for an extended period of time and because Sageo's services had become a logical extension of the Hewitt offering. Our owners concluded that Sageo's principal service offering, which was a web-based, self-service benefits and administration business using Hewitt's back-end TBA and Connections/TM/ platform, could be more efficiently managed and grown by fully integrating Sageo into Hewitt and by dramatically reducing Sageo's cost structure.


    In the quarter ended September 30, 2001, the decision was made to transition Sageo's clients from Sageo's website to the TBA web interface and the Sageo employees who were directly involved in supporting clients were transferred to Hewitt. Stand-alone company expenses were eliminated and Sageo website development spending ceased. At that time, since we had decided to discontinue the use of the Sageo website, we wrote off our remaining investment in the Sageo software (resulting in a $26 million non-recurring charge), and terminated or redeployed those Sageo employees who were necessary only when Sageo was a stand-alone operation with a significant independent technology development effort. The functions of the terminated or redeployed employees included management, website development, human resources and sales. Sageo's clients continue to be served as a fully integrated element of the outsourcing segment. We believe that in order to analyze the historical results of our business, it is important to understand the effect that Sageo as a stand-alone operation (which it was during fiscal 2000 and fiscal 2001) had on our financial results. In fiscal years 2001 and 2000, Sageo's operating losses were $73 million and $21 million, respectively. In the first six months of fiscal 2002, during which time Sageo first operated with a significantly reduced cost structure as a part of Hewitt, Sageo contributed $0.7 million (including a $1 million reduction in an accrued liability) to our operating income. The quarterly results of Sageo, which are included within our financial results elsewhere in this prospectus, are as follows:

                      Sageo Historical Financial Results

                                (in thousands)





                                                            Three Months Ended
                               ---------------------------------------------------------------------------
                                3/31/00   6/30/00   9/30/00    12/31/00    3/31/01    6/30/01   9/30/01 (1)
                               --------  --------  ---------  ---------  ----------  ---------  -----------
Revenues before
 reimbursements (net
 revenues).................... $     --  $     69  $     199  $   2,021   $   2,056  $   2,538   $   3,727
Operating expenses (3):
Compensation and related
 expenses.....................       --     5,983      6,635      6,125       8,705      9,608       9,613
Other operating expenses......      104       216        755      2,333       2,804      2,000       1,877
Selling, general and
 administrative expenses......    1,252     1,413      4,538      8,877       5,507      2,477      (2,591)
Non-recurring software charge.       --        --         --         --          --         --      26,469
                               --------  --------  ---------  ---------  ----------  ---------  ----------
Total operating expenses......    1,356     7,612     11,928     17,335      17,016     14,085      35,368
                               --------  --------  ---------  ---------  ----------  ---------  ----------
Operating income (loss).......   (1,356)   (7,543)   (11,729)   (15,314)    (14,960)   (11,547)    (31,641)
Other expenses, net...........       --        --     (2,358)      (295)       (331)      (164)        314
                               --------  --------  ---------  ---------  ----------  ---------  ----------
Income (loss) before taxes and
 owner distributions.......... $ (1,356) $ (7,543) $ (14,087) $ (15,609)  $ (15,291) $ (11,711) $  (31,327)
                               ========  ========  =========  =========  ==========  =========  ==========


                                                           Six
                                                         Months
                                     Year Ended           Ended
                               ----------------------  -----------
                                 9/30/00   9/30/01 (1) 3/31/02 (2)
                               ----------  ----------- -----------
Revenues before
 reimbursements (net
 revenues)....................  $     268   $  10,342   $  7,140
Operating expenses (3):
Compensation and related
 expenses.....................     12,618      34,051      4,808
Other operating expenses......      1,075       9,014      1,966
Selling, general and
 administrative expenses......      7,203      14,270       (296)
Non-recurring software charge.         --      26,469         --
                               ----------   ---------   --------
Total operating expenses......     20,896      83,804      6,478
                               ----------   ---------   --------
Operating income (loss).......    (20,628)    (73,462)       662
Other expenses, net...........     (2,358)       (476)        --
                               ----------   ---------   --------
Income (loss) before taxes and
 owner distributions.......... $  (22,986)  $ (73,938)  $    662
                               ==========   =========   ======

---------------------
(1)In the quarter ended September 30, 2001, the decision was made to transition Sageo clients from Sageo's website to the TBA web interface and the Sageo employees who were directly involved in supporting clients were transferred to Hewitt. Stand-alone company expenses were eliminated and Sageo website development spending ceased. At that time, since we had decided to discontinue the use of the Sageo website, we wrote off our remaining investment in the Sageo software (resulting in a $26 million non-recurring charge), and terminated or redeployed the Sageo employees who were necessary only when Sageo was a stand-alone operation with a significant independent technology development effort.
(2)During the six months ended March 31, 2002, Sageo operated as part of Hewitt. Results include a $1 million reduction in an accrued liability.
(3)Excludes reimbursable expenses.

Basis of Presentation and Critical Accounting Policies

Revenues


    Under our outsourcing contracts, which typically have a three to five-year term, our clients agree to pay us a one-time, upfront implementation fee and an ongoing service fee. Clients typically pay for services provided outside the scope of our outsourcing contracts on a time-and-materials basis. The implementation fees cover only a portion of the costs we incur to transfer the administration of a client's plan onto our systems, including costs associated with gathering, converting, inputting and testing the client's benefits data, tailoring our systems and training our employees. The amount of the ongoing service fee is a function of the complexity of the client's benefit plans, the number of participants and the scope of the delivery mode. There is often an agreement that the ongoing service fee will be adjusted if the number of participants changes materially. As a result, a weakening of general economic conditions or in the financial condition of our clients, resulting in workforce reductions, could have a negative effect on our outsourcing revenues. A substantial portion of our outsourcing contracts are terminable by our clients, generally upon 90 to 180 days notice. Normally, if a client terminates a contract or project, the client remains obligated to pay for services performed (including unreimbursed implementation costs), and for any commitments we have made on behalf of our clients to pay third parties. Each outsourcing contract has different terms based on the scope, deliverables and complexity of the engagement. Losses on outsourcing contracts are recognized during the period in which the loss becomes probable and the amount of the loss is reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract. Estimates made are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. Such revisions may result in increases or decreases to revenues and income.


    In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, we recognize revenues from non-refundable, upfront implementation fees using a straight-line method, commencing with the initiation of ongoing services through the term of the contract. Most costs of implementation are expensed as incurred, however, incremental direct costs of implementation are deferred and amortized over the term of the contract on a straight-line basis to match the recognition of the related implementation fees. If a client terminates an outsourcing contract prematurely, both the deferred incremental direct costs of implementation and deferred implementation fees related to that contract are recognized in the period in which the termination occurs. Revenues related to the ongoing service fee and to services provided outside the scope of our outsourcing contracts are recognized as services are provided.


    Our clients pay for our consulting services either on a time-and-materials basis or, to a lesser degree, on a fixed-fee basis. We recognize revenues under time-and-materials based contracts as services are provided. Under fixed-fee contracts, we recognize revenues on a percentage of completion basis (i.e., based on the percentage of services provided during the period compared to the total estimated services to be provided over the entire contract). Losses on consulting contracts are recognized during the period in which the loss becomes probable and the amount of the loss is reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract. Each contract has different terms based on the scope, deliverables and complexity of the engagement, the terms of which frequently require us to make judgments and estimates about recognizing revenue. Estimates of total contract direct and indirect costs are continuously monitored during the term of the contract, and recorded revenues and costs are subject to revision as the contract progresses. Such revisions may result in increases or decreases to revenues and income.


    Revenues in excess of billings are recorded as unbilled work in progress. Billings in excess of revenues are recorded as advance billings to clients, a deferred revenue liability, until services are rendered.

    For the six months ended March 31, 2002, and fiscal years 2001, 2000 and 1999, revenues from U.S. operations as a percent of total revenues were 92%, 92%, 92% and 94%, respectively. No single client accounted for more than 10% of our total revenues in any period presented.



Compensation and Related Expenses

    Our largest operating expense is compensation and related expenses, which includes salaries and wages, annual performance-based bonuses, benefits (global profit sharing, retirement and medical), payroll taxes, temporary staffing services, training and recruiting. For all historical periods presented, compensation and related expenses do not include compensation expense related to our owners since these individuals received distributions of income rather than compensation.

Other Operating Expenses


    Other operating expenses include equipment (computer, telecommunications, software and other), occupancy and non-compensation-related direct client service costs. Equipment costs include mainframe, data storage and retrieval, data center operation and benefit center telecommunication expenses, and depreciation and amortization of capitalized computer technology and proprietary software. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the undiscounted future cash flows from the long-lived asset are less than the carrying value, we recognize a loss equal to the difference between the carrying value and the discounted future cash flows of the asset. Our estimate of future cash flows is based on our experience, knowledge and typically third-party advice or market data. However, these estimates can be affected by other factors and economic conditions that can be difficult to predict. Occupancy costs primarily include rent and related occupancy expenses for our offices. We refer you to "Certain Relationships and Related Transactions--Real Estate". Non-compensation-related direct client service costs include costs associated with the provision of client services such as printing, duplication, fulfillment and delivery.

Selling, General and Administrative Expenses


    Selling, general and administrative (SG&A) expenses consist primarily of costs associated with promotion and marketing, professional services, advertising and media, corporate travel and other general office expenses such as insurance, postage, office supplies and bad debt expense.



    We periodically evaluate the collectibility of our client receivables and unbilled work in process based on a combination of factors. In circumstances where we are aware of a specific client's inability to meet its financial obligations to us (e.g., bankruptcy filings, failure to pay amounts due to us or to others), we record an allowance for doubtful accounts against amounts due to reduce the amount that we reasonably believe will be collected. For all other clients, we recognize an allowance for doubtful accounts based on past write-off history and the length of time the receivables are past due. Facts and circumstances may change that would require us to alter our estimates of the collectibility of client receivables and unbilled work in progress.



    We evaluate the carrying value of our intangible assets for impairment whenever indicators of impairment exist. If we determine such indicators are present, we prepare an undiscounted future net cash flow projection for the asset. If the undiscounted future cash flows from the intangible asset are less than the carrying value, we recognize a loss equal to the difference between the carrying value and the discounted future cash flows of the intangible asset. Our estimate of future cash flows is based on our experience, knowledge and typically third-party advice or market data. However, these estimates can be affected by other factors and economic conditions that can be difficult to predict.



    We also have recorded goodwill in connection with acquisitions we have consummated. Through the year ending September 30, 2002, we will evaluate goodwill for impairment based on undiscounted projected future cash flows. If the carrying value of the goodwill was less than the undiscounted projected future cash flows, no impairment would be recognized. Beginning October 1, 2002, we will adopt Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and begin to evaluate our goodwill for impairment on an annual basis or whenever indicators of impairment exist. The evaluation will be based upon a comparison of the estimated fair value of the practice of our business to which the goodwill has been assigned to the sum of the carrying value of the assets and liabilities of that practice. The fair values used in this evaluation will be estimated based upon discounted future cash flow projections for the practice. Our estimate of future cash flows will be based on our experience, knowledge and typically third-party advice or market data. However, these estimates can be affected by other factors and economic conditions that can be difficult to predict.




Other Expenses, Net

    Other expenses, net include interest expense, interest income, gains and losses from investments and gains and losses on asset disposals.

Income Before Taxes and Owner Distributions


    Income before taxes and owner distributions is determined in accordance with accounting principles generally accepted in the United States but is not comparable to net income of a corporation because, due to our limited liability company form, (i) compensation and related expenses does not include compensation expense related to our owners since these individuals received distributions of income rather than compensation, and (ii) we incurred no firm-level income tax. As a result of our transition to a corporate structure, owners who work in the business became our employees and we began to include their compensation in our compensation and related expenses and we became subject to corporate income taxes.

    Various assumptions and other factors underlie the determination of significant accounting estimates. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, known facts, current and expected economic conditions and, in some cases, actuarial techniques. We periodically reevaluate these significant factors and make adjustments when facts and circumstances dictate.


Historical Results of Operations

    The following table sets forth our historical results of operations as a percentage of net revenues. The information for each of the six-month periods is derived from unaudited combined financial statements which were prepared on the same basis as the annual combined financial statements that appear elsewhere in this prospectus. In our opinion, information for the six months ended March 31, 2002 and 2001 contains all adjustments, consisting only of normal recurring adjustments, necessary to fairly present this information. Operating results for any period are not necessarily indicative of results for any future periods.


                                                                          Six Months
                                                         Year Ended          Ended
                                                       September 30,       March 31,
                                                    -------------------  ------------
                                                     1999   2000   2001   2001   2002
                                                    -----  -----  -----  -----  -----
Revenues:
   Revenues before reimbursements (net revenues)... 100.0% 100.0% 100.0% 100.0% 100.0%
   Reimbursements..................................   3.0    2.0    1.8    2.0    1.7
                                                    -----  -----  -----  -----  -----
       Total revenues.............................. 103.0  102.0  101.8  102.0  101.7
Operating expenses:
   Compensation and related expenses...............  56.4   55.9   56.8   57.5   54.3
   Reimbursable expenses...........................   3.0    2.0    1.8    2.0    1.7
   Other operating expenses........................  23.7   24.0   22.8   23.9   21.4
   Selling, general and administrative expenses....   4.7    5.9    6.0    7.3    4.3
   Non-recurring software charge (1)...............    --     --    1.8     --     --
                                                    -----  -----  -----  -----  -----
       Total operating expenses....................  87.8   87.8   89.2   90.7   81.7
Operating income (2)...............................  15.2   14.2   12.6   11.3   20.0
Other expenses, net................................  (0.5)  (0.0)  (0.2)  (0.8)  (1.1)
                                                    -----  -----  -----  -----  -----
Income before taxes and owner distributions (2) (3)  14.7%  14.2%  12.4%  10.5%  18.9%
                                                    =====  =====  =====  =====  =====

---------------------
(1)Non-recurring software charge related to the discontinuation of the Sageo website. We refer you to "Sageo" above.

(2)These results include the results of Sageo shown in the table on page 44. Sageo (including the non-recurring software charge) reduced operating income as a percentage of net revenues by 5.0% and 1.6% for the fiscal years 2001 and 2000, respectively, and by 4.2% for the six months ended March 31, 2001.

(3)Income before taxes and owner distributions is not comparable to net income of a corporation because, due to our limited liability company form in the periods presented, (i) compensation and related expenses does not include compensation expense related to our owners since these individuals received distributions of income rather than compensation, and (ii) we incurred no firm-level income tax.

Six Months Ended March 31, 2002 and 2001

Revenues


    Total revenues were $826 million in the six months ended March 31, 2002, compared to $741 million in the comparable prior year period, an increase of 11%. Net revenues were $813 million in the six months ended March 31, 2002, compared to $727 million in the comparable prior year period, an increase of 12%. Outsourcing net revenues increased by 17% over the comparable prior year period to $551 million in the six months ended March 31, 2002 as a result of expanding our existing client relationships and adding new clients. Consulting net revenues increased by 3% over the comparable prior year period to $262 million in the six months ended March 31, 2002 reflecting growth in health benefit management and retirement plan consulting, partially offset by decreased demand for more discretionary consulting services.


Compensation and Related Expenses


    Compensation and related expenses were $441 million in the six months ended March 31, 2002, compared to $418 million in the comparable prior year period, an increase of 6%. As a percentage of net revenues, compensation and related expenses declined to 54% in the six months ended March 31, 2002, from 58% in the comparable prior year period. Included in compensation and related expenses were Sageo expenses of $15 million for the six months ended March 31, 2001. Exclusive of Sageo, compensation and related expenses as a percentage of net revenues were 56% for the six months ended March 31, 2001. This decrease as a percentage of net revenues was primarily the result of improved productivity in our outsourcing business. Recruiting and training costs were also lower due to a reduction in the number of new hires and efforts to reduce the average cost per hire.


Other Operating Expenses


    Other operating expenses were $175 million in the six months ended March 31, 2002 compared to $174 million in the comparable prior year period. As a percentage of net revenues, other operating expenses declined to 21% in the six months ended March 31, 2002, from 24% in the comparable prior year period. This decrease was primarily the result of improved efficiency and economies of scale, especially in our outsourcing segment, and lower depreciation expenses on computer equipment.


Selling, General and Administrative Expenses

    SG&A expenses were $35 million in the six months ended March 31, 2002, compared to $53 million in the comparable prior year period, a decrease of 35%. As a percentage of net revenues, SG&A expenses decreased to 4% in the six months ended March 31, 2002, from 7% in the comparable prior year period. Included in SG&A expenses were Sageo expenses of $14 million for the six months ended March 31, 2001. Exclusive of Sageo, SG&A expenses as a percentage of net revenues were 5% for the six months ended March 31, 2001. This decrease as a percentage of net revenues was primarily due to decreased client-related and internal travel-related expenses. We expect this decrease in travel-related costs to be temporary.

Other Expenses, Net

    Other expenses, net were $9 million in the six months ended March 31, 2002, compared to $6 million in the comparable prior year period. As a percentage of net revenues, other expenses, net was 1% or less in both periods.

Fiscal Years Ended September 30, 2001, 2000 and 1999

Revenues

    Total revenues were $1,502 million in 2001, $1,306 million in 2000 and $1,090 million in 1999. Total revenues increased by 15% in 2001 and by 20% in 2000. Net revenues were $1,476 million in 2001, $1,281 million in 2000 and $1,058 million in 1999. Net revenues increased by 15% in 2001 and by 21% in 2000. In 2001, we grew net revenues by expanding our existing client relationships and by adding new clients. Outsourcing net revenues increased by 19% to $952 million in 2001, and increased by 29% to $803 million in 2000. The lower growth rate in 2001 reflects our decision to be more selective in adding clients to our outsourcing business in an effort to improve our margins. Consulting net revenues increased by 10% to $524 million in 2001, and increased by 10% to $478 million in 2000. In 2001, we experienced growth across the entire spectrum of our consulting services, including significant growth in international operations. In 2000, we experienced growth in retirement plan consulting and international operations.

Compensation and Related Expenses


    Compensation and related expenses were $838 million in 2001, $716 million in 2000 and $597 million in 1999. These expenses increased by 17% in 2001 and by 20% in 2000. As a percentage of net revenues, compensation and related expenses were 57% in 2001 and 56% in 2000 and 1999. Included in compensation and related expenses were Sageo expenses of $34 million in 2001 and $13 million in 2000. Exclusive of Sageo, compensation and related expenses as a percentage of net revenues were 55% in both 2001 and 2000.


Other Operating Expenses


    Other operating expenses were $338 million in 2001, $307 million in 2000 and $250 million in 1999. These expenses increased by 10% in 2001 and by 23% in 2000. As a percentage of net revenues, other operating expenses were 23% in 2001 and 24% in 2000 and 1999. Included in operating expenses were Sageo expenses of $9 million in 2001 and $1 million in 2000. Exclusive of Sageo, other operating expenses as a percentage of net revenues were 22% in 2001 and 24% in 2000. The decrease in other operating expenses as a percentage of net revenues in 2001 reflects the leveraging of our technology and occupancy costs.


Selling, General and Administrative Expenses

    SG&A expenses were $88 million in 2001, $76 million in 2000 and $50 million in 1999. These expenses increased by 16% in 2001 and by 52% in 2000. As a percentage of net revenues, SG&A expenses were 6% in 2001 and 2000 and 5% in 1999. Included in SG&A were Sageo expenses of $14 million in 2001 and $7 million in 2000. Exclusive of Sageo, SG&A expenses as a percentage of net revenues were 5% in 2001 and 2000.

Non-Recurring Software Charge

    In the three months ended September 30, 2001 the decision was made to transition Sageo's clients from Sageo's website to the TBA web interface, and Sageo employees who were directly involved in supporting clients were transferred to Hewitt. At that time, since we had decided to discontinue the use of the Sageo website, we wrote off our remaining investment in the Sageo software and recognized a $26 million non-recurring charge.

Other Expenses, Net

    Other expenses, net were $3 million in 2001, $0.5 million in 2000 and $5 million in 1999. As a percentage of net revenues, other expenses, net was less than 1% in all three years. Interest expense was $16 million in 2001, $13 million in 2000 and $9 million in 1999. The increases in interest expense from year to year resulted from borrowings used to finance additions of computer equipment and improvements to our leased office space to accommodate growth in both our outsourcing and consulting segments. In 2001 and 2000, other expenses, net also included a non-recurring gain on an investment related to stock that we received in connection with the demutualization of an insurance company that had provided health and other general insurance to us for many years. A gain of $4 million was recorded in 2000 upon receipt of the stock, and an additional gain of $5 million, resulting from stock price appreciation, was recorded in 2001 when the stock was sold.

Segment Results

    Hewitt operates many of the administrative functions of its business through centralized shared service operations, an arrangement that we believe is the most economical and effective means of supporting the outsourcing and consulting segments. These shared service functions include general office support and space management, overall corporate management, financial and legal. Additionally, we utilize a client development group that markets the entire spectrum of our services and devotes its resources to maintaining existing client relationships. The compensation and related expenses, other operating expenses, and selling, general and administrative expenses of these administrative and marketing functions are not allocated to the business segments. Instead, they are included in unallocated shared costs. Operating income before unallocated shared costs is referred to as "segment income" throughout this discussion.

          Reconciliation of Segment Results to Total Company Results

                                 (in millions)



                                       Year Ended September 30, Six Months Ended March 31,
                                       ------------------------ --------------------------
                                        1999     2000    2001    2001         2002
                                        ------  ------  ------     ------        -----
        Outsourcing
        Revenues before reimbursements
          (net revenues).............. $  623   $  803  $  952   $ 473        $ 551
        Segment income before non-
          recurring software charge...     97      138     164      64          140
        Segment income................     97      138     138      64          140

        Consulting
        Revenues before reimbursements
          (net revenues).............. $  436   $  478  $  524  $  254        $ 262
        Segment income................    156      151     169      78           82

        Total
        Revenues before reimbursements
          (net revenues).............. $1,058   $1,281  $1,476  $  727        $ 813
        Reimbursements................     32       25      26      14           13
                                        ------  ------  ------     ------        -----
        Total revenues................ $1,090   $1,306  $1,502  $  741        $ 826

        Segment income before non-
          recurring software charge... $  253   $  289  $  333  $  142        $ 222
        Non-recurring software charge.     --       --      26      --           --
                                        ------  ------  ------     ------        -----
        Segment income................    253      289     307     142          222
        Unallocated shared costs......     92      107     121      60           60
                                        ------  ------  ------     ------        -----
        Operating income.............. $  161   $  182  $  186  $   82        $ 162
                                        ======  ======  ======     ======        =====

Outsourcing

Six Months Ended March 31, 2002 and 2001

    Outsourcing net revenues were $551 million in the six months ended March 31, 2002, compared to $473 million in the comparable prior year period, an increase of 17%. We grew revenues by expanding existing client relationships and by adding new clients.

    Outsourcing segment income as a percentage of outsourcing net revenues was 25% in the six months ended March 31, 2002, compared to 14% in the comparable prior year period. Sageo's operating losses were $30 million for the six months ended March 31, 2001. Exclusive of Sageo, segment income as a percentage of outsourcing net revenues was 20% for the six months ended March 31, 2001. The increase in margin in the six months ended March 31, 2002 relates to improved efficiencies in providing ongoing service to current clients and in new client implementation processes.

Fiscal Years Ended September 30, 2001, 2000 and 1999

    Outsourcing net revenues were $952 million in 2001, $803 million in 2000 and $623 million in 1999. Net revenues increased by 19% in 2001 and by 29% in 2000. We grew net revenues by expanding our relationships with existing clients and by adding new clients. The lower growth rate in 2001 reflects our decision to be more selective in adding clients to our outsourcing business in an effort to improve our margins.

    Outsourcing segment income before the non-recurring software charge as a percentage of outsourcing net revenues was 17% in 2001 and 2000 and 16% in 1999. Sageo's operating losses included in this segment were $47 million in 2001 and $21 million in 2000. Exclusive of Sageo, segment income before non-recurring software charge as a percentage of outsourcing net revenues was 22% in 2001, 20% in 2000 and 16% in 1999. This margin improvement reflects the leveraging of our technology and occupancy costs as well as efforts to improve efficiencies with current clients.

Consulting

Six Months Ended March 31, 2002 and 2001

    Consulting net revenues were $262 million in the six months ended March 31, 2002, compared to $254 million in the comparable prior year period, an increase of 3%. This increase reflects continued growth in health benefit management and retirement plan consulting, partially offset by decreased demand for more discretionary consulting services.

    Consulting segment income as a percentage of consulting net revenues was 32% in the six months ended March 31, 2002 compared to 31% for the comparable prior year period. The higher margin in the six months ended March 31, 2002, resulted from growth and improved margins in health benefit management, partially offset by decreased demand for our more discretionary consulting services abroad. In those areas where net revenues have been most affected by the reduction in discretionary project work, we have taken steps to reduce costs, including headcount reductions, other compensation cost reductions and tightened controls over variable expenses.

Fiscal Years Ended September 30, 2001, 2000 and 1999

    Consulting net revenues were $524 million in 2001, $478 million in 2000 and $436 million in 1999. Net revenues increased by 10% in 2001 and 2000. In 2001, we experienced growth across the entire spectrum of our consulting services, including significant growth in our international operations. In 2000, we experienced growth in retirement plan consulting and our international operations.

    Consulting segment income as a percentage of consulting net revenues was 32% in 2001 and 2000 and 36% in 1999. In 2000, our costs grew at a rate that was faster than revenues due to (i) the reorganization of certain portions of our consulting business to better align our delivery structure with our clients' needs and (ii) the reduction in managing consultant time devoted solely to marketing consulting services, reflecting their increased focus on delivering the entire spectrum of Hewitt's outsourcing and consulting services to our largest clients. In 2001, margins improved in the re-aligned portions of the consulting segment; however, this improvement was offset by reduced margins in our international consulting operations.

Quarterly Results


    The following tables set forth the unaudited quarterly financial data for the periods indicated. The information for each of these periods has been prepared on the same basis as the audited combined financial statements and, in our opinion, reflects all adjustments consisting only of normal recurring adjustments necessary to present fairly our financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period. We refer you to "Sageo" on page 43 for additional information on unusual items affecting the historical quarterly results.



                                                                    Three Months Ended
                                       ----------------------------------------------------------------------------
                                       3/31/00 6/30/00 9/30/00  12/31/00    3/31/01 6/30/01 9/30/01 12/31/01 3/31/02
                                       ------- ------- ------- --------     ------- ------- ------- -------- -------
                                                   (in millions, except percentage information)
Revenues:
  Revenues before reimbursements
   (net revenues)*.................... $  315  $  320  $  335   $  362      $  365  $  374  $  375   $  404  $  409
  Reimbursements*.....................      6       7       6        7           7       7       5        7       7
                                       ------  ------  ------   ------      ------  ------  ------   ------  ------
   Total revenues*....................    321     327     341      369         372     381     380      411     416
Operating expenses:
  Compensation and related
   expenses (1)*......................    173     175     193      206         211     211     209      217     224
  Reimbursable expenses*..............      6       7       6        7           7       7       5        7       7
  Other operating expenses*...........     82      82      69       91          83      81      83       88      87
  Selling, general and administrative
   expenses*..........................     19      16      22       28          26      21      14       13      21
  Non-recurring software charge (2)...     --      --      --       --          --      --      26       --      --
                                       ------  ------  ------   ------      ------  ------  ------   ------  ------
   Total operating expenses*..........    280     280     290      332         327     320     337      325     339
Operating income*.....................     41      47      51       37          45      61      43       86      77
Other expenses, net*..................     (4)      2       2        3           3       2      (5)       4       5
                                       ------  ------  ------   ------      ------  ------  ------   ------  ------
Income before taxes and owner
 distributions (3)*................... $   45  $   45  $   49   $   34      $   42  $   59  $   48   $   82  $   72
                                       ======  ======  ======   ======      ======  ======  ======   ======  ======

                                                              As a Percentage of Net Revenues
                                       ----------------------------------------------------------------------------
Revenues:
  Revenues before reimbursements
   (net revenues)*....................  100.0%  100.0%  100.0%   100.0%      100.0%  100.0%  100.0%   100.0%  100.0%
  Reimbursements*.....................    2.0     2.1     1.9      2.1         1.9     1.8     1.4      1.7     1.6
                                       ------  ------  ------   ------      ------  ------  ------   ------  ------
   Total revenues*....................  102.0   102.1   101.9   102.1        101.9   101.8   101.4    101.7   101.6
Operating expenses:
  Compensation and related
   expenses (1)*......................   55.0    54.6    57.8     57.0        57.9    56.7    55.6     53.8    54.8
  Reimbursable expenses*..............    2.0     2.1     1.9      2.1         1.9     1.8     1.4      1.7     1.6
  Other operating expenses*...........   25.9   25.5     20.5     25.1        22.7    21.6    22.1     21.8    21.2
  Selling, general and administrative
   expenses*..........................    6.2     5.2     6.6      7.6         7.0     5.5     3.7      3.4     5.2
  Non-recurring software charge (2)...     --      --      --       --          --      --     7.1       --      --
                                       ------  ------  ------   ------      ------  ------  ------   ------  ------
   Total operating expenses*..........   89.1   87.4     86.8     91.8        89.5    85.6    89.9     80.5    82.8
Operating income*.....................   12.9   14.7     15.1     10.3        12.4    16.2    11.5     21.2    18.8
Other expenses, net*..................   (1.2)    0.5     0.5      0.7         1.0     0.4    (1.3)     1.0     1.2
                                       ------  ------  ------   ------      ------  ------  ------   ------  ------
Income before taxes and owner
 distributions (3)*...................   14.1%   14.2%   14.6%     9.6%       11.4%   15.8%   12.8%    20.2%   17.6%
                                       ======  ======  ======   ======      ======  ======  ======   ======  ======

---------------------

*  Includes the results of Sageo shown in the table on page 44.

(1)Compensation for services rendered by owners have not been reflected in the combined financial statements. Prior to our transition to a corporate structure, we operated as a limited liability company and owners were compensated through distributions of income rather than through salaries, benefits and performance-based bonuses.
(2)Non-recurring software charge related to the discontinuation of the Sageo website. We refer you to "Sageo" above.
(3)Income before taxes and owner distributions is not comparable to net income of a corporation because, due to our limited liability company form (i) compensation and related expenses does not include compensation expenses related to our owners since these individuals received distributions of income rather than compensation and (ii) we incurred no firm-level income tax.

Seasonality and Inflation

    Revenues and income before taxes and owner distributions vary over the fiscal year. Within our outsourcing segment, we generally experience a seasonal increase in our fourth and first fiscal quarter revenues because our clients' benefit enrollment processes typically occur during the fall. In contrast, within our consulting segment, we typically experience a seasonal decline during our first fiscal quarter as the year-end holidays reduce the number of billable hours. We believe inflation has had little effect on our results of operations during the past three years.

Liquidity and Capital Resources

    We have historically funded our growth and working capital requirements with internally generated funds, credit facilities and term notes.

                             Summary of Cash Flows


                                                                    Six Months Ended
                                           Year Ended September 30,  March 31,
                                           -----------------------  ---------------
                                            1999     2000    2001   2001     2002
                                            -----   -----   -----   ----     -----
                                                     (in millions)
    Cash provided by:
       Operating activities............... $ 185    $ 229   $ 344   $144    $ 213
    Cash used in:
       Investing activities...............  (110)    (131)    (89)   (22)     (29)
       Financing activities...............   (71)     (93)   (210)   (62)    (189)
    Effect of exchange rate changes on
      cash................................     1       --      --     (2)      --
                                            -----   -----   -----    ----    -----
    Net increase in cash and cash
      equivalents.........................     5        5      45     58       (5)
    Cash and cash equivalents at beginning
      of period...........................     6       11      16     16       61
                                            -----   -----   -----    ----    -----
    Cash and cash equivalents at end of
      period.............................. $  11    $  16   $  61   $ 74    $  56
                                            =====   =====   =====    ====    =====


    At March 31, 2002, our cash and cash equivalents were $56 million, as compared to $74 million at March 31, 2001, a decrease of $18 million or 24%. Cash and cash equivalents decreased primarily due to the payment of owner distributions, partly offset by increased cash flow from operating activities.

    Net cash provided by operating activities was $344 million in fiscal 2001, $229 million in fiscal 2000, and $185 million in 1999. For the six months ended March 31, 2002 and 2001, cash provided by operating activities was $213 million and $144 million, respectively. Increases in earnings in each of the periods and improvements in the timing of the billing and collection of client receivables accounted for the majority of the increase between fiscal 2000 and 2001 and between the six months ended March 31, 2002 and 2001. In 2000, we experienced decreased cash flows due to delays in billings and collections. In 1999, repayment of an advance from a related party also decreased cash from operating activities.

    Net cash used in investing activities was $89 million in 2001, $131 million in 2000, and $110 million in 1999. For the six months ended March 31, 2002 and 2001, cash used in investing activities was $29 million and $22 million, respectively. Capital expenditures decreased in 2001 and in the six months ended March 31, 2002, compared to the comparable prior year period, because we were able to leverage investments we had made in prior years. Capital expenditures increased in 2000 due to significant expenditures on the Sageo website.

    Net cash used in financing activities was $210 million in 2001, $93 million in 2000 and $71 million in 1999. For the six months ended March 31, 2002 and 2001, cash used in financing activities was $189 million and $62 million, respectively. In each period except for the six months ended March 31, 2001, capital distributions to Hewitt Holdings accounted for the majority of the cash used in financing activities. Capital distributions from Hewitt Holdings have been a function of the timing of discretionary withdrawals by our owners and the needs of Hewitt Holdings for the construction of facilities for use by Hewitt Associates LLC. We refer you to "Certain Relationships and Related Transactions--Real Estate". In future periods, distributions to owners will be replaced by compensation and related expenses, which will affect the net cash provided by operating activities. In fiscal 2000 and 1999, proceeds from the issuance of debt exceeded repayments by $84 million and $7 million, respectively, due to the capital expenditure activity described above. In 2001 and for each of the six months ended March 31, 2002 and 2001, repayments exceeded borrowings by $46 million, $11 million and $52 million, respectively, as requirements for capital investments decreased.


    Significant ongoing commitments at September 30, 2001, consisted of leases and debt.

                            Contractual Obligations


                                            Payments Due by Period
                               ------------------------------------------------
                                 Total 1 Year 2-3 Years 4-5 Years After 5 Years
                               ------- ------ --------- --------- -------------
                                                (in millions)
 Operating leases:
    Related party............. $  602  $   41  $   81    $   80      $  400
    Third party...............    260      53      88        58          61
                               ------  ------  ------    ------      ------
                                  862      94     169       138         461
 Capital leases:
    Third party...............     29      14      15        --          --

 Debt.........................    166       8      16        36         106
                               ------  ------  ------    ------      ------
 Total Contractual Obligations $1,057  $  116  $  200    $  174      $  567
                               ======  ======  ======    ======      ======


    The table above shows the minimum future non-cancelable rental payments required under the operating leases which have initial or remaining non-cancelable lease terms in excess of one year. Total rental expense for operating leases were $87 million in 2001, $83 million in 2000 and $68 million in 1999.

    We have entered into real estate transactions as described below with Hewitt Holdings and its subsidiaries, Hewitt Properties I LLC, Hewitt Properties II LLC, Hewitt Properties III LLC, Hewitt Properties IV LLC, Hewitt Properties VII LLC, The Bayview Trust and Overlook Associates, an equity method investment of Hewitt Holdings, as of September 30, 2001:



Holdings Property Entity Location                  Commencement Date Expiration Date
------------------------ --------                  ----------------- ---------------
 Hewitt Properties I     Lincolnshire, Illinois     November 1998    November 2018
 Hewitt Properties II    Lincolnshire, Illinois     December 1999    December 2019
 Hewitt Properties III   Lincolnshire, Illinois     May 1999         May 2014
 Hewitt Properties IV    Orlando, Florida           March 2000       March 2020
 Hewitt Properties IV    The Woodlands, Texas       March 2000       March 2020
 Hewitt Properties VII   Norwalk, Connecticut       September 2001*  September 2011*
 The Bayview Trust       Newport Beach, California  June 2002        May 2017
 Overlook Associates     Lincolnshire, Illinois           **               **


---------------------
* In April 2002, Hewitt Properties VII sold the Norwalk Connecticut property and we entered a new lease with the purchaser with an expiration date of April 2017.
**We have several leases of various terms with Overlook Associates. The first began in 1989 and the last will expire in 2017.

    Based on the characteristics of the leases and the nature of the relationships between us and the Hewitt Holdings' property entities, the leases are classified as operating leases. Total lease payments were $38 million in 2001, $33 million in 2000 and $23 million in 1999. The leases were entered into on terms comparable to those which would have been obtained at an arm's length transaction. The underlying real property owned by the Hewitt Holdings' property entities aggregated $444 million and $411 million in 2001 and 2000. The investments in the properties owned by these related parties were funded through capital contributions by Hewitt Holdings and third party debt. Total outstanding debt owed to third parties by these related parties totaled $319 million and $329 million in 2001 and 2000. The debt is payable over periods that range from 13 to 19 years, and bears fixed interest rates that range from 5.58% to 7.13%. This debt is not reflected on our balance sheet as the obligation represented by the debt is an obligation of these related parties and Holdings, and is not an obligation of the Company. Substantially all of the activities of the Hewitt Holdings' property entities involve assets that are leased to the Company.


    Our debt consists primarily of lines of credit, term notes and equipment financing arrangements. Our unsecured line of credit provides for borrowings of up to $70 million through August 30, 2002, at LIBOR plus 42 to 75 basis points or the prime rate, at our option. Quarterly facility fees ranging from 8 to 13 basis points are charged on the average daily unused portion of the commitment. At March 31, 2002, there were no outstanding balances on this line.


    We have an unsecured multi-currency line of credit permitting borrowings of up to $10 million through February 28, 2003, at an interbank multi-currency interest rate plus 75 basis points. At March 31, 2002, the outstanding balance on the unsecured multicurrency line of credit and other foreign sourced debt aggregated $10 million.

    We have unsecured senior term notes with various note holders totaling $152 million as of March 31, 2002. The notes have fixed interest rates ranging from 6.5% to 8.1% and are repayable in annual installments from 2003 through 2012.

    Our computer and telecommunications equipment installment notes and capitalized leases are secured by the related equipment. The amounts due are payable over three to five year terms and are payable in monthly or quarterly installments at various interest rates ranging from 4.8% to 8.0%. At March 31, 2002, the outstanding balance on the equipment financing agreements was $21 million.

    A number of our debt agreements call for the maintenance of specified financial ratios, among other covenants. At March 31, 2002 and at each of the fiscal year ends 2001, 2000 and 1999 we were in compliance with all of our debt covenants.


    We plan to raise approximately $196 million in net proceeds in the offering. We refer you to "Pro Forma Combined Financial Information". We intend to use the proceeds from the offering as follows: approximately $50 million to repay indebtedness under our unsecured line of credit which will be incurred after March 31, 2002, in part to repay $24 million of liabilities assumed in connection with the acquisition of the benefits consulting business of Bacon & Woodrow; approximately $6 million for tax liabilities incurred in connection with our transition to a corporate structure; and the balance for working capital and general corporate purposes.


    We believe that the net proceeds of the offering, together with funds from operations, current assets and existing credit facilities, will satisfy our expected working capital, capital expenditures and investment requirements through at least the next twelve months. We believe we are not dependent on the proceeds of the offering to meet normal operating liquidity requirements over the next 12 months. We believe that funds from operations and financing available from Hewitt Holdings, our parent organization, or from increased debt capacity under existing or new credit facilities would be sufficient to satisfy the working capital needs of the Company. We believe our change to a corporate structure will provide financing flexibility to meet ongoing and future capital resource needs and access to equity for additional investments and acquisitions.

Market Risk

    We are exposed to market risk primarily from changes in interest rates and foreign currency exchange rates. We infrequently enter into hedging transactions to manage this risk and we do not hold or issue derivative financial instruments for trading purposes. A discussion of our accounting policies for financial instruments, and additional disclosures on our financial instruments, is included in the notes to the financial statements.

Interest rate risk

    We are exposed to interest rate risk primarily through our portfolio of cash and cash equivalents, which is designed for safety of principal and liquidity. We maintain a portfolio of cash equivalents with high quality financial institutions and review our holdings on a regular basis. The investments are subject to inherent interest rate risk as investments mature and are reinvested at current market interest rates.

    At March 31, 2002, approximately 95% of our long-term debt was at a fixed rate. Our variable rate debt consisted of our unsecured line of credit, which has an interest rate of LIBOR plus 42 to 75 basis points or the prime rate, at our option, and our unsecured multi-currency line of credit, which has an interest rate of an interbank multi-currency interest rate plus 75 basis points. As of March 31, 2002, there was no outstanding balance on our unsecured line of credit. As of March 31, 2002, the outstanding balance on the multi-currency line of credit was $7 million at rates ranging from 0.84% to 5.15% and foreign sourced debt was $3 million.

Foreign exchange risk

    For the six months ended March 31, 2002, and fiscal years 2001, 2000 and 1999, revenues from U.S. operations as a percent of total revenues were 92%, 92%, 92% and 94%, respectively. As a result, our foreign currency exchange exposure has historically been very low. Foreign currency net translation losses were $0.2 million and $0.8 million for the years ended September 30, 2001 and 2000, respectively, and foreign currency net translation gains were $0.2 million for the year ended September 30, 1999.

    We do not normally enter into derivative transactions except in limited situations where there is a compelling economic reason for entering into a hedging activity. On August 6, 2001, we purchased a (Pounds)150 million option in order to offset the foreign currency risk associated with our plan to purchase Bacon & Woodrow for common stock with a value of (Pounds)140 million (We refer you to Note 18 to our annual combined financial statements). The cost of the foreign currency option was $2.3 million which was recorded as a current asset since it will be settled on or before May 30, 2002. This instrument does not qualify for the hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, because SFAS No. 133 prohibits hedge accounting for a forecasted business combination. The instrument is marked to market as of the balance sheet date and the resulting gains or losses are recognized in other expenses, net. For the year ended September 30, 2001, the gain on the option was approximately $1.3 million, and for the six months ended March 31, 2002, the loss on the option was $3.6 million.

    We do not enter into any foreign currency forward contracts for speculative or trading purposes.

Recently Issued Accounting Pronouncements

    In July 2000, a consensus was reached by the Emerging Issues Task Force
(EITF) on Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Issue No. 99-19 requires a company to consider various factors or indicators to determine whether a company should recognize revenues based on the gross amount billed to a customer because it has earned the revenues on the sale of services or based on the net amount retained from the client after paying the supplier because it has earned a commission or fee. Our reporting of revenues is consistent with the requirements of Issue No. 99-19. We record revenue on a gross basis when we are the primary obligor in the arrangement or when we have credit risk in the arrangement. We record revenue on a net basis when the supplier is the primary obligor in the arrangement or when the supplier has credit risk.

    In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations, except for qualifying business combinations that were initiated prior to July 1, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized but are reviewed for impairment annually, or more frequently if indicators arise. We plan to adopt SFAS No. 142 as of October 1, 2002. The adoption of SFAS No. 142 is not expected to have a material effect on our future results of operations.

    In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The FASB issued SFAS No. 144 to establish a single accounting model, based on the framework established in SFAS No. 121. We are required to adopt SFAS No. 144 as of the beginning of fiscal year 2003. The adoption of SFAS No. 144 is not expected to have a material effect on our future results of operations.


    In March 2002, the FASB issued EITF Issue No. 01-14 (formerly EITF Abstracts, Topic No. D-103 released in November 2001), Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred. EITF Issue No. 01-14 requires reimbursements received for out-of-pocket expenses incurred to be characterized as revenues in the statement of operations. We adopted EITF Issue No. 01-14 during the quarter ended March 31, 2002, which is reflected in all periods presented.

                                   BUSINESS

Overview


    Hewitt is a leading global provider of human resources outsourcing and consulting services. Our mission is to excel at helping our clients and their people succeed together. We provided services to more than 1,700 clients in 2001, our 40th consecutive year of revenue growth. We believe that we are well-positioned to continue our growth in a business environment characterized by a growing recognition of the critical importance of human resources, increasingly complex human resources challenges and rapid technological change.


    Since our founding in 1940, we have continuously extended and expanded our human resources service offering. Early in our history, we specialized in providing actuarial services for sponsors of retirement plans and executive compensation consulting. These remain core competencies of the firm today. The passage of major benefits legislation in the 1970's and the proliferation of flexible benefits in the 1980's substantially increased companies' needs for advisory and administrative services related to health and welfare benefits, retirement benefits and compensation programs. In 1991, we introduced Total Benefits Administration(TM), which we refer to as TBA, which we believe is the first technology platform for outsourcing the administration of the three major benefit service areas in an integrated fashion. Following significant investments in technology and with over ten years of experience, outsourcing is now our fastest growing and largest business segment. We expect to continue to expand the breadth of our services to include additional human resources services and to increase our penetration of geographic areas outside of the United States.


    Of our $1.5 billion of net revenues in 2001, 65% were generated in our outsourcing business and 35% were generated in our consulting business. As illustrated in the diagram below, our outsourcing business is comprised of three core benefits administration services as well as our newer human resources business process outsourcing service, and our consulting business is comprised of three core service areas. We believe that our leadership position in both outsourcing and consulting, and our ability to provide integrated solutions across and within both our outsourcing and consulting businesses, are important competitive advantages.




                                  [FLOW CHART]

    Through our outsourcing business, we apply our benefits and human resources domain expertise and employ our integrated technology platform and other tools to administer our clients' benefit programs, including health and welfare (such as medical plans), defined contribution (such as 401(k) plans) and defined benefit (such as pension plans). We assume and automate the resource-intensive processes required to administer our clients' benefit programs and we provide technology-based self-management tools that support decision-making and transactions by our clients' employees. With the information and tools that we provide, our clients are able to optimize the return on their benefit investments.


    To date, we have focused on providing our outsourcing capabilities to large companies with complex benefit programs. As of March 31, 2002, we were providing outsourcing services to approximately 200 clients (typically through three- to five-year contracts) representing a total of approximately 300 benefit services. We define an outsourcing client as a company which has outsourced to us the administration of one or more of the three core benefit services. We define a benefit service as any one of the three benefit administration services that we provide for a client. As a result, for clients who offer health and welfare, defined contribution and defined benefit programs, we have the opportunity to provide three benefit services. On average, we provide approximately 1.5 benefit services per client across our outsourcing client base. We are focused on developing deep client relationships and establishing ourselves as the benefits outsourcer of choice across all three benefit services. We have grown our outsourcing revenues by both expanding existing client relationships and adding new clients.


    We believe that we will continue to deliver significant growth in our outsourcing business by continuing to penetrate our outsourcing target market, expanding relationships with existing clients, addressing the complex and changing needs for health benefit management services, providing outsourcing services to mid-sized companies, continuing to extend our service offering, growing our business outside the United States and establishing new distribution channels.


    Through our consulting business, we provide actuarial services and a wide array of other consulting services covering the design, implementation and operation of health and welfare, compensation and retirement plans and broader human resources programs. Our consulting clients include a diverse base of companies, many of which have been clients for a long time. We have grown our consulting revenues by both expanding existing client relationships and adding new clients. Of our 100 largest consulting clients in 2001 (ranked by revenues), 90 were consulting clients in each of the last five years. We plan to continue to grow our consulting business by cross-selling into our existing client base, targeting companies we currently do not serve, growing our business outside the United States and continuing to address the complex and changing needs for health benefit management services.


Industry Background

    Outsourcing is a growing solution for companies that seek to reduce and control their operating costs and shift management's focus from non-core administrative activities to core business priorities. Outsourcing non-core activities also enables companies to access superior capabilities and technologies not available internally, share risks and concentrate resources on their core business strategies.

    Human resources outsourcing is growing rapidly in today's increasingly service- and knowledge-based economy as companies view the effective management of human capital as critical to optimizing business results. As companies strive to improve profitability and productivity and to enhance their corporate cultures, the effectiveness of human resources expenditures is an area of increased focus. Furthermore, the increasing complexity of human resources processes and programs, the need to develop new or improved programs in response to changing regulations or competitive pressures and the desire to realize a high return on investments in these programs, all contribute to the rising premium placed on effective human resources. The human resources outsourcing industry is still emerging and is therefore characterized by rapid growth. According to Gartner Group, the global human resources outsourcing industry was $33.4 billion in 2000 and is expected to grow at a 15% compound annual growth rate to $67.6 billion by 2005. The U.S. human resources outsourcing industry was $21.4 billion in 2000 and is expected to grow at a 15% compound annual growth rate to $42.8 billion by 2005. The human resources outsourcing market, as defined by Gartner Group, includes benefits administration, education and training, hiring and recruiting, payroll services, personnel administration and other human resources administration services.

    While certain human resources functions such as payroll have been outsourced for a long time, the outsourcing of benefits administration is a more recent development. Companies are focused on maximizing the return on their benefit investments by structuring benefit programs that meet employee needs and expectations and by delivering those benefits efficiently. Companies are recognizing that in order to attract, motivate and retain talented employees, they must provide benefits that are viewed as valuable as well as tools that enable employees to make choices regarding their benefits and to conduct related transactions. At the same time, companies are challenged by rising health care costs, the growing complexity of health and welfare and retirement plans, frequent technological changes, the need to comply with changing regulations and the demands of their employees for choice, information and responsiveness. Consequently, companies are seeking outside assistance with the design and the management of their benefit programs.

    The global benefits administration industry was $9.4 billion in 1999 and is expected to grow at a 20% compound annual growth rate to $23.7 billion in 2004, according to Gartner Group. Benefits administration outsourcing, as defined by Gartner Group, includes transactional functions such as benefits program administration (such as providing enrollment materials, recordkeeping and COBRA administration), regulatory compliance, claims management and participant call center management, as well as strategic components such as benefits program design and provider selection. The three primary areas of benefits administration that companies outsource are health and welfare, defined contribution and defined benefit programs.

    The global business environment is becoming increasingly complex, competitive and technology-focused, and employees are demanding more choice and self-management of benefits. Furthermore, the shift from a manufacturing-based economy to a service- and knowledge-based economy places a greater premium on a company's ability to attract, motivate and retain the human capital necessary to generate value. At the same time, competition for talent will become more intense as the estimated number of 25- to 44-year-old U.S. workers is expected to decline from 70 million in 1998 to 67 million by 2008, while the trend of historically low unemployment among college educated professionals (2.3% in 2001) continues, according to the U.S. Bureau of Labor Statistics. As a result, companies are increasingly seeking outside consultants for guidance on human resources issues. According to International Data Corporation, the U.S. human resources consulting industry was over $10.9 billion in 2000 and is expected to grow at a compound annual growth rate of 12% to nearly $19.6 billion by 2005. The human resources consulting market, as defined by International Data Corporation, includes benefit plan design, leadership development, human resources process re-engineering and organizational design.

OurCompetitive Strengths

    We believe the following strengths distinguish us from our competitors:


    Outsourcing leadership through a combination of experience, execution and technology. We have provided benefit plan recordkeeping services for approximately 20 years. In 1991, we introduced TBA, which we believe is the first technology platform for outsourcing the administration of the three major benefit service areas in an integrated fashion. We have worked hard to earn our reputation for excellence in execution. Based on number of participants, we believe that we are the leading provider of outsourced benefit administration services for both health and welfare and defined benefit programs and the largest provider of outsourced defined contribution administration services that is not also an asset manager. According to a survey conducted by Plan Sponsor magazine, we are the third largest provider of outsourced defined contribution administration services based on number of participants.



    Human resources innovator. We are viewed as an innovator in areas critical to the human resources field. Examples of our innovation in benefit plan design and assessment, technology applications and plan sponsor and participant decision support in human resources include:


    . TBA, which we believe is the first computer system to integrate the administration of health and welfare, defined contribution and defined benefit programs in a single, real-time system;

    . Hewitt Plan Sponsor Sight, a comprehensive web-based benefits management tool through which plan sponsors can collaborate with us for more efficient project management, analyze and report on their benefit programs and interact with a community of their peers;

    . Hewitt Associates Connections(TM), an automated data transfer management and premium payment process connecting us with more than 250 insurance companies and other health plan providers to facilitate data transfer, resolve quality issues, validate participant eligibility and pay premiums in order to eliminate overpayment to health plans;

    . Hewitt Health Value Initiative(TM), a comparative database to assess the financial efficiency, quality and patient satisfaction of approximately 2,000 health plans;

    . Benefit Index(R), an industry benchmark for measuring the competitive value of benefit plans;


    . Total Compensation Measurement(TM), an industry benchmark for analyzing compensation effectiveness and comparing compensation programs with data from over 1,000 companies, including approximately 70 of the Fortune 100;


    . Your Total Rewards, a web-based tool that delivers personalized total compensation information to employees and executives; and

    . Hewitt Mergers & Acquisitions Management Center(TM), a website supporting organizational change project management and access to technical expertise needs ranging from due diligence through integration.

    Demonstrated ability to provide integrated human resources outsourcing and consulting services. The depth and breadth of our human resources domain expertise spans both outsourcing and consulting, differentiating us from our competitors, most of which offer either human resources outsourcing or consulting services. Our strength enables us to offer services integrated both across and within our outsourcing and consulting businesses. Our approach allows us to understand our clients' human resources needs and to develop comprehensive solutions that incorporate the complete range of human resources strategy, design, implementation, administration and customer services.


    Long-standing relationships with many of the world's largest corporations. We work with senior management at many large organizations. In 2001, we served 253 of the Fortune 500, 87 of which were outsourcing clients. Of our 100 largest clients in 2001 (ranked by revenues), 91 have been our clients in each of the last five years. We believe our client development approach is critical to establishing and maintaining our strong client relationships. Our employees develop a deep understanding of the needs of each client and then tailor and integrate the appropriate solutions from our broad range of human resources capabilities. This strategic, needs-based approach enables us to develop client relationships based on trust and partnership.



    Significant recurring revenues. The nature of our business, our deep understanding of our clients' strategies and our long-standing client relationships produce significant recurring revenues. In our outsourcing business, we utilize long-term (typically three- to five-year) contracts and experience high renewal rates. In our consulting business, we enjoy a high level of recurring work because of clients' annual needs for certain of our services, such as actuarial valuations of defined benefit plans and consultation regarding the processes of compensation review and health plan selection and negotiation.


    Distinctive, integrated solutions to serve our clients in the rapidly changing health benefit management area. We take a comprehensive approach to providing health benefit management services to our clients and their employees. We help clients develop and implement health benefit strategies that are aligned with their business and human resources strategies. With data from over 350 large employers, we benchmark plan efficiency and benefit design in local communities. In addition, we have developed a comprehensive Internet purchasing site to drive efficient provider negotiation and purchasing. As part of this process, we assist employers in determining the funding approaches and employee contribution strategies that will best meet corporate objectives, developing budgets and managing the financial aspects of their health benefit programs. We also provide participants with detailed information and decision support regarding their health benefit programs.

    Proven technology platform. The size of our outsourcing business enables us to efficiently develop leading-edge technology systems that are flexible to meet our clients' varying needs and that are secure and redundant to ensure the protection of their employees' sensitive data. In building our TBA platform, we developed custom solutions using open industry standards and integrated third party applications to create the first integrated three-benefit service outsourcing platform. Regardless of the access channel participants use to manage their benefits (Internet, automated voice response or call center), transactions are posted real-time in a secure, integrated database. We have spent approximately 12% to 13% of our revenues in each of the past three years on building, enhancing and supporting our technological advantage, and we intend to continue to make substantial investments in technology in order to maintain our leadership in this area.


    Distinctly collaborative culture and highly dedicated team. The foundation of our culture is our "one-firm firm" approach that we believe enables us to effectively serve our clients and attract and retain talented employees. Under this approach, we do not maintain separate profit centers by office, country or market; instead we encourage a spirit of working to the client's best outcome and we facilitate serving our global clients in a seamless fashion. Our comprehensive, intranet-based knowledge management system allows each employee, regardless of location, to access the resources and leverage the expertise of the entire firm. Our 17 executive officers have been with us for an average of 16 years, and our Chief Executive Officer is only the third person in our 62-year history to hold this position. As evidence of our continuing emphasis on culture and loyalty, we intend to issue 5,875,929 shares of restricted class A common stock, which will represent 6% of our outstanding stock, to our non-owner employees immediately following the offering. Our current owners will then own 72% of our common stock, or 71% if the underwriters exercise their over-allotment option in full.

Our Strategy for Growth

    To serve our clients and grow our business, we are aggressively pursuing the following strategic initiatives:

    Continue to penetrate our outsourcing target market. We have targeted large companies with complex benefit programs for our outsourcing services. While we have grown our outsourcing business rapidly, we believe that significant opportunity remains as more companies decide to outsource their benefits administration. While the defined contribution outsourcing market is well-developed, many large corporations still manage their health and welfare and defined benefit programs internally. Companies are increasingly outsourcing human resources processes and programs for a number of reasons, including the desire to focus on core competencies, the complexity of these processes and the frequency of technological and regulatory changes affecting the administration of these programs. We believe that we are well-positioned to capitalize on these trends due to our proven execution capabilities, and our ability to eliminate inefficiencies, continually evolve program designs to meet business objectives and effectively manage compliance risks.


    Expand relationships with existing clients. As a result of the breadth and quality of our service offering and our understanding of our clients' needs, we are well-positioned to provide additional services to existing clients. We have over 100 managing consultants who are responsible for developing our largest client relationships into long-term partnerships and deepening the integration of our services with our clients' overall business strategies. Substantial opportunities remain to expand our relationships with existing clients. While we provided services to 253 of the Fortune 500 during 2001, only 87 were outsourcing clients. In addition, as of March 31, 2002, we were providing all three benefit services to fewer than 30 of our approximately 200 outsourcing clients. Of our top 100 consulting clients in 2001 (ranked by revenues), 90 were consulting clients in each of the last five years.


    Address the growing, complex and changing needs for health benefit management services. We believe new generations of changes in benefit strategies will be driven by rising health care costs. In addition, employers are challenged by the growing complexity of health care programs, changing regulatory requirements and increasing demands from their employees for choice, information and responsiveness. Our integrated health benefit management approach enables us to provide high-value, cost-effective solutions to meet the specific objectives of our clients. Our ability to aggregate health plan information and purchasing data across employers and therefore achieve lower rates for our clients positions us to capitalize on the drive for cost efficiency and choice. In response to the growing trend of consumer-driven health care, we also design and implement communication strategies and information tools to ensure that participants have a detailed understanding of their health care options and plans. We believe employers may seek to deliver health care through a "defined contribution" or "consumer-choice" model, creating an opportunity for us to assist employers with program design and to be a source of information and decision support as employees assume greater self-management.

    Expand outsourcing margins. An important element of our growth strategy is to improve the efficiency with which we deliver our outsourcing services. As we grow the revenues from our outsourcing services, we expect our margins to expand as we leverage our existing investments. We are also focused on reducing the costs associated with providing outsourcing services to our clients. We have established groups specifically charged with improving the efficiencies and effectiveness of our outsourcing operations and re-engineering the client implementation process to reduce associated costs.

    Provide outsourcing services to mid-sized companies. To date, the primary focus of our outsourcing business has been on companies with at least 10,000 employees. We believe, however, that we have the opportunity to expand our business to serve companies with 1,000 to 10,000 employees. Sageo, which was incorporated into our outsourcing business in 2001, offers a variety of health benefit options to participants with minimal, cost-effective involvement by the plan sponsor. We believe this will be an attractive alternative for the mid-market employer. In addition, we are working to evolve our TBA platform to provide effective, cost-efficient solutions for companies with less complex benefits needs.


    Continue to extend our service offering. We intend to continue our history of evolving to meet our clients' needs. As an example, we are currently introducing a broader human resources business process outsourcing service, which we refer to as HR BPO, that will help our clients transform their human resources function and processes in order to better manage and control costs while improving effectiveness. We have a letter of intent to provide this new service to our first client, a U.S. subsidiary of a large global company, with implementation work under way and we expect to be operational later this year.



    Grow our business outside the United States. In the last five years, we have expanded our capabilities in a number of countries through selective acquisitions, transitioning joint ventures into fully-owned offices and expanding services in existing offices. With offices in 30 countries, we are well-positioned to meet the growing demand for our services outside the United States. We expect our acquisition of the benefits consulting business of Bacon & Woodrow, a leading retirement and financial management consulting firm in the United Kingdom, to contribute to our ability to grow internationally, especially in the United Kingdom (the second largest market for such services).


    Establish new distribution channels. Our growth has resulted primarily from our internal client development efforts. In order to extend our market reach, we have established a group to explore the development of alliances with organizations such as financial service organizations, complementary human resources service providers and business process outsourcers. For example, we have one insurance brokerage firm alliance and are exploring others as distribution channels for our Sageo service offering. We are also exploring relationships to provide administration services to securities firms who manage the assets of defined contribution plans, and with business process outsourcers to imbed our outsourcing services in the bundle of services they provide.

Business Segments

    Our two principal business segments are outsourcing and consulting:

    . Outsourcing--We apply our benefits and human resources domain expertise and employ our integrated technology platform and other tools to administer our clients' benefit programs, including health and welfare (such as medical plans), defined contribution (such as 401(k) plans) and defined benefit (such as pension plans). We assume and automate the resource-intensive processes required to administer our clients' benefit programs and we provide technology-based self-management tools that support decision-making and transactions by our clients' employees. With the information and tools that we provide, our clients are able to optimize the return on their benefit investments.

    . Consulting--We provide actuarial services and a wide array of other consulting services covering the design, implementation and operation of health and welfare, compensation and retirement plans and broader human resources programs.


    While we report revenues and direct expenses based on these two segments, we present our offering to clients as a continuum of human resources services.


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Outsourcing

    The most significant part of our outsourcing segment consists of benefit outsourcing services, which is our primary business, and includes three principal categories of employee benefit programs:

    . Health and Welfare;

    . Defined Contribution; and

    . Defined Benefit.

    Through our technology-based platform, TBA, we provide an automated solution to our clients' benefit-related processes that is flexible to adapt to a broad range of program complexity and to accommodate the needs of clients ranging in size from 1,000 to 500,000 employees. Our outsourcing services are designed to help clients eliminate inefficiencies in benefits delivery to employees, continue to meet business objectives in a changing environment and meet compliance obligations of their benefit programs. We relieve human resources managers of the resource-intensive day-to-day processes required in the administration of benefit programs, including recordkeeping, data management, systems integration and transaction and decision support. We follow a comprehensive protocol to develop an understanding of our clients' needs, learn their systems and culture and jointly define the objectives of each outsourcing client. TBA provides a secure and redundant solution to manage participant data, record and manage transactions executed by participants and administer benefit payroll deductions. In addition, TBA facilitates the transmission and transfer of data between our clients and both their participants and outside parties (such as health plans, trustees and investment managers). We also provide plan sponsors with web-based tools that enable them to report on and analyze the return on investment in their benefit programs, facilitate project management with us and interact with a community of their peers.

    Our outsourcing services enable our clients to satisfy their employees' needs for choice, information and decision-making tools. We offer our clients' employees three channels for interfacing with us: Internet, automated voice response system and call centers. This multiple access approach encourages employees' self-management of their benefits, which in turn helps our clients control and reduce their benefit costs. Our web-based tool, Your Benefit Resources(TM), which we refer to as YBR, is fully integrated with the TBA platform and provides participants with personalized content and fast, accurate, and easy-to-use decision support tools that allow "real-time" management of their benefit decisions and transactions. YBR also provides participants with seamless integrated interfaces to outside providers of services such as investment advice and health care provider directories. Automated voice response provides participants certain transaction capabilities over the phone. These self-management solutions can be further enhanced through SmartLink(TM) (a telephone-based platform) or its successor AccessDirect(TM), a multi-channel platform for navigation and access services providing a personalized directory service that enables employees to connect to their human resources and benefit providers. For participants who need more assistance with benefit issues, we staff our call centers with employees who have received intensive training in issues specific to the client's benefit plans.


    We deliver outsourcing services primarily to large organizations with complex benefit programs. During 2001, 87 of our outsourcing clients were in the Fortune 500. Our outsourcing clients typically sign three- to five-year contracts and most of our clients have renewed their contracts with us upon expiration of the initial term. Outsourcing represented 65% of our net revenues in fiscal 2001.


    Health and Welfare. Administering health and welfare benefit programs is an extremely important and complex task for employers who must manage both the continuously rising cost of providing health insurance and employees' demands for increased choice of health and welfare benefit options. Every year, each company has a period of time (typically three to four weeks), during which

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employees are required to make decisions regarding their health and welfare options and enroll in programs for the following year. Each employer must communicate its benefit offerings by providing employees with information explaining the available options and answering employees' questions regarding the various alternatives. Once employees have submitted their choices, the employer must then accurately communicate these choices to provider organizations. For companies managing benefits administration internally, staffing a human resources department with adequate support to effectively and efficiently handle this annual surge of activity is extremely challenging. Furthermore, ongoing health and welfare administration requires managing payroll deduction and status data that determine each participant's health plan eligibility and transmitting eligibility data to health plans and providers.

    Our technology-based delivery model offers employers a cost-effective and efficient solution to their health and welfare benefits administration needs. We are able to manage the annual enrollment process in a seamless manner for the employer and have the ability to clearly communicate to employees their available choices. We also are able to deliver significant value to our clients outside of the annual enrollment process and in the context of ongoing benefits administration. For example, Hewitt Connections, our automated data management and premium payment process, connects us with more than 250 insurance companies and other health plan providers in the United States, Canada and Puerto Rico, facilitating data transfer, resolving quality issues, validating participant eligibility and paying premiums in order to eliminate overpayment to health plans. Additionally, we offer automatic payment of employees' portion of program costs, providing significant efficiencies to the employer and helping to ensure that contributions to health plans for inactive employees and retirees are appropriately credited. Further, we document and report issues and statistics to assist plan sponsors in driving better plan performance.

    Our services are available to participants on a 24 hours a day, seven days a week basis. YBR enables participants to enroll in and manage their health and welfare benefits via the Internet. In addition to using YBR to obtain information about the various options available and model their health and welfare benefit costs under various assumptions, participants can also use our automated voice response system or our call centers. Additionally, ProviderDirect, another web-based service, allows participants to identify in-network medical providers by criteria such as specialty, location and gender. Our Participant Advocacy service provides assistance directly to participants regarding the resolution of health plan eligibility, access and claim issues.


    Based on number of participants, we believe that we are the largest provider of outsourced health and welfare administrative services. As of March 31, 2002, we provided health and welfare outsourcing services to approximately 110 plan sponsors. We believe our experience and expertise in managing complex health and welfare plan administration issues will be a significant factor in the continued growth of this business, especially as plan sponsors continue to focus on managing the cost of multi-option health and welfare programs.



    In 2000, Sageo was developed to deliver health and welfare benefits primarily via the Internet. The Sageo model of delivery is designed to provide a variety of health and welfare options to participants in a less time-consuming and more cost-effective manner for the plan sponsor. Sageo, which was incorporated into our outsourcing business in 2001, offers a variety of health benefit options to participants with minimal, cost-effective involvement by the plan sponsor and served approximately 20 plan sponsors as of March 31, 2002. We believe this is an attractive alternative for the mid-market employer. In addition, we believe Sageo may be an attractive model for employers seeking to deliver health care through a "defined contribution" or "consumer-choice" model, creating an opportunity for us to assist employers with program design and to be a source of information and decision support as employees assume greater self-management.


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    Defined Contribution. Most large and mid-sized companies outsource the administration of their defined contribution plans. Defined contribution administration requires management of massive volumes of participant, payroll and fund management data and transactions, and daily transaction data transmissions between companies and their defined contribution plan trustees and asset managers, as well as the daily posting of investment results to participants' individual defined contribution accounts.

    Unlike many of our competitors who provide defined contribution outsourcing services as a means to accumulate plan assets in their proprietary investment funds, we do not manage investments. As a result, we are able to maintain an objective, neutral position regarding our clients' choices of funds to include in their plans, and we focus on providing reliable, high quality and comprehensive services to both the plan sponsor and to the participant.

    Through our TBA system, we maintain and manage defined contribution data for clients, while accommodating clients' choices of trustees and investment funds. This allows our clients to provide defined contribution programs that their employees value, transfer the administrative burden for these programs and control costs. In addition, we work with researchers at leading academic institutions to analyze the considerable amounts of data we accumulate to identify trends in participant investment behavior. This additional intelligence allows us to help our outsourcing clients refine their strategy for meeting participants' investment needs.

    For plan sponsors seeking a less customized approach, our alliance with Frank Russell, a leading institutional investment management firm, allows seamless coordination of administration, trustee, communication and investment management services for a single fee. Additionally, for plan sponsors wanting to provide employees with a greater range of investment choices, our alliance with Harrisdirect, a leading provider of online brokerage services, permits plan sponsors to provide a self-directed brokerage option to participants.

    We provide web-based access 24 hours a day, seven days a week through our YBR site for participants to make various elections and changes to their defined contribution accounts. Participants can also use our automated voice response system or our call centers to ask questions. This is very appealing to participants who increasingly desire the ability to actively manage their investments. Through integrated YBR capabilities, we also provide participants with access to investment advice from third party vendors and self-directed brokerage account options from Harrisdirect.


    Based on number of participants, we believe we are the largest provider of outsourced defined contribution administration services that is not also an asset manager. According to a survey conducted by Plan Sponsor magazine, we are the third largest provider of outsourced defined contribution administration services based on number of participants. As of March 31, 2002, we provided defined contribution outsourcing services to approximately 110 plan sponsors. While the domestic market for defined contribution outsourcing is relatively well-developed, we believe the international markets offer us opportunities for expansion as employers in many countries outside the United States are beginning to adopt defined contribution plans. We believe our global reach and our strategy to increase our international presence will provide a platform to grow this service offering.


    Defined Benefit. Most mid-sized and large employers continue to sponsor defined benefit (pension) plans. Pension plans are subject to numerous laws and regulations and the administration of them has historically been extremely paper-intensive, resulting in challenges for employers. Because inaccurate or improper plan administration can have significant adverse consequences, many employers seek third-party providers to administer their plans.

    Our defined benefit outsourcing services were a natural extension of the retirement and financial management consulting services that we have provided since our inception. Through our TBA system,

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we have re-engineered, streamlined and shortened the traditional processing of an employee's retirement. Our approach relies on a high degree of automation for both calculations and execution of transactions for each participant. TBA includes a database that captures all historical data for current and past participants, enabling employers to accurately apply plan provisions to appropriate participant populations. Additionally, for employers who are implementing plan changes, TBA offers an Internet channel that provides employers with decision-making support.

    Through YBR, we provide participants convenient and easy-to-use web-based tools to model their benefits based on various retirement dates, information regarding their retirement options and the ability to initiate and process their retirement online. Participants can also use our automated voice response system to ask questions. We also provide through our call center access for all participants to pension counselors who are knowledgeable about their pension programs and options and who can help explain the often complex process of how their pension plans work.


    Based on number of participants, we believe that we are the largest provider of outsourced defined benefit administration services. As of March 31, 2002, we provided defined benefit outsourcing services to approximately 80 plan sponsors. We believe there are growth opportunities for us as we continue to leverage our technology, expertise and experience to bring our defined benefit outsourcing services to companies which have not yet outsourced their defined benefit plans.



    Broader Human Resources Business Process Outsourcing. We have built on our experience in outsourcing to offer a platform for broader human resources business process outsourcing, which we refer to as HR BPO. This service will enable our clients to outsource the integration of a wide range of administrative human resources functions, including workforce administration and support, recruiting, workforce relations management, rewards planning and administration, learning and development and performance effectiveness management. Through our HR BPO service, we intend to enable companies to re-engineer their human resources administration in order to enhance effectiveness and reduce costs, and then to employ web-based technologies to automate processes and transactions. By outsourcing the integration of their human resources functions to us, companies will be able to receive improved services and tools for employees, managers and the human resources function without having to continually invest capital and resources to keep pace with rapidly developing human resources technologies and processes. This service will be provided through a combination of our own capabilities and alliances with other specialized providers.



    We have a letter of intent to provide our HR BPO service to our first client, a U.S. subsidiary of a large global company, with implementation work currently under way and we expect to be operational later this year. We anticipate that our early opportunities for this service will be with our existing client base with which we already have outsourcing relationships.


Consulting

    In today's increasingly service- and knowledge-based economy, companies regard the effective management of human capital as critical to the success of their business. Companies recognize that in order to attract, motivate and retain talented employees, they must provide benefits, compensation and other human resources programs that employees view as valuable as well as the tools to enable employees to make choices and conduct related transactions.

    To meet this need, we provide actuarial services and a wide array of other consulting services covering the design, implementation and operation of health and welfare, compensation and retirement plans and broader human resources programs.

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    Our consulting services consist of three principal categories:

    . Health Management;

    . Retirement and Financial Management; and

    . People Value and Human Resources Management.


    We deliver consulting services to a diverse range of large and mid-sized clients. Consulting represented 35% of our net revenues in 2001.


    Health Management. Increasing health care costs present a challenge for many companies at a time when employees expect broader and more cost-effective health care choices and general economic conditions place demands on employers to reduce spending. We believe we have an opportunity to help employers control these escalating costs and take advantage of the transformation of health and welfare benefits from a managed care to a consumer-driven system. Our health management consultants help clients design comprehensive health and welfare strategies, from the initial philosophical approach to specific benefit plan content that supports our clients' human resources strategies. We assist our clients in the selection of health plans that balance cost and value and improve employee satisfaction. We also help clients determine which funding approaches (i.e., insured, self-insured, or risk adjusted insured) and employee contribution strategies will best meet their objectives.

    We help our clients achieve these goals through our proprietary technology applications and tools that we have developed, including:

    . The Hewitt Health Value Financial Index. An actuarially normalized measure of health care purchasing efficiency by plan and market, comparing a company's results to a database of 12 million participants;

    . The Hewitt Health Value Performance Index. Detailed quality, financial and administrative performance data on over 2,000 health plans across the United States;

    . The Hewitt Health Resources eRFP. We believe this is the highest volume
      Internet purchasing site in the group health insurance industry, supporting over 4,000 HMO negotiations and renewals annually; and

    . Consumer Satisfaction Web Site. Feedback on employees' satisfaction with individual health care plans as an additional measure of employer performance.


    Our health management consulting business provided services to approximately 400 clients during fiscal 2001. We believe we continue to be well-positioned to address the growing, complex and changing needs for health benefit management services through our integrated approach, enabling us to provide high-value, cost-effective solutions to meet the specific objectives of our clients.


    Our health management consulting business is closely integrated with our health and welfare benefits outsourcing business to provide a comprehensive solution from strategy and design to delivery and administration of health and welfare benefits. We are able to extract detailed design, demographic and health plan cost data from our outsourcing clients and aggregate the data to provide unique insights for our consulting clients into the quality, cost efficiency and rate structure of nearly every local health plan in the United States. Furthermore, due to our health and welfare outsourcing experience, we are able to design programs that not only meet our clients' business objectives, but that also can be administered and delivered efficiently and cost effectively. In addition, for our consulting clients that are also outsourcing clients, we are able to leverage the data and knowledge we accumulate through outsourcing to create efficiencies, speed implementation and execution of strategies and enhance our service offering in providing consulting services to them.

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    Retirement and Financial Management. Virtually all large companies sponsor retirement plans as part of their overall employee benefit programs--either defined benefit plans, defined contribution plans or a combination of plans. Many large companies also offer retiree medical and life insurance benefits as part of their overall retirement benefit program. Over the past few decades, the liabilities and assets which underlie these programs have grown considerably, and the regulatory and accounting standards which govern retirement plans have become increasingly complex. Additional services are often needed with respect to retirement plans in the case of significant corporate events or changes such as workforce reductions, early retirement programs, mergers or acquisitions. All of this has contributed to a continuing demand for retirement-related consulting.

    Our Retirement and Financial Management business, which we refer to as RFM, assists clients in three primary activities: (i) developing overall retirement program designs that are aligned with the needs of companies and their employees; (ii) providing the appropriate actuarial analysis to ensure that plans are funded and/or expensed properly; and (iii) consulting on asset allocation, investment policies and investment manager evaluation.

    There has been significant activity around retirement program redesign, as companies look to simplify plans, better manage overall program costs and risks, and align their program design with their business objectives. Our RFM consultants work with clients to understand their business and workforce strategies, to define their philosophy with respect to retirement programs, and to design programs that reinforce the key messages to their workforce, while also helping to ensure that the programs comply with applicable governmental regulations. To assist in the design process, we have developed a variety of interactive, real-time modeling and analytical tools to help employers understand the effect of program changes on individual employees and to highlight the issues inherent in making an effective transition from one program to another. We measure the competitive position of our clients' retirement programs using our proprietary Benefit Index(R) tool, which calculates the relative value of a company's benefit program compared to a group of selected companies in the same industry, of similar size or in the same geographic region. We believe Benefit Index(R) is the industry benchmark for measuring the relative value of an organization's retirement program. We also help employers develop individual websites, often with modeling capabilities, to communicate the details of new retirement programs and often to allow employees to project their own benefits under different assumptions or program choices.

    When employers sponsor defined benefit plans or retiree welfare plans, they need the services of a qualified actuary in order to obtain certain required financial information. Actuarial relationships tend to be long-standing, ongoing engagements, and actuarial services represent a significant portion of our RFM business. As actuaries for a plan, we calculate the plan's funded status, the annual cash contribution requirements under applicable governmental requirements, the annual expense impact under applicable accounting standards and various additional information for the company's annual financial statements. In addition to these services, our RFM actuarial consultants provide additional benefit plan services by assisting with the annual budgeting and planning process, preparing financial projections for asset and liability trends (a joint effort with our RFM investment consultants) and providing cost information during union negotiations. Our RFM actuarial consultants also play a significant role during due diligence investigations and analyses of proposed mergers, asset sales, acquisitions and other corporate restructurings to help our clients understand the implications of such transactions on the liabilities and funded status of the plan, as well as on the future cash contribution and expense trends.

    Our RFM investment consultants work with fiduciaries of both defined contribution and defined benefit plans to help them set investment philosophies, determine asset allocations and select asset managers. We also monitor the performance of a large number of asset managers and, since we do not manage assets, we are able to provide clients with an objective analysis of investment policies and

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procedures, including the qualifications of key decision-makers. We created
Hewittinvest.com, a web portal that provides investment information, including current capital market research and developments.

    Our RFM consulting business is closely aligned with our defined benefit and defined contribution outsourcing business. With our full range of services, we are able to provide comprehensive retirement program solutions for clients, from strategy and design of retirement plans to actuarial and investment services and administration and implementation of retirement plans. For consulting clients that are also outsourcing clients, we are able to leverage the data and knowledge we accumulate through outsourcing to assist them in developing plan design features and actuarial services better suited to their specific needs.


    Our RFM consulting business provided services to approximately 1,000 clients during fiscal 2001. We expect that our RFM services will continue to contribute to our overall growth, especially as clients have begun to adopt a global outlook and focus on selecting consultants with international capabilities. Over the past several years, we have expanded our global RFM capabilities significantly, through both internal growth and a series of acquisitions and alliances in Canada, Hong Kong, Mexico, Switzerland and the United Kingdom.



    Most recently, we have entered into a definitive agreement to acquire the benefits consulting business of Bacon & Woodrow, a leading retirement and financial management consulting firm in the United Kingdom. We refer you to "Reorganization and Other Transactions--Bacon & Woodrow Acquisition". Our increased presence in the United Kingdom, where many of our clients also have significant operations, will enhance our ability to offer global design, actuarial and investment consulting services.


    People Value and Human Resources Management. In our increasingly service- and knowledge- based economy, the value and importance of people in sustaining business performance is more apparent than ever before to senior managers around the world. As a result, finding, managing and engaging talented employees and leaders are among today's top business challenges. Meeting these challenges successfully is expected to become even more important as the competition for talent becomes more intense. The U.S. Bureau of Labor Statistics has estimated that the number of 25- to 44-year-old workers is expected to drop from 70 million in 1998 to an estimated 67 million by 2008, while the trend of historically low unemployment among college educated professionals (2.3% in 2001) continues.

    Our People Value and Human Resources Management business, which we refer to as PVHRM, is focused on three primary activities: (i) devising strategies for attracting, developing, motivating, rewarding and retaining the leadership and other talent our clients need to succeed; (ii) providing solutions to the people-related issues arising from organizational change; and (iii) reducing costs and enhancing our clients' productivity.


    We help clients create effective human resources processes by working with them on the strategy, design and implementation of customized reward and performance management programs, including annual incentives, stock options and other performance-based plans. Through our numerous talent and rewards tools, data and services, we help companies align their human resources investments with their business objectives, identifying critical people and human resources practices based on a given business environment, geography and labor force situation. For example, our Total Compensation Measurement and Variable Compensation Measurement(TM) tools enable clients to analyze and assess compensation effectiveness and to compare their compensation programs with over 1,000 companies, including approximately 70 of the Fortune 100. We also help clients use focus groups, interviews, surveys and other methods to better understand their workforce, effectively communicate to enhance their relationships with their employees and encourage the types of behavior that ensure business success.


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    Our PVHRM consultants also assist clients with significant people and human resources issues arising out of events such as mergers and acquisitions, divestitures, initial public offerings, spin-offs, joint ventures and other restructurings. In each of these organizational changes, people play a critical role in determining the ultimate success or failure of the transactions. Our Mergers & Acquisitions Management Center, a website supporting project management and providing access to technical expertise needs ranging from due diligence to integration, enables seamless collaboration between our clients, consultants and external service providers. In the last three years, we have provided organizational change services in connection with over 350 transactions. Our organizational change services have given us an important gateway to companies with whom we have not historically had large PVHRM relationships.

    Our human resources effectiveness service helps clients reduce human resources operating costs, generate more productivity in the workforce, and drive more effective people-related decisions. Our consultants use various tools, including web-based technology and analysis as well as traditional models and methodologies, to rapidly diagnose human resources risks and opportunities, to prioritize actions and to leverage technology to deliver effective solutions. For example, through our HR Effectiveness Rapid Diagnostic tool, we provide web-based analysis of labor costs and fragmentation of activity to identify inefficiencies, opportunities and the corresponding cost implications.


    Our PVHRM consulting business provided services to approximately 900 clients during fiscal 2001. We anticipate increased demand for our services as companies continue to expand globally and seek assistance in developing and implementing successful organizational change. As demographic projections indicate an increasing shortage of talent globally, we anticipate that clients will increasingly seek help with effective strategies for attracting and retaining talent and for compensating in a way that is aligned with business objectives.


    Our PVHRM consulting business is closely aligned with our new broader human resources outsourcing service. Our PVHRM consultants work with our outsourcing clients to transform their human resources processes to improve the efficiency and effectiveness of the human resources function. We also provide communication, training and change management services to support this transformation. We believe we will be able to leverage our deep human resources domain knowledge and consulting experience in this transformation process for our outsourcing clients.

Client Development

    We have an integrated, strategic approach to client development that helps us establish deep, long-term client relationships based on trust and partnership. Unlike many firms, we have had a dedicated group managing this process for more than 30 years.

    Our client development employees are divided into two teams: business developers and managing consultants. Typically, business developers are responsible for the initial acquisition of a client. Our business developers enable us to maintain a consistent level of work in the pipeline since their principal focus is to pursue new business opportunities. This allows our consultants and our outsourcing engagement managers to focus primarily on relationship building and delivery of services for existing clients.

    Our managing consultants are responsible for developing our client relationships into long-term partnerships. We have over 100 managing consultants worldwide who manage our largest client relationships. Our managing consultants work to understand our clients' business goals and then deliver solutions that will have the most positive impact on their business results. Our use of managing consultants in our client development strategy for over 30 years differentiates us from our competitors. We believe this role is the key to providing integrated solutions to our clients globally.

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    The acquisition and management of our client relationships is supplemented and supported by teams of employees from the various disciplines within our business. These employees help us ensure that we have both the proper coverage and appropriate expertise to demonstrate to clients that we have the capabilities required to address the most complex human resources challenges these organizations face.


    The table below presents a list of current clients for whom we are providing significant services. These clients represent a cross-section of industries and markets we serve. We provide both outsourcing and consulting services to many of these clients.



  3M Company                      IBM Corporation
  Abbott Laboratories             J.C. Penney Company, Inc.
  Alcoa Inc.                      Johnson & Johnson
  American Family Insurance Group Liberty Mutual Insurance Company
  AstraZeneca                     Lucent Technologies Inc.
  The Boeing Company              Novartis AG
  CNA Financial Corporation       Public Service Enterprise Group Incorporated
  Computer Sciences Corporation   Royal Philips Electronics
  Continental Airlines, Inc.      SBC Communications Inc.
  DaimlerChrysler Corporation     Siemens AG
  Dell Computer Corporation       Southern Company
  Duke Energy Corporation         Southwest Airlines Co.
  El Paso Corporation             Starbucks Corporation
  First Data Corporation          SUEZ
  Fluor Corporation               Target Corporation
  Hallmark Cards, Inc.            Texas Instruments Incorporated
  HCA                             UAL
  The Home Depot                  Verizon Communications Inc.
  Honeywell International, Inc.   Wells Fargo & Company




Technology Innovation


    We believe that our technological capabilities are an essential component of our strategy to grow our benefits outsourcing business and create new service offerings. As of March 31, 2002, we had approximately 1,400 employees engaged in technology functions including: research and development, application development and integration, and operations. Technology and telecommunication expenses, excluding related employee compensation, were $171 million in 2001, $164 million in 2000 and $130 million in 1999.


    We have a long history of technological innovation. Our strategy is to develop custom solutions through open industry standards when we believe we can develop a better solution than is available in the market, and to integrate existing best-in-class systems when we believe these solutions meet our clients' needs. We were early adopters of XML-based web services for interaction with our partners and clients, and we develop systems that are adaptable across multiple delivery channels (Internet, automated voice response and call center). We have deep technical relationships with a number of our suppliers that allow us to routinely test and evaluate their products while they are still in their development stages and before they are generally available, keeping us on the leading edge of technology-based solutions.

    In 1991, we introduced TBA, which we believe is the first technology platform for outsourcing the administration of the three major benefit service areas in an integrated fashion.

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    The infrastructure underlying our TBA platform includes:

    . object-oriented design and component architecture;

    . a single, real-time database for administering health and welfare, defined contribution and defined benefit programs;

    . call management and multichannel CRM technologies;

    . Sonet ring technologies for high levels of reliability and availability;

    . IBM's CMOS/Sysplex enterprise server capabilities, to allow us to increase the reliability of calls coming into our call centers and be able to scale for the growing benefits administration business; and

    . XML-based web services for real-time interactions with client and third-party systems.

    Examples of recent technology-based service enhancements include:

    . YBR, a web platform which uses dynamic personalization to provide employees with customized content and decision support tools and allows real-time management of health and welfare, defined contribution and defined benefit decisions and transactions;

    . Hewitt Plan Sponsor Sight, utilizing best-in-class portal, collaboration and data warehousing technologies, to offer an online center allowing clients to collaborate and manage work with us, analyze and report on their benefits programs and interact with a community of their peers; and

    . AccessDirect, a multi-channel platform that uses natural language speech recognition for navigation.

Intellectual Property

    We recognize the value of intellectual property in the marketplace and vigorously create, harvest and protect our intellectual property. Our success has resulted in part from our proprietary methodologies, processes, databases and other intellectual property, such as our Total Benefits Administration(TM), Benefit Index(R) and other measurement tasks.

    To protect our proprietary rights, we rely primarily on a combination of:

    . copyright, trade secret and trademark laws;

    . confidentiality agreements with employees and third parties; and

    . protective contractual provisions such as those contained in license and other agreements with consultants, suppliers, strategic partners and clients.

Employees


    As of March 31, 2002, we had approximately 12,500 employees serving our clients through 72 offices in 30 countries.



    We believe that our future performance depends in significant part upon the continued service of our employees. Each of our owners, through Hewitt Holdings, received shares of class B common stock upon completion of our transition to a corporate structure and each of the former partners of Bacon & Woodrow will receive shares of class B common stock and class C common stock upon exchange of their series A preferred stock. We intend to grant additional shares of restricted stock and stock options to our employees following the consummation of the offering. We believe that equity-based compensation and incentive plans will be an important part of our strategy to attract and retain key employees. We refer you to "Management--Initial Public Offering Awards" and "--Stock Option Grants".


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

Competition

    We operate in a highly competitive and rapidly changing global market and compete with a variety of organizations. In addition, a client may choose to use its own resources rather than engage an outside firm for human resources solutions.


    Outsourcing. The principal competitors in our benefits outsourcing business are outsourcing divisions of large financial institutions, such as CitiStreet (a partnership between subsidiaries of State Street and Citigroup), Fidelity Investments, Mellon Financial (through its subsidiary, Unifi), T. Rowe Price and the Vanguard Group, and other firms that provide benefits outsourcing services such as Towers Perrin. In the HR BPO business that we are developing, our principal competitors include Automatic Data Processing, Computer Sciences Corporation, Electronic Data Systems, ePeopleserve (a unit of Accenture) and Exult.


    Consulting. The principal competitors in our consulting business are consulting firms focused on broader human resources, such as Towers Perrin, Watson Wyatt Worldwide and Mercer Human Resource Consulting. We also face competition from smaller benefits and compensation firms, as well as from public accounting, consulting and insurance firms offering human resources services.

    We believe that the principal competitive factors affecting both our outsourcing and consulting businesses are our ability to commit resources and successfully complete projects on a timely basis, our perceived ability to add value in a cost-effective manner, our employees' technical and industry expertise, and our professional reputation.

Facilities


    Our principal executive offices are located in Lincolnshire, Illinois with a mailing address of 100 Half Day Road, Lincolnshire, Illinois 60069. Our Lincolnshire complex comprises 13 buildings on three campuses and approximately
2.4 million square feet. As of March 31, 2002, we had a total of 72 offices in 30 countries and operated 10 additional offices in 8 countries through joint ventures and minority investments. We do not own any significant real property. Substantially all of our office space is leased under long-term leases with varying expiration dates. We lease most of our office space, including a portion of our principal executive offices in Lincolnshire, Illinois from Hewitt Holdings (and/or subsidiaries thereof), which is wholly owned by our owners. We refer you to "Certain Relationships and Related Transactions--Real Estate". We believe that our existing facilities are adequate for our current needs and that additional space will be available as needed.


Legal Proceedings

    As of the date of this prospectus, we are not engaged in any legal proceeding that we expect to have a material adverse effect on our business, financial condition or results of operations.

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

                                  MANAGEMENT

Executive Officers and Directors

    Set forth below is information concerning the persons who will be the directors and executive officers of Hewitt as of the date of the completion of the offering. At the time of the offering, our board of directors will consist of six directors. We anticipate appointing three additional directors in the next 12 months who will not be employees of Hewitt.


Name                 Age Position
----                 --- --------
Dale L. Gifford..... 52  Chief Executive Officer and Chairman of the Board

Daniel J. Holland... 56  Manager--Regions and Markets, Manager--North American Region
                         and Director

Bryan J. Doyle...... 41  Outsourcing--Line of Business Leader and Director

Julie S. Gordon..... 45  Director

Alberto Santos, Jr.. 52  Director

Judith A. Whinfrey.. 52  Director

Dan A. DeCanniere... 49  Chief Financial Officer

John M. Ryan........ 55  Chief Administrative Officer and Business Alliances Leader

Sanjiv K. Anand..... 49  Chief Technology Applications Officer

Perry H. Cliburn.... 43  Chief Information Officer

Stephen Dale King... 50  Chief Human Resources Officer

Michael J. Bennett.. 57  Manager--Asia-Pacific Region

Perry O. Brandorff.. 44  Manager--European Region

Juan Carlos Padilla. 56  Manager--Latin American Region

Timothy M. Bradford. 57  Market Group Leader--East U.S. Market Group

Michael R. Lee...... 45  Market Group Leader--Midwest U.S. Market Group

John L. Anderson....     People Value and Human Resources Management--Line of Business
                     49  Leader

Jack E. Bruner...... 45  Health Management--Line of Business Co-Leader

Monica M. Burmeister 48  Retirement and Financial Management--Line of Business Leader

Maureen A. Kincaid.. 52  Health Management--Line of Business Co-Leader


    Dale L. Gifford has been our Chief Executive Officer since 1992 and has been Chairman of the Board of Directors since March 2002. Prior to his current role, Mr. Gifford managed our Southwest and Midwest U.S. Market Groups, our international operations, our flexible compensation practice and was a manager in our actuarial practice. Mr. Gifford joined us in 1972 as an actuary. He is a Fellow of the Society of Actuaries and a Member of the Academy of Actuaries. Mr. Gifford received a B.A. with honors from the University of Wisconsin.

    Daniel J. Holland has been our Manager--Regions and Markets and Manager--North American Region since 2000 and a Director since April 2002. Prior to his current role, Mr. Holland managed our Southwest and Midwest U.S. Market Groups. Mr. Holland joined us in 1974 as an actuary. Mr. Holland is a Fellow of the Society of Actuaries and a Member of the Academy of Actuaries. He received a B.A. from Wheaton College.

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

    Bryan J. Doyle has been the Outsourcing--Line of Business Leader since 2000 and a Director since April 2002. Prior to his current role, Mr. Doyle managed our outsourcing business in our East U.S. Market Group and helped lead the efforts to set up our first two benefit outsourcing clients on our TBA platform. He joined us in 1984. Mr. Doyle received a B.S. degree with honors and a M.B.A. from Loyola University.


    Julie S. Gordon has been a Director since April 2002. Ms. Gordon has been the Retirement and Financial Management--Midwest Market Leader and has coordinated the Retirement and Financial Management market leadership efforts in North America since May 2001. Prior to her current role, Ms. Gordon was a business leader in the Midwest actuarial practice. She joined us in 1978. Ms. Gordon is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Ms. Gordon graduated with a B.S. in actuarial science from the University of Illinois.



    Alberto Santos, Jr. has been a Director since April 2002. Mr. Santos has been the Market Group Leader--Southwest U.S. Market Group since May 1999. Prior to his current role, Mr. Santos managed our Latin American Region, the Southwest Client Development practice, the Southwest Health Management practice and our office in San Antonio, Texas. Mr. Santos joined us in 1976 as a consultant in Account Management. Mr. Santos graduated with a B.B.A. in marketing and an M.B.A. in finance from St. Mary's University.

    Judith A. Whinfrey has been a Director since April 2002. Ms. Whinfrey has been a Managing Consultant in our Chicago office since 1984. Prior to her current role, she was a Managing Consultant in our Los Angeles office from 1976 to 1984. Ms. Whinfrey joined the firm in 1971 as an actuary. Ms. Whinfrey is an Associate in the Society of Actuaries and a member of the American Academy of Actuaries. She holds a B.S. in mathematics from the University of Illinois.

    Dan A. DeCanniere has been our Chief Financial Officer since 1996. Prior to joining us, Mr. DeCanniere served for five years as Chief Operating Officer and Chief Financial Officer of a large architectural engineering firm and for ten years as chief financial officer and chief administrative officer of a large financial and litigation consulting firm. He is a member of the AICPA and Illinois CPA Society. Mr. DeCanniere graduated with honors from the University of Illinois.

    John M. Ryan has been our Chief Administrative Officer since 1988. Mr. Ryan also has been Business Alliances Leader since 2001. In addition, he has been the Chief Executive Officer of Hewitt Financial Services LLC since 1994. Mr. Ryan joined us in 1985. Prior to that time, he spent 13 years in the private practice of law. Mr. Ryan graduated from Loyola University of Chicago and received a J.D. from Harvard Law School.


    Sanjiv K. Anand has been our Chief Technology Applications Officer since 1999. Prior to his current role, Mr. Anand managed the technology development efforts for our benefits outsourcing business and several large client outsourcing engagements and was a primary architect of our TBA system and its predecessor software platforms. He joined us in 1980. Mr. Anand graduated with a degree in chemical engineering from Indian Institute of Technology, New Delhi and received a M.B.A from Northwestern University.


    Perry H. Cliburn has been our Chief Information Officer since joining us in 1999. Prior to joining us, Mr. Cliburn was with First Data Corporation where he held a variety of positions, including manager of the Application Development and Support groups for First Data Resources (the retail credit card company within First Data Corporation). Mr. Cliburn received a B.S. in chemical engineering and a M.B.A from Mississippi State University.

    Stephen Dale King has been our Chief Human Resources Officer since 2000. Prior to his current role, Mr. King served as our Chief Learning Officer. Prior to joining us in 1997, Mr. King was with the Bank of Montreal's Institute for Learning - the bank's corporate university - where he coordinated classroom training. Mr. King also worked as part of human resources teams at Harris Bank and Caremark. Mr. King received a B.A. in economics from the University of Iowa and a M.B.A. from the University of Wisconsin.

    Michael J. Bennett has been the Manager--Asia-Pacific Region since 2000. Prior to his current role, Mr. Bennett managed our operations in Australia and New Zealand. Prior to joining us in 1995, Mr. Bennett spent 15 years in various academic positions, including three years at the University of Hong Kong, where he developed programs in Industrial Psychology. Mr. Bennett earned an MPhil in occupational psychology from the University of London and a PhD in education from the University of the South Pacific.

    Perry O. Brandorff has been the Manager--European Region since 2000. Prior to his current role, Mr. Brandorff managed our Southwest U.S. Market Group and our center in Dallas, Texas. He joined us in 1982 as an actuary. Mr. Brandorff is a Fellow of the Society of Actuaries and a Member of the Academy of Actuaries. He graduated from the University of Nebraska-Lincoln.

    Juan Carlos Padilla has been the Manager--Latin American Region since 2000. Prior to joining us in 1999, Mr. Padilla served as a consultant with Farell Actuaries Accociados, which he co-founded. Mr. Padilla has an actuarial degree from the Universidad Nacional Autonoma de Mexico and a M.S. in industrial engineering from the University of Iowa.

    Timothy M. Bradford has been the Market Group Leader--East U.S. Market Group since 1992. Prior to his current role, Mr. Bradford managed the communication practice in our East U.S. Market Group and our center in New Jersey. He joined us in 1977. Mr. Bradford graduated from Yale University and received an M.A.T. degree from Northwestern University.

    Michael R. Lee has been the Market Group Leader--Midwest U.S. Market Group since 2000. Before assuming his current position, Mr. Lee served as global practice leader for our managing consultant group and managed our Pittsburgh market. He joined us in 1984. Mr. Lee received a B.A. degree with honors from Concordia College and a M.S. degree in finance from the University of Minnesota.

    John L. Anderson has been the People Value and Human Resources Management--Line of Business Leader since 2000. Prior to his current role, Mr. Anderson managed our compensation consulting business. He joined us in 1980 as an executive compensation consultant. He is a Certified Public Accountant and a member of the AICPA and Illinois CPA Society. Mr. Anderson received a B.A. and a M.B.A. degree from Northwestern University.

    Jack E. Bruner has been the Health Management--Line of Business Co-Leader since he joined us in 1991. He has over 20 years of consulting experience in all phases of employee benefits, total compensation and human resources strategy. Mr. Bruner is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries. He holds a B.S. and M.A. degrees in actuarial science from Ball State University.

    Monica M. Burmeister has been the Retirement and Financial Management--Line of Business Leader since 2001. Prior to her current role, Ms. Burmeister managed our actuarial practice in the Midwest U.S. Market Group. She joined us in 1976. She is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Ms. Burmeister received a B.S. degree in mathematics with honors from Mundelein College and a M.A. degree in actuarial science from the University of Nebraska.

    Maureen A. Kincaid has been the Health Management--Line of Business Co-Leader since 1998 and has been the health and welfare outsourcing services global practice leader since 1989. She joined us in 1978. Ms. Kincaid graduated with honors from the University of Illinois.

Board of Directors and Committees of the Board

    At the time of the offering, our board of directors will consist of six directors. We anticipate appointing three additional directors within the next 12 months who will not be employees of Hewitt. The board of directors will be divided into three classes, and each class will be kept as nearly equal in number as possible. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at that time will be elected to hold office for terms of three years and until their respective successors are elected and qualified.

    We expect to form an audit committee and a compensation committee upon election of our non-employee directors.

    The audit committee will oversee the retention, performance and compensation of our independent public accountants, and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate.

    The compensation committee will review and approve the compensation of our executive officers, including payment of salaries, bonuses and incentive compensation, determine our compensation policies and programs and, at the discretion of the board, administer our incentive compensation plan.

Executive Compensation

    Prior to our transition to a corporate structure, our business was conducted as a limited liability company and owners were compensated through distributions of income. Consequently, meaningful individual compensation information for our directors and executive officers based on operating in a corporate form is not available for periods prior to the offering.

    The following table sets forth compensation information for our chief executive officer and our four other most highly compensated executive officers for fiscal year 2001.

                   Fiscal 2001 Compensation Information (1)

    Name and Principal Position
    ---------------------------
    Dale L. Gifford.............................................. $1,226,306
     Chief Executive Officer
    Daniel J. Holland............................................ $  927,634
     Manager--Regions and Markets, Manager--North American Region
    Timothy M. Bradford.......................................... $  856,089
     Market Group Leader--East U.S. Market Group
    Michael R. Lee............................................... $  695,209
     Market Group Leader--Midwest U.S. Market Group
    Perry O. Brandorff........................................... $  687,078
     Manager--European Region

---------------------

(1)Amounts in the table consist of distributions of income but do not include proceeds from the disposition of real estate or return on invested capital. The return on invested capital for each named executive officer was determined at a rate of 15% for a portion of their invested capital and at a rate of 10% on the remainder of their invested capital. These amounts are not comparable to executive compensation in the customary sense. As a result of our transition to a corporate structure, our owners will no longer earn a return on invested capital in this manner since the invested capital will have been distributed, in part, to our owners and exchanged, in part, for shares of class B common stock.


    Aggregate compensation paid to key employees who are not named executive officers may exceed that paid to the named executive officers.


    We intend to make the following grants of options to purchase shares of class A common stock at the initial public offering price to our named executive officers immediately following consummation of the offering: Dale L. Gifford (66,700), Daniel J. Holland (36,700), Timothy M. Bradford (23,600), Michael R. Lee (18,700), and Perry O. Brandorff (19,400).

Owner Compensation


    As a result of our transition to a corporate structure, our owners, including our executive officers, will be compensated through salaries, benefits and performance-based bonuses. The performance-based bonuses will depend upon individual performance, performance of the group in which an owner principally works and overall company performance. While our owners will not participate in the restricted stock awards that we intend to grant to our non-owner employees immediately following the offering, we intend to grant options to purchase class A common stock at the initial public offering price to our owners upon consummation of the offering. Our owners will also be eligible to participate in cash incentive compensation awards under our incentive compensation plan following the offering. We intend to compensate our owners based on prevailing market conditions.


Compensation of Directors

    We currently do not compensate our directors other than to reimburse them for out-of-pocket expenses in connection with attendance at board and committee meetings. We currently do not have any non-employee directors. We anticipate paying an annual retainer to non-employee directors.

Incentive Compensation Plan


    The following description sets forth the material terms of our Hewitt Global Stock and Incentive Compensation Plan. The description is not complete and is qualified by reference to the full text of the incentive compensation plan which is filed as an exhibit to the registration statement of which this prospectus forms a part.



    Pursuant to the incentive compensation plan, our directors and employees and employees of our subsidiaries are eligible to receive awards of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash-based awards. A total of 25,000,000 shares of class A common stock are reserved for issuance to participants under the plan.


    The incentive compensation plan will be administered by our board of directors or the compensation committee of our board of directors. The board or the committee will have full power to determine eligibility for awards and to adopt such rules, regulations and guidelines for administering the plan as the committee may deem necessary. This authority will include selecting award recipients, establishing all award terms and conditions and adopting modifications and amendments to the plan or any award agreement.


    Stock Options. The committee may grant both incentive stock options and nonqualified stock options to purchase shares of class A common stock. Subject to the terms and provisions of the plan, options may be granted to participants in such number, and upon such terms, as determined by the committee, provided that incentive stock options may not be granted to directors. In addition, incentive stock options may not be granted following the tenth anniversary of the adoption of the plan. The option price shall be determined by the committee, provided that for options issued to participants in the U.S., the option price shall not be less than 100% of the fair market value of the shares on the date the option is granted and no option shall be exercisable later than the tenth anniversary date of its grant. For options granted to participants outside the U.S., the committee has the authority to grant options at a price that is less than the fair market value of the stock on the date of grant and with a term greater than ten years. The maximum number of options that may be granted in any fiscal year to any participant is 1,000,000.



    Stock Appreciation Rights. Our incentive compensation plan also permits the committee to grant freestanding stock appreciation rights. The grant price of a freestanding stock appreciation right shall be no less than the fair market value of a share on the date of grant of the stock appreciation right. No stock appreciation right shall be exercisable later than the tenth anniversary of its grant. For stock appreciation rights granted to participants outside the U.S., the committee has the authority to grant stock appreciation rights with an exercise price that is less than the fair market value of the stock on the date of grant and with a term that is more than ten years. Upon the exercise of a stock appreciation right, a participant shall be entitled to receive payment in an amount determined by multiplying: (1) the difference between the fair market value of a share on the date of exercise over the grant price by (2) the number of shares with respect to which the stock appreciation right is exercised. The maximum number of stock appreciation rights that may be granted in any fiscal year to any participant is 500,000.



    Restricted Stock/Restricted Stock Units. The incentive compensation plan further provides for the granting of restricted stock awards, which are awards of restricted class A common stock and restricted stock units. The period(s) of restriction, the number of shares of restricted stock/units granted, and other such provisions shall be determined by the committee. The maximum aggregate number of shares of restricted stock or restricted stock units that may be granted in any fiscal year to any participant is 500,000.



    Performance Units/Performance Shares. Performance share awards and performance unit awards may be granted under the plan. Such awards will be earned only if performance goals established for performance periods are met. The performance goal may vary from participant to participant, group to group and period to period. The maximum aggregate number of performance shares/performance units that may be granted in any fiscal year to any participant is 500,000 shares or an amount equal to the value of 500,000 shares.



    Cash-Based Awards. Subject to the terms of the plan, cash-based awards may also be granted to participants in such amounts and upon such terms as determined by the committee. Each cash-based award shall have a value determined by the committee and the committee shall set performance goals which will determine the number and/or value of cash-based awards that will be paid out to the participant. The committee may pay earned cash-based awards in the form of cash, in shares of class A common stock, or in a combination thereof. The maximum aggregate amount awarded or credited with respect to cash-based awards to any participant in any fiscal year may not exceed $3,000,000 in value determined as of the date of vesting or payout, as applicable.


    Annual Management Incentive Awards. The committee may designate certain members of our executive management who are eligible to receive a monetary payment in any fiscal year based on a percentage of an incentive pool equal to 5% of our consolidated operating earnings for that fiscal year. The committee may allocate an incentive pool percentage to each designated participant for each fiscal year. The incentive pool percentage for any one participant may not exceed 30%.

    Noncompetition Provisions. Noncompetition provisions for owners and certain key employees will be included in the award agreements for such persons who receive stock options, restricted stock or restricted stock units. The noncompetition provisions will provide that the employee may not engage, directly or indirectly, in any activity that competes with our business for a period of time after termination of employment.

    Transferability. Unless otherwise determined by the committee, awards granted under the incentive compensation plan are not transferable other than by will or by the laws of descent and distribution.

    Change in Control. The incentive compensation plan provides that, except as set forth in an individual award agreement, upon the occurrence of a change in control: (1) all options and stock appreciation rights would become immediately exercisable and remain exercisable for one year after termination of employment; (2) restrictions imposed on restricted stock or restricted stock units would lapse; (3) the target payout opportunities attainable under all outstanding performance-based restricted stock, restricted stock units, performance shares, performance units and cash-based awards would be paid out on a prorated basis, based on the target award opportunity of such awards and the number of months elapsed compared with the total number of months in the performance period; and (4) annual

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

management incentive awards would be paid out based on the consolidated operating earnings of the fiscal year immediately preceding the year of termination of employment or such other method of payment as may be determined by the committee at the time of the award or thereafter but prior to the change in control.

    Amendment and Termination. The committee may alter, amend or terminate the incentive compensation plan in any respect at any time, but no alteration, amendment or termination will adversely affect in any material way any award previously granted under the plan, without the written consent of the participant holding such award. Options may not be repriced, replaced or regranted through cancellation, or by lowering the exercise price of a previously granted option.

   Certain Tax Consequences. When a nonqualified stock option is granted, there are no income tax consequences for us. When a nonqualified stock option is exercised, the option holder will recognize ordinary income in an amount equal to the excess of fair market value on the date of exercise of the shares acquired over the aggregate exercise price and we are entitled to a deduction equal to the amount of ordinary income recognized by the option holder.

    When an incentive stock option is granted, there are no income tax consequences for us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. In the event of a "disqualifying disposition" by the option holder, we are entitled to a deduction equal to the compensation recognized by the option holder.

    When a share appreciation right is granted, there are no income tax consequences for us. When a share appreciation right is exercised, we are entitled to a deduction equal to the compensation recognized by the participant.

    When restricted stock is granted, there may be income tax consequences for us. We are entitled to a deduction equal to the compensation recognized by the participant. However, at the time the restrictions lapse and the stock is fully vested, we are entitled to a deduction equal to the compensation recognized by the participant.


Stock Option Grants



    Immediately following the consummation of the offering, pursuant to our incentive compensation plan, we intend to grant options to purchase 2,733,900 shares of our class A common stock to certain of our owners, options to purchase 972,300 shares of our class A common stock to certain non-owner employees and options to purchase 359,953 shares of our class A common stock to the former partners of Bacon & Woodrow. These options will vest 25% per year beginning one year after the consummation of the offering. We refer you to "Pro Forma Combined Financial Information", note (q) for additional information on these awards.


Initial Public Offering Awards

    Immediately following the consummation of the offering, pursuant to our incentive compensation plan, we intend to:


    . Award 3,725,929 shares of restricted class A common stock to certain key employees. None of our owners or directors will receive any of such shares. These shares will vest 25% per year beginning one year after the consummation of the offering and will be subject to restrictions on transfer for a period of three years following the offering. We refer you to "Pro Forma Combined Financial Information", note (o) for additional information on these awards.



    . Award 2,150,000 shares of restricted class A common stock to certain of our other employees. None of our owners or directors will receive any of such shares. These shares will vest on December 31, 2002 and will be freely transferable once vested. We refer you to "Pro Forma Combined Financial Information", note (o) for additional information on these awards.




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

                            PRINCIPAL STOCKHOLDERS


    The following table sets forth information with respect to the beneficial ownership of our outstanding shares of common stock immediately after our transition to a corporate structure and the related transactions described under "Reorganization and Other Transactions", but prior to the consummation of the offering, and as adjusted to reflect the sale of class A common stock in the offering and grants of restricted class A common stock immediately after the offering for:



    . each beneficial owner of more than 5% of our capital stock;


    . each of our directors;


    . each of our executive officers; and


    . all of our executive officers and directors as a group.


    Except as otherwise indicated, all of the shares reflected in the table are shares of class B common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The calculation of the percentage of common stock beneficially owned immediately after the offering assumes that the series A preferred stock has been exchanged into common stock at an exchange price of $19.50 and includes 5,875,929 shares of restricted class A common stock we intend to issue to our non-owner employees immediately following the offering. On this basis, we will have 18,074,134 outstanding shares of class A common stock, 74,053,066 outstanding shares of class B common stock and 6,200,300 outstanding shares of class C common stock, excluding the shares issuable upon exercise of the underwriters' over-allotment option and the shares reserved for issuance under our incentive compensation plan. For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.



                                                                 Number of
                                                                 Shares of
                                                               Common Stock        Percentage of Common Stock
                                                         Beneficially Owned (1)(2)   Beneficially Owned
-                                                        ------------------------- -------------------------
                                                                                   Prior to    Immediately
Name                                                                               Offering   After Offering
----                                                                               --------   --------------
Five Percent Stockholders:
Hewitt Holdings LLC.....................................        70,819,520           100%           72%
Directors and Executive Officers:
Dale L. Gifford.........................................           913,757             1%            *
Daniel J. Holland.......................................           616,080             *             *
Bryan J. Doyle..........................................           197,485             *             *
Julie S. Gordon.........................................           213,030             *             *
Judith A. Whinfrey......................................           359,584             *             *
Alberto Santos, Jr......................................           351,593             *             *
Dan A. DeCanniere.......................................            92,273             *             *
John M. Ryan............................................           228,577             *             *
Sanjiv K. Anand.........................................           299,653             *             *
Perry H. Cliburn........................................            35,800             *             *
Stephen Dale King.......................................            27,650             *             *
Michael J. Bennett......................................            56,362             *             *
Perry O. Brandorff......................................           280,976             *             *
Juan Carlos Padilla.....................................               650             *             *
Timothy M. Bradford.....................................           495,641             *             *
Michael R. Lee..........................................           284,548             *             *
John L. Anderson........................................           339,410             *             *
Jack E. Bruner..........................................           220,019 (3)         *             *
Monica M. Burmeister....................................           366,426             *             *
Maureen A. Kincaid......................................           322,613 (4)         *             *
Executive Officers and Directors as a Group (20 persons)         5,702,127 (3)(4)    6.9%          5.8%

---------------------

*  Less than 1% of the outstanding shares of common stock.




(1)The shares listed for each director or executive officer are not owned directly but are owned by Hewitt Holdings; each individual, as an owner of Hewitt Holdings, has an indirect interest in these shares.




(2)The shares listed for Messrs. Cliburn, King and Padilla consist of restricted shares of class A common stock. Messrs. Cliburn, King and Padilla are not owners of Hewitt Holdings LLC.


(3)Does not include 425 shares of restricted class A common stock beneficially owned by Mr. Bruner's spouse.


(4)Does not include 304,684 shares of class B common stock beneficially owned by Ms. Kincaid's spouse.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following descriptions of the material provisions of agreements and other documents discussed below are not necessarily complete. You should refer to the exhibits that are a part of the registration statement for a copy of each agreement and document to the extent indicated below. We refer you to "Where You Can Find More Information".

Transition to a Corporate Structure


    Our transition to a corporate structure, which we completed on May 31, 2002, was accomplished through the following transactions:


    . Hewitt Associates, Inc., a Delaware corporation, was formed as a subsidiary of Hewitt Holdings LLC.


    . Hewitt Associates LLC distributed $152.5 million of accounts receivable and $55 million of cash to Hewitt Holdings LLC to fund a distribution to our owners of accumulated earnings.


    . Hewitt Holdings LLC transferred all of the ownership interests in Hewitt
      Associates LLC to Hewitt Associates, Inc., thereby making Hewitt Associates LLC a wholly-owned subsidiary of Hewitt Associates, Inc., and our owners (with the exception of our retired owners) became our employees.


    . Hewitt Holdings LLC received an aggregate of 70,819,520 shares of our class B common stock, all of which will be held by Hewitt Holdings LLC until such shares are distributed to our owners.


    . Each of our owners retained an interest in Hewitt Holdings LLC (and an undivided, indirect interest in the shares of our class B common stock held by Hewitt Holdings LLC).


    Upon completion of our transition to a corporate structure, a non-recurring, non-cash compensation charge will result from the requirement to recognize the extent to which certain owners' stock allocation is greater than their proportional share of the capital accounts, without offset for those owners' stock allocation is less than their proportional share of the capital accounts. The reason for the disproportionate stock allocations is that the allocation formula to which our owners have agreed considers, in addition to invested capital, factors such as pay, years of service and age. The amount of this charge, $18 million, has been estimated based on an offering price of $19.50. The actual amount of the charge will be a function of the offering price. We refer you to the "Pro Forma Combined Financial Information", note (f).


Grants of Restricted Stock and Options

    Immediately following the consummation of the offering, pursuant to our incentive compensation plan which is filed as an exhibit to the registration statement of which this prospectus forms a part, we intend to:


    . Award 5,875,929 shares of restricted class A common stock to our non-owner employees.



    . Grant options to purchase 4,066,153 shares of our class A common stock of which 2,733,900 options will be granted to our owners, 359,953 options will be granted to the former partners of Bacon & Woodrow and 353,100 options will be granted to our directors and executive officers, as a group.



    We refer you to "Management--Stock Option Grants" and "--Initial Public Offering Awards".

Distribution Agreement



    Pursuant to a distribution agreement, Hewitt Associates LLC has distributed approximately $152.5 million of accounts receivable and $55 million of cash to Hewitt Holdings LLC. This assignment is without recourse to us or Hewitt Associates LLC and will fund a distribution to our owners of accumulated earnings. Hewitt Associates LLC has agreed to act as a collection agent for Hewitt Holdings. Certain of our directors and executive officers are owners of Hewitt Holdings: Messrs. Dale E. Gifford and Daniel J. Holland each own less than a 2% interest in Hewitt Holdings; none of our other directors and executive officers owns greater than a 1% interest in Hewitt Holdings.


Restrictions on Common Stock

  Distribution of Shares by Hewitt Holdings


    Our owners will hold their shares of class B common stock through Hewitt Holdings and will not own any shares of class B common stock directly until the shares are distributed to them by Hewitt Holdings. Hewitt Holdings will have the discretion to distribute the shares of class B common stock to the owners after the first anniversary of the offering, but such shares remain generally subject to restrictions on transfer through the second anniversary of the offering. The operating agreement of Hewitt Holdings and the transfer restriction agreement between Hewitt Holdings and the Company govern the rights and obligations of our owners with respect to the shares of class B common stock held by Hewitt Holdings. As to an aggregate of 14,843,559 shares held by Hewitt Holdings on behalf of the owners, each owner will be entitled to receive the full amount of the owner's allotment. As to the remaining 55,975,961 shares held by Hewitt Holdings on behalf of the owners, if an owner's employment terminates prior to the fourth anniversary of the offering (other than as a result of an owner's retirement (subject to certain criteria), death or disability), the number of shares the owner is entitled to receive when a distribution of these shares is made will be reduced. We refer to these shares as "goodwill shares". This reduction in the number of goodwill shares is a function of the then-current book value and market value of the shares and is calculated according to the formula described below. Book value will be determined as of the end of the immediately preceding fiscal quarter and market value will be determined based on the average price of our class A common stock as quoted on the New York Stock Exchange for the five trading days beginning on the date of termination.


    Other than as a result of an owner's retirement (subject to certain criteria), death or disability, an owner will be entitled to less than 100% of the goodwill shares at market value if such owner's employment terminates less than four years after the offering. Specifically, on each anniversary of the offering, if an owner is one of our employees on that date, such owner's entitlement to a portion of the goodwill shares upon a distribution from Hewitt Holdings will increase, as follows, from book value to market value.

                                                                 Entitlement
                                                     Entitlement to goodwill
                                                     to goodwill  shares at
                                                      shares at    market
                                                     book value     value
                                                     ----------- -----------
    On or prior to first anniversary of the offering     100%          0%
    After the first anniversary of the offering.....      75%         25%
    After the second anniversary of the offering....      50%         50%
    After the third anniversary of the offering.....      25%         75%
    After the fourth anniversary of the offering....       0%        100%

    As to any goodwill shares that an owner is entitled to receive at market value, the owner will receive the full number of those shares when a distribution from Hewitt Holdings is made. As to any goodwill shares that an owner is entitled to receive at book value, the number of shares that the owner receives at the time a distribution is made will be reduced by a number of shares having an aggregate market value equal to the difference between the market value and the book value of such shares. A reduction in an owner's entitlement to receive shares upon distribution from Hewitt Holdings will increase the shares held by Hewitt Holdings for future distribution to the remaining owners.


    If an owner who is at least 52 years of age and who has been an owner for at least ten years elects to retire, such owner will be eligible for a special retiree formula as to entitlement to goodwill shares. Such formula considers the age of the individual and the number of years that person has been an owner. Depending on the combination of these factors, such person would be entitled to between 86% and 100% of his or her goodwill shares at that time. As a result of retirement provisions, our owners, in the aggregate, will be entitled as of September 30, 2004, to 66% of their goodwill shares at market value, assuming there have been no sales of goodwill shares prior to that time.



    Three of our executive officers have agreed to modify their rights to the entitlement to goodwill shares. Our Chief Executive Officer, Mr. Gifford has agreed to waive any enhanced rights to goodwill shares at market value due to retirement during the four-year period following the offering, unless his retirement is initiated by the Board of Directors. Each of Mr. Holland (our Manager--Regions and Markets, Manager--North American Region and Director) and Mr. Ryan (our Chief Administrative Officer and Business Alliances Leader) has agreed to waive such rights during the two-year period following the offering, unless his retirement is initiated by the Board of Directors, and during the following two-year period, unless his retirement is approved by the Board of Directors.



    In the event of an owner's death or disability, the owner will be entitled to 100% of the goodwill shares at market value. In addition, if there occurs a transaction in which a person or group acquires the ownership of more than 30% of our stock and the employment of the owner is terminated in connection with the transaction or within two years thereafter, the owner will be entitled to 100% of the goodwill shares at market value.



    The Hewitt Holdings operating agreement and the transfer restriction agreement provide that the provisions governing owners' entitlement to goodwill shares at market value of such shares held by or on behalf of our owners may not be changed without the approval of our independent directors. Pursuant to the transfer restriction agreement, Hewitt Holdings has agreed with us that it will not, during the first year following the offering, distribute any shares of our common stock to our owners except in the case of owners resident outside of North America. Any shares distributed by Hewitt Holdings to our owners before the second anniversary of the offering will remain subject to restrictions on transfer through the second anniversary of the offering. The foregoing restriction is applicable notwithstanding any owner's entitlement to receive goodwill shares. Any waiver of the transfer restrictions will require a determination by our independent directors that such action is in the best interests of Hewitt Associates or is otherwise appropriate in light of a particular individual's economic hardship.


  Bacon & Woodrow Transfer Restrictions


    Pursuant to a transfer restriction agreement, the shares of class A common stock to be issued to certain of the key non-partner employees of Bacon & Woodrow and the shares of restricted class A common stock which may be issued to certain of our key employees may not be transferred prior to the third anniversary of the offering, which period may be extended by six months in certain circumstances.



    The shares of class B common stock and class C common stock to be issued to the former partners of Bacon & Woodrow may not be transferred prior to the third anniversary of the offering which period may be extended by six months in certain circumstances, other than through a registered public sale. We refer you to "Registered Secondary Sales" below. We have agreed with the former partners of Bacon & Woodrow that the transfer restrictions applicable to them will be no more restrictive than those applicable to our owners. We refer you to "Description of Capital Stock".

  Registered Secondary Sales


    During the two years following the offering, when the transfer restriction agreement is in effect, Hewitt Holdings has the right to request that we register for underwritten public sale, on each of two occasions, up to 12% of the shares held by or on behalf of our owners, the former partners of Bacon & Woodrow, our key employees and the key employees of Bacon & Woodrow immediately following the consummation of the offering. The first such sale may not occur prior to the first anniversary of the offering, and the second such sale may not occur less than six months after the first sale. Hewitt Holdings has the right to request a third registration following the expiration of the two-year transfer restriction period. We are obligated to comply with any such request unless our independent directors determine that such sale would be contrary to the best interests of Hewitt Associates. Our independent directors may consider several factors in making any such determination, including share price performance after the date of the offering, equity market conditions and our operating results.




  Minimum Stock Ownership Requirements


    Our owners and the former partners of Bacon & Woodrow will be required to hold a minimum number of shares while they are our employees. As a condition to the grant of options under our incentive compensation plan, each owner will be required to maintain beneficial ownership of at least 25% of such owner's goodwill shares while employed by us. Each of the former partners of Bacon & Woodrow will be required to maintain beneficial ownership of at least 25% of the shares of class C common stock to be issued to such former partner while employed by us.



Services Agreement



    On May 31, 2002, our transition to a corporate structure was completed, the ownership interests of Hewitt Associates LLC were transferred to Hewitt Associates, Inc. and our owners became our employees. Through September 30, 2007, Hewitt Associates LLC will provide certain support services to Hewitt Holdings, primarily in the financial, real estate and legal departments, as may be requested by Hewitt Holdings from time to time. Hewitt Holdings will pay Hewitt Associates LLC a $50,000 annual fee as compensation for these services. Any additional services requiring considerable extra time and effort from Hewitt Associates LLC's personnel will be charged on a time and materials basis.


Real Estate


    We conduct our operations in our general offices in Lincolnshire, Illinois, and in our regional and foreign offices. The offices are leased under operating leases. We lease most of our office space from Hewitt Holdings and/or its subsidiaries, including the Hewitt Properties companies referenced in this paragraph. Total lease payments to Hewitt Properties companies were $9 million in 1999, $19 million in 2000 and $23 million in 2001. In November 1998, we entered into an agreement with Hewitt Properties I LLC to lease three buildings in our Lincolnshire, Illinois campus for 20 years. We also entered into agreements with Hewitt Properties II LLC to lease an additional building in our Lincolnshire, Illinois campus for a period of 15 years commencing December 1999, with Hewitt Properties III LLC to lease an additional three buildings in our Lincolnshire, Illinois campus for a period of 15 years commencing April 1999 and with Hewitt Properties IV LLC to lease facilities in Orlando, Florida and The Woodlands, Texas for a period of 20 years commencing March 2000. Hewitt

Properties VII LLC recently sold the property in Norwalk, Connecticut to a third party with whom we have entered into a 15-year lease. Each of the Hewitt Properties limited liability companies referenced above is a wholly-owned subsidiary of Hewitt Holdings. We believe that each of the leases entered into between us and Hewitt Holdings, and the leases entered into between us and each of the Hewitt Properties entities, are on terms which are at least as favorable to us as could have been obtained on an arms-length basis with unrelated third parties.



    We lease our facilities in Newport Beach, California from a trust for which Hewitt Holdings is the sole beneficiary and one of our subsidiaries, Annod Corp., is the trustee. We have recently entered into a new 15-year lease. Total lease payments to this trust were $4 million in each of 1999, 2000 and 2001. We believe this lease is on an arms-length basis.


    Hewitt Holdings owns 51% of a joint venture which owns certain of our office space in Lincolnshire, Illinois. We lease the office space in three buildings in Lincolnshire from the joint venture. Total lease payments to this joint venture were $10 million in 1999, $10 million in 2000 and $10 million in 2001. The lease terms for two of these buildings expire in February 2017. The lease for the third building expires in May 2009, with an option to extend the lease term for an additional five years. We believe these leases are on an arms-length basis.

    We refer you to note 10 of our audited combined financial statements.

Executive Officer Transaction


    In June 2000, we purchased Farell Actuarios Asociados, S.C., a consulting business (and related assets) in which one of our executive officers, Juan Carlos Padilla, had a 50% interest. The consideration paid to Mr. Padilla was $171,188 in cash. In addition, we agreed to pay Mr. Padilla $350,000, a portion of which is subject to the achievement of certain performance objectives. We advanced $150,000 of the $350,000, with an obligation to forgive $37,500 on each October 1 if Mr. Padilla were still employed by us. Pursuant to this obligation, $75,000 of the advance has been forgiven. The $75,000 balance of the advance, plus accrued interest at 8% per annum, is due in two installments on October 1, 2002 and 2003, subject to our obligation to forgive as described above.

                         DESCRIPTION OF CAPITAL STOCK

General


    Our authorized capital stock consists of 750,000,000 shares of class A common stock, par value $0.01 per share, 200,000,000 shares of class B common stock, par value $0.01 per share, 50,000,000 shares of class C common stock, par value $0.01 per share, 1,400,000 shares of series A preferred stock, par value $0.01 per share and 8,600,000 shares of undesignated preferred stock, par value $0.01 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws filed as exhibits to the registration statement, of which this prospectus forms a part, and to Delaware corporate law. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation and we refer to our amended and restated by-laws as our by-laws.


Class A Common Stock

    Dividends.   Holders of record of shares of class A common stock are
entitled to receive dividends when, if and as may be declared by the Board of Directors out of funds legally available for such purposes. No dividends may be declared or paid on any share of any other class of common stock, unless a dividend, at the same rate per share, is simultaneously declared or paid on each share of class A common stock. In the case of a stock dividend or distribution, holders of class A common stock are entitled to receive the same percentage dividend or distribution as holders of each other class of common stock, except that stock dividends and distributions shall be made in shares of class A common stock to the holders of class A common stock.

    Voting Rights.   Holders of class A common stock are entitled to one vote
per share. Holders of shares of all classes of common stock will vote as a single class on all matters submitted to a vote of stockholders except as otherwise required by law. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of common stock.

    Convertibility.   The shares of class A common stock are not convertible
into any other class of common stock.

    Liquidation Rights.   Upon liquidation, dissolution or winding-up of
Hewitt, the holders of each class of common stock are entitled to share ratably in all assets available for distributions after payment in full to creditors and payment of any liquidation preference in respect of outstanding preferred stock.

    Other Provisions.   None of the holders of class A common stock is entitled
to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of class A common stock must be identical to that received by holders of any other class of common stock. No shares of any other class of common stock may be subdivided, consolidated, reclassified or otherwise changed unless the shares of class A common stock concurrently are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Class B Common Stock

    Dividends. Holders of record of shares of class B common stock are entitled to receive dividends when, if and as may be declared by the Board of Directors out of funds legally available for such purposes. No dividends may be declared or paid on any share of any other class of common stock, unless a dividend, at the same rate per share, is simultaneously declared or paid on each share of class B of common stock. In the case of a stock dividend or distribution, holders of class B common stock are entitled to receive the same percentage dividend or distribution as holders of each other class of common stock, except that stock dividends and distributions shall be made in shares of class B common stock to the holders of class B common stock.

    Voting Rights. Holders of class B common stock are entitled to one vote per share. However, the vote of holders of class B common stock and of the holders of class C common stock will be taken separately from the class A common stock and, other than in elections of directors, each share of class B common stock and each share of class C common stock will be voted by a stockholders' committee (described below) in accordance with the vote of the majority of the votes cast on the matter by the holders of class B common stock and class C common stock, voting together as a group. In elections of directors, each share of class B common stock and class C common stock will be voted by the stockholders' committee in favor of the election of the directors receiving the highest number of votes cast by the holders of class B common stock and class C common stock, voting together as a group. Holders of shares of all classes of common stock will vote as a single class on all matters submitted to a vote of stockholders except as otherwise required by law. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of common stock.


    The votes of class B common stock and class C common stock will be administered by a stockholders' committee. The stockholders' committee will be elected by the holders of class B common stock and class C common stock, voting together as a group. The stockholders' committee will consist of eight members, each of whom will serve a four-year term. The terms of the members of the stockholders' committee will be staggered so that two members will be elected each year. The terms of the initial members of the stockholders' committee will not expire until 2005. Members of the stockholders' committee may not be directors of Hewitt. No member of the stockholders' committee may serve more than two terms.



    Convertibility. Each share of class B common stock will automatically be converted into one share of class A common stock in the event the holder transfers such share to any person other than (i) one of our owners, (ii) a former Bacon & Woodrow partner, or (iii) any member of the immediate family of, or any trust for the benefit (or the benefit of the immediate family) of, or certain other entities associated with, such person. All shares of the class B common stock will automatically be converted into shares of class A common stock in the event the total number of shares of class B common stock and class C common stock outstanding at any time is equal to or less than 10% of the total number of outstanding shares of all classes of common stock.


    Liquidation Rights. Upon liquidation, dissolution or winding-up of Hewitt, the holders of each class of common stock are entitled to share ratably in all assets available for distributions after payment in full to creditors and payment of any liquidation preference in respect of outstanding preferred stock.

    Other Provisions. None of the holders of class B common stock is entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of class B common stock must be identical to that received by holders of any other class of common stock. No shares of common stock may be subdivided, consolidated, reclassified or otherwise changed unless the shares of class B common stock concurrently are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Class C Common Stock

    Dividends. Holders of record of shares of class C common stock are entitled to receive dividends when, if and as may be declared by the Board of Directors out of funds legally available for such purposes. No dividends may be declared or paid on any share of any other class of common stock, unless a dividend, at the same rate per share, is simultaneously declared or paid on each share of class C common stock. In the case of a stock dividend or distribution, holders of class C common stock are entitled to receive the same percentage dividend or distribution as holders of each other class of common stock, except that stock dividends and distributions shall be made in shares of class C common stock to the holders of class C common stock.

    Voting Rights. Holders of class C common stock are entitled to one vote per share. However, the vote of holders of class B common stock and the holders of class C common stock will be taken separately from the class A common stock and, other than in elections of directors, each share of class B common stock and each share of class C common stock will be voted by the stockholders' committee in accordance with the vote of the majority of the votes cast on the matter by the holders of class B common stock and class C common stock, voting together as a group. In elections of directors, each share of class B common stock and class C common stock will be voted by the stockholders' committee in favor of the election of the directors receiving the highest number of votes cast by the holders of class B common stock and class C common stock, voting together as a group. Holders of shares of all classes of common stock will vote as a single class on all matters submitted to a vote of stockholders except as otherwise required by law. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences or limitations of the shares of such class of common stock.


    Convertibility. Each share of class C common stock will automatically be converted into one share of class A common stock in the event the holder transfers such share to any person other than (i) one of our owners, (ii) a former Bacon & Woodrow partner, or (iii) any member of the immediate family of, or any trust for the benefit (or the benefit of the immediate family) of, or certain other entities associated with, such person. All shares of the class C common stock will automatically be converted into shares of class A common stock in the event the total number of shares of class B common stock and class C common stock outstanding at any time is equal to or less than 10% of the total number of outstanding shares of all classes of common stock.


    Liquidation Rights. Upon liquidation, dissolution or winding-up of Hewitt, the holders of each class of common stock are entitled to share ratably in all assets available for distributions after payment in full to creditors and payment of any liquidation preference in respect of outstanding preferred stock.

    Other Provisions. None of the holders of class C common stock is entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of class C common stock must be identical to that received by holders of any other class of common stock. No shares of any other class of common stock may be subdivided, consolidated, reclassified or otherwise changed unless the shares of class C common stock concurrently are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

    Surrender of Class C Shares. If the employment of a holder of class C common stock is terminated before the fourth anniversary of the offering (other than as a result of the holder's death or disability) each share of class C common stock held by such holder will automatically be converted into a lesser number of shares of class C common stock calculated according to a formula set forth in our certificate of incorporation. The formula provides that the reduction in the number of shares is based on the number of years following the offering that the holder remained one of our employees and the difference between the price at which the shares of our series A preferred stock were exchanged for shares of class C common stock and the market price of our class A common stock at the time the holder's employment was terminated.

    If the employment of a holder of class C common stock is terminated before the fourth anniversary of the offering and the holder begins to work for a competitor of ours within two years after the date of termination, the number of shares of class C common stock held by such holder will be further reduced. Any shares which are so surrendered as a result of the operation of the formula set forth in our certificate of incorporation or in connection with early termination of employment will be reissued to the remaining holders of class C common stock and will remain outstanding.

Series A Preferred Stock


    The holders of our series A preferred stock will not be entitled to vote, except as required by law. The series A preferred stock is not convertible into any class of stock. The series A preferred stock will carry a cumulative dividend equal to 7% for the first year after issuance, which will be adjusted annually thereafter to equal the one year London Interbank Offered Rate, plus 4.29%. The dividends shall be cumulative from the date of issuance of the shares, and shall accrue whether or not the dividends have been declared and whether or not there are funds legally available for the payment. If the series A preferred stock is redeemed prior to the one year anniversary of its issuance, no dividends will accrue or be payable with respect to such shares.


    On issuance, the shares of series A preferred stock will have an aggregate stated value of (Pounds)140 million. Upon liquidation, the shares of series A preferred stock will have an aggregate liquidation preference equal to their original stated value of (Pounds)140 million plus any accumulated but unpaid dividends. The series A preferred stock will not participate with the common stock upon liquidation.

    The holders of the series A preferred stock have a right to put their series A preferred stock to us in exchange for common stock after the end of the five trading day period following the 25th day after the consummation of the offering. The holders of the series A preferred stock also have a right to put their series A preferred stock to us in exchange for common stock immediately prior to the closing of change in control or sale of our company. The holders of the series A preferred stock may exercise the right to put their series A preferred stock to us in exchange for common stock based on the original stated value of the series A preferred stock plus any accumulated but unpaid dividends. We will issue shares of class B common stock and class C common stock to the former partners of Bacon & Woodrow and shares of class A common stock to the non-partner employees of Bacon & Woodrow upon exercise of the put right. The number of shares of class A common stock, class B common stock or class C common stock, as the case may be, issuable upon exercise of this put right is determined by dividing the stated value plus any accumulated but unpaid dividends (expressed in U.S. dollars) by the average closing price per share of our class A common stock on the New York Stock Exchange for the five trading days following the 25th day after the consummation of the offering. The number of shares of common stock issuable to a former partner of Bacon & Woodrow upon exchange of the series A preferred stock may be reduced in certain circumstances if the employment of that individual is terminated prior to consummation of the offering.

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    We may call the series A preferred stock at any time commencing 60 days after the offering. We may also call the series A preferred stock immediately prior to the closing of change in control or sale of our company. We may call the series A preferred stock in exchange for cash or our common stock as may be determined in our sole discretion, based on the original stated value plus any accumulated but unpaid dividends. The former partners of Bacon & Woodrow will receive shares of class B common stock and class C common stock, and the non-partner employees of Bacon & Woodrow will receive shares of class A common stock upon exercise of our call right. The number of shares of class A common stock, class B common stock or class C common stock, as the case may be, issuable upon exercise of this call right is determined by dividing the stated value plus any accumulated but unpaid dividends (expressed in U.S. dollars) by the average closing price per share of our class A common stock on the New York Stock Exchange for the five trading days following the 25th day after the consummation of the offering. The number of shares of common stock issuable to a former partner of Bacon & Woodrow upon exchange of the series A preferred stock may be reduced in certain circumstances if the employment of that individual is terminated prior to consummation of the offering.

    The series A preferred stock is subject to mandatory redemption five years after issuance if the put or call rights described above have not been exercised.

    Upon the exercise of the put or call right or redemption, the shares of series A preferred stock will revert to undesignated preferred stock.

Undesignated Preferred Stock


    In addition, to the outstanding series A preferred stock, our certificate of incorporation provides that we may issue up to 8,600,000 shares of preferred stock in one or more series as may be determined by our board of directors.


    Our board of directors has broad discretionary authority with respect to the rights of any new series of preferred stock and may take several actions without any vote or action of the stockholders, including:

    . determine the number of shares to be included in each series;

    . fix the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions; and

    . increase or decrease the number of shares of any series.

    We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of class A common stock, class B common stock and class C common stock, will be available for issuance without action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

    The board of directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of class A common stock, class B common stock or class C common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of decreasing the market price of each class of common stock.

    Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a

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merger, tender offer or other takeover attempt of our company. Our board of directors will make any determination to issue such shares based on its judgment as to our company's best interests and the best interests of our stockholders. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

    We have no present plans to issue any shares of our preferred stock after the offering.

Listing

    We intend to list our class A common stock on the New York Stock Exchange under the symbol "HEW".

Delaware Law and Charter and By-Law Provisions; Anti-Takeover Effects

    We have elected to be governed by the provisions of Section 203 ("Section 203") of the Delaware corporate law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation's voting stock, or is an affiliate of the corporation and owned 15% or more of the corporation's voting stock at any time during the three years prior to the time that the determination of an interested stockholder is made. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

    . before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

    . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

    . after the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.


    Our by-laws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. Approximately one-third of our board will be elected each year. We refer you to "Management--Executive Officers and Directors". In addition, our by-laws provide that directors may be removed only for cause and then only by the affirmative vote of the holders of a majority of the outstanding voting power of our capital stock outstanding and entitled to vote generally in the election of directors. Under our by-laws, any vacancy on our board of directors, however occurring, including a vacancy resulting from an enlargement of our board, may only be filled by vote of a majority of our directors then in office even if less than a quorum. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.


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    Our by-laws provide that special meetings of the stockholders may only be called by the chairman of the board of directors or by the board of directors. Our by-laws further provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our corporate secretary the required written notice, in proper form, of the stockholder's intention to bring that proposal or nomination before the meeting. In addition to other applicable requirements, for a stockholder proposal or nomination to be properly brought before an annual meeting by a stockholder, the stockholder generally must have given notice in proper written form to the corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, unless the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, in which case the notice must be delivered no later than the 10th day following the day on which public announcement of the meeting is first made. Although our by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

    Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken at a stockholders meeting and may not be taken by written consent in lieu of a meeting. Our certificate of incorporation includes a "constituency" provision that permits (but does not require) a director of our company in taking any action (including an action that may involve or relate to a change or potential change in control of us) to consider, among other things, the effect that our actions may have on other interests or persons (including our employees, clients, suppliers, customers and the community) in addition to our stockholders.

    Our certificate of incorporation includes a "fair price" provision (the "fair price provision") which prohibits business combinations (as defined below) with a related person (as defined below), unless either:

      (a) the holders of our capital stock receive in the business combination either:

          (i) the same consideration in form and amount per share as the highest consideration paid by the related person in a tender or exchange offer in which the related person acquired at least 30% of the outstanding shares of our capital stock and which was consummated not more than one year prior to the business combination or the entering into of a definitive agreement for the business combination; or

          (ii) not less in amount (as to cash) or fair market value (as to non-cash consideration) than the highest price paid or agreed to be paid by the related person for shares of our capital stock in any transaction that either resulted in the related person's beneficially owning 15% or more of our capital stock, or was effected at a time when the related person beneficially owned 15% or more of our capital stock, in either case occurring not more than one year prior to the business combination; or

      (b) the transaction is approved by:

          (i) a majority of continuing directors (as defined below); or

          (ii) shares representing at least 75% of the votes entitled to be cast by the holders of our capital stock.

    Under the fair price provision, a "related person" is any person who beneficially owns 15% or more of our capital stock or is one of our affiliates and at any time within the preceding two-year period

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was the beneficial owner of 15% or more of our outstanding capital stock. The relevant "business combinations" involving our company covered by the fair price provision are:

    . any merger or consolidation of our company or any subsidiary of our company with or into a related person or an affiliate of a related person;

    . any sale, lease, exchange, transfer or other disposition by us of all or substantially all of the assets of our company to a related person or an affiliate of a related person;

    . reclassifications, recapitalizations and other corporate actions requiring a stockholder vote that have the effect of increasing by more than one percent the proportionate share of our capital stock beneficially owned by a related person or an affiliate of a related person; and

    . a dissolution of our company voluntarily caused or proposed by a related person or an affiliate of a related person.

    A "continuing director" is a director who is unaffiliated with the related person and who was a director before the related person became a related person, and any successor of a continuing director who is unaffiliated with a related person and is recommended or nominated to succeed a continuing director by a majority of the continuing directors. Under our certificate of incorporation, Hewitt Holdings and its affiliates are not related persons. In addition, any person who acquires 15% or more of our common stock directly from Hewitt Holdings or its affiliates will not be deemed related persons.

    The Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws or to approve mergers, consolidations or the sale of all or substantially all its assets, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the shares of common stock outstanding at the time such action is taken to amend or repeal the fair price and constituency provisions of our certificate of incorporation. Our by-laws may be amended or repealed by a majority vote of the board of directors, subject to any limitations set forth in the by-laws, and may also be amended by the stockholders by the affirmative vote of the holders of at least two-thirds of the total voting power of all outstanding shares of capital stock. The two-thirds stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any of these amendments are submitted to stockholders.

Limitation of Liability and Indemnification

    Our certificate of incorporation and by-laws provide that:

    . we must indemnify our directors and officers to the fullest extent permitted by Delaware law, as it may be amended from time to time;

    . we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation or our by-laws; and

    . we must advance expenses, as incurred, to our directors and officers in connection with legal proceedings to the fullest extent permitted by Delaware law, subject to very limited exceptions.

In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, except for:

    . any breach of their duty of loyalty to us or our stockholders;

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    . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . under Section 174 of the Delaware General Corporation Law, with respect to unlawful dividends or redemptions; or

    . any transaction from which the director derived an improper personal benefit.

    We also plan to obtain director and officer insurance providing for indemnification for our directors and officers for certain liabilities, including liabilities under the Securities Act of 1933.

    These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

    At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Transfer Agent and Registrar


    The transfer agent and registrar for our class A common stock is EquiServe Trust Company, N.A.


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                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to the offering, there has been no public market for our class A common stock. Although we intend to list our class A common stock on the New York Stock Exchange, we cannot assure you that there will be an active public market for our class A common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the class A common stock. Immediately after the offering, assuming the exchange of the series A preferred stock issued in connection with the acquisition of the benefits consulting business of Bacon & Woodrow, we will have 18,074,134 shares of our class A common stock outstanding, 74,053,066 shares of our class B common stock outstanding and 6,200,300 shares of our class C common stock outstanding, including:



    . 11,150,000 shares of class A common stock sold by us in the offering;



    . 70,819,520 shares of class B common stock held by Hewitt Holdings for the benefit of our owners;



    . 5,875,929 shares of restricted class A common stock which we intend to award to our non-owner employees immediately following the consummation of the offering. We refer you to "Management--Initial Public Offering Awards"; and



    . 1,048,205 shares of class A common stock reserved for issuance to the non-partner employees of Bacon & Woodrow and 3,233,546 shares of class B common stock and 6,200,300 shares of class C common stock reserved for issuance to the former partners of Bacon & Woodrow, in each case in exchange for the series A preferred stock issued in connection with the acquisition. For these purposes, we have assumed an exchange price for the series A preferred stock equal to $19.50. The actual number of shares of common stock to be issued may be higher or lower than the number of shares reserved for issuance. We refer you to "Reorganization and Other Transactions--Bacon & Woodrow Acquisition", "Certain Relationships and Related Transactions--Restrictions on Common Stock--Bacon & Woodrow Transfer Restrictions" and "Description of Capital Stock".


but not including:


    . 1,672,500 shares of class A common stock issuable upon exercise of the underwriters' over-allotment option; and



    . additional shares of class A common stock reserved for issuance under our Incentive Compensation Plan, including 2,733,900 shares underlying options that we intend to grant to our owners 972,300 shares underlying options that we intend to grant to certain non-owner employees and 359,953 shares underlying options that we intend to grant to the former partners of Bacon & Woodrow immediately following consummation of the offering. We refer you to "Management--Incentive Compensation Plan," and "--Stock Option Grants".





    Of the outstanding number of shares after the offering, 11,150,000 shares of our class A common stock to be sold in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our affiliates, as that term is defined in Rule 144 of the Securities Act of 1933, may generally only be sold in compliance with the limitations of Rule 144 described below.


Sales of Restricted Shares


    The 70,819,520 shares of class B common stock held by Hewitt Holdings, the shares of series A preferred stock distributed to the former partners and employees of Bacon & Woodrow and the shares of class A common stock, class B common stock and class C common stock issuable upon exchange of such shares of series A preferred stock, will be "restricted" securities within the meaning of Rule 144 under the Securities Act of 1933. These restricted securities may not be sold in the absence of registration under the Securities Act or unless an exemption from registration is available, including the exemption contained in Rule 144 under the Securities Act of 1933.


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    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated together), including an affiliate, who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of these shares that does not exceed the greater of:

    . one percent of the then outstanding shares of our class A common stock
      (approximately     million shares immediately after the offering); or

    . the average weekly trading volume in our class A common stock on the New
      York Stock Exchange during the four calendar weeks preceding the date on which notice of this sale is filed;

provided that requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

    In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of our class A common stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell these shares without compliance with the foregoing requirements.


    We intend to file registration statements with the SEC in order to register the shares of class A common stock reserved for issuance under the incentive compensation plan for options and restricted stock which we intend to award to our employees after the offering and the shares of class A common stock issuable to the non-partner employees of Bacon & Woodrow upon exchange of the series A preferred stock. Following effectiveness of the registration statements, shares covered by the registration statements will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates as well as the limitations on sale and vesting described in this prospectus.



    During the two years following the offering, when the transfer restriction agreement is in effect, Hewitt Holdings has the right to request that we register for underwritten public sale on each of two occasions, up to 12% of the shares held by or on behalf of our owners, the former partners of Bacon & Woodrow, our key employees and the key employees of Bacon & Woodrow immediately following the consummation of the offering. The first such sale may not occur prior to the first anniversary of the offering, and the second such sale may not occur less than six months after the first sale. Hewitt Holdings has the right to request a third registration following the expiration of the two-year transfer restriction period. We are obligated to comply with any such request unless our independent directors determine that such sale would be contrary to the best interests of Hewitt Associates. Our independent directors may consider several factors in making any such determination, including share price performance after the date of the offering, equity market conditions and our operating results. We refer you to "Certain Relationships and Related Transactions--Restrictions on Common Stock--Registered Secondary Sales".


    Apart from the restrictions on transfer imposed by the federal securities laws and restrictions contained in the Hewitt Holdings operating agreement applicable to our owners, the shares of our class B common stock held by Hewitt Holdings, the shares of our class B common stock and class C common stock held by the former partners of Bacon & Woodrow and the shares of class A common stock held by our key employees and the key employees of Bacon & Woodrow are subject to additional contractual limitations on transfer. We refer you to "Certain Relationships and Related Transactions--Restrictions on Common Stock".


    The ability of our independent directors to arrange registered offerings for our owners (or Hewitt Holdings) and the former partners and employees of Bacon & Woodrow could permit these persons to sell significant amounts of common stock at any time following the expiration of the 180-day lock-up period described below.


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Lock-up Agreement


    Hewitt, Hewitt Holdings, our directors and executive officers and the former partners of Bacon & Woodrow have agreed not to sell, distribute or otherwise dispose of or hedge, directly or indirectly, any shares of class A common stock, class B common stock or class C common stock (or any security convertible into or exchangeable or exercisable for class A common stock, class B common stock or class C common stock) without the prior written consent of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus subject to specified exceptions, including exceptions that permit (i) Hewitt to issue an aggregate number of shares of common stock up to 3% of the number of shares to be outstanding immediately following the offering in connection with acquisitions and (ii) Hewitt Holdings to distribute shares to owners who are not resident in North America, subject in each case to the recipients of those shares having agreed to be bound by the foregoing restrictions for the duration of the 180 days. We refer you to "Underwriting".


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     MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

General

    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of our class A common stock by a Non-U.S. Holder. Generally, for purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of our class A common stock who or which is, for United States federal income tax purposes, a non-resident alien individual, a foreign corporation, or a foreign estate or trust. In general, an individual is a non-resident alien individual with respect to a calendar year if he or she is not a United States citizen (and in certain circumstances is not a former United States citizen) and, with respect to such calendar year (i) has at no time had the privilege of residing permanently in the United States and (ii) is not present in the United States a specified number of days in the current year and the prior two years. Different rules apply for United States federal estate tax purposes. We refer you to "--Federal Estate Taxes" below.

    The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated under the Code and administrative and judicial interpretations, all of which are subject to change, possibly on a retroactive basis. The following discussion does not address aspects of United States federal taxation other than income and estate taxation, and does not address all aspects of United States federal income and estate taxation. The discussion does not consider any specific facts or circumstances that might apply to a particular Non-U.S. Holder and does not address all aspects of United States federal income and estate tax law that might be relevant to a Non-U.S. Holder subject to special treatment under the Code, for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers. This discussion does not address the tax treatment of partnerships or persons who hold their interests through a partnership or other pass-through entity. In addition, this discussion does not address state, local or non-United States tax consequences that might be relevant to a Non-U.S. Holder, and does not address the applicability or effect of any specific tax treaty. Accordingly, prospective purchasers of our common stock are urged to consult their tax advisors regarding the United States federal, state and local tax consequences, as well as non-United States tax consequences, of acquiring, holding and disposing of shares of our common stock.

Dividends

    In general, if we were to make distributions with respect to our class A common stock, such distributions would be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution that is not a dividend will be applied in reduction of the Non-U.S. Holder's basis in our class A common stock. To the extent the distribution exceeds such basis, the excess will be treated as gain from the disposition of our class A common stock.

    Subject to the discussion below, dividends paid to a Non-U.S. Holder of our class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate. A lower rate may apply if the Non-U.S. Holder is a qualified tax resident of a country with which the U.S. has an income tax treaty and if certain procedural requirements are satisfied by the Non-U.S. Holder. A Non-U.S. Holder generally will have to file IRS Form W-8BEN or successor form in order to be eligible to claim the benefits of a U.S. income tax treaty. Special rules may apply in the case of dividends paid to or through an account maintained outside the United States at a financial institution, for which certain documentary evidence procedures must be followed.

    Withholding generally will not apply in respect of dividends if (i) the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States or

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

(ii) a tax treaty applies, the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and are attributable to a United States permanent establishment (or a fixed base through which certain personal services are performed) maintained by the Non-U.S. Holder. To claim relief from withholding on this basis, a Non-U.S. Holder generally must file IRS Form W-8ECI or successor form, with the payor of the dividend.

    Dividends received by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States or, if a tax treaty applies, are effectively connected with the conduct of a trade or business within the United States and attributable to a United States permanent establishment (or a fixed base through which certain personal services are performed), are subject to United States federal income tax on a net income basis (that is, after allowance for applicable deductions) at applicable graduated individual or corporate rates. Any such dividends received by a Non-U.S. Holder that is a corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    A Non-U.S. Holder eligible for a reduced rate of withholding of United States federal income tax may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the United States Internal Revenue Service.

Gain on Disposition of Common Stock

    A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, or other disposition of our class A common stock (including a redemption of our common stock treated as a sale for federal income tax purposes) unless (i) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (ii) the Non-U.S. Holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and either the individual has a "tax home" in the United States or the sale is attributable to an office or other fixed place of business maintained by the individual in the United States, (iii) the Non-U.S. Holder is subject to tax under U.S. tax law provisions applicable to certain U.S. expatriates (including former citizens or residents of the United States), or (iv) we are or have been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder's holding period and certain other conditions are met. We do not believe that we are, or are likely to become, a "United States real property holding corporation."

    The 183-day rule summarized above applies only in limited circumstances because generally an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition will be treated as a resident for United States federal income tax purposes and therefore will be subject to United States federal income tax at graduated rates applicable to individuals who are United States persons for such purposes.

    Non-U.S. Holders should consult applicable tax treaties, which may result in United States federal income tax treatment on the sale, exchange or other disposition of the common stock different from that described above.

Backup Withholding Tax and Information Reporting

    We must report annually to the IRS and to each Non-U.S. Holder any dividend income that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    A Non-U.S. Holder of class A common stock that fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor in accordance with applicable U.S. Treasury regulations may be subject to information reporting and backup withholding on payments of dividends. The rate of backup withholding is currently 30% and is scheduled to be reduced to 28% by the year 2006. Backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certification requirements are established or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person.

    The payment of proceeds from the disposition of class A common stock to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes its entitlement to an exemption from information reporting and backup withholding, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of proceeds from the disposition of class A common stock to or through a non-U.S. office of a non-U.S. broker that is not a "U.S. related person" will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is a foreign person with one or more enumerated relationships with the United States.

    In the case of the payment of proceeds from the disposition of class A common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability provided the requisite procedures are followed.

Federal Estate Taxes

    An individual Non-U.S. Holder who is treated as the owner of our class A common stock at the time of his death generally will be required to include the value of such class A common stock in his gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax on such value, unless an applicable tax treaty provides otherwise. For United States federal estate tax purposes, a "Non-U.S. Holder" is an individual who is neither a citizen nor a domiciliary of the United States. In general, an individual acquires a domicile in the United States for United States estate tax purposes by living in the United States, for even a brief period of time, with the intention of remaining in the United States indefinitely.

                                 UNDERWRITING


    Hewitt, Hewitt Associates LLC and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Banc of America Securities LLC, First Union Securities, Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. and UBS Warburg LLC are the representatives of the underwriters.



                         Underwriters          Number of Shares
                         ------------          ----------------
                Goldman, Sachs & Co...........
                Banc of America Securities LLC
                First Union Securities, Inc...
                J.P. Morgan Securities Inc....
                Salomon Smith Barney Inc......
                UBS Warburg LLC...............
                                                 -----------
                       Total..................
                                                 ===========


    The underwriters are committed to take and pay for all the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.


    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,672,500 shares from Hewitt to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.



    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Hewitt. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,672,500 additional shares.


                    Paid by Hewitt No Exercise Full Exercise
                    -------------- ----------- -------------
                      Per Share...      $            $
                      Total.......      $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $   per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain brokers or dealers at a discount of up to $   per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.


    Hewitt anticipates that it will have a directed share program pursuant to which it will direct the underwriters to reserve up to 557,500 shares of class A common stock for sale at the initial public offering price to our non-owner employees. The number of shares of class A common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.


    Hewitt, Hewitt Holdings and our directors and executive officers and the former partners of Bacon & Woodrow have agreed not to sell, distribute, otherwise dispose of or hedge, directly or indirectly, any shares of class A common stock, class B common stock or class C common stock (or any security convertible into or exchangeable for shares of class A common stock, class B common stock or class C common stock) without the prior written consent of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus subject to specified exceptions, including exceptions that permit (i) Hewitt to issue an aggregate number of shares of common stock up to 3% of the number of shares to be outstanding immediately following the offering in connection with acquisitions and (ii) Hewitt Holdings to distribute shares to owners who are not resident in North America, subject in each case to the recipients of those shares having agreed to be bound by the foregoing restrictions for the duration of the 180 days. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.


    Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Hewitt and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Hewitt's historical performance, estimates of the business potential and earnings prospects of Hewitt, an assessment of Hewitt's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


    Hewitt intends to list its class A common stock on the New York Stock Exchange under the symbol "HEW". In order to meet one of the requirements for listing the shares of class A common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.


    In connection with the offering, the underwriters may purchase and sell our class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Hewitt in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted by Hewitt. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Hewitt's class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our class A common stock. As a result, the price of our class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    Hewitt provides services to each of the underwriters and/or their affiliates on customary terms and for customary fees.


    Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender under Hewitt's unsecured line of credit and will receive approximately $25 million of the proceeds of the offering to repay amounts borrowed under the unsecured line of credit.

    The offering is being conducted in accordance with Rule 2720 of the NASD because of the receipt by Bank of America, N.A. of more than 10% of the proceeds of the offering. That rule requires the initial public offering price be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and perform due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. received $10,000 from Hewitt as compensation for such role.





    First Union Securities, Inc., acting under the trade name Wachovia Securities, is an indirect, wholly owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and non-bank subsidiaries, including First Union Securities, Inc., under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the securities offered by this prospectus.



    A prospectus in electronic format may be made available on the websites maintained by Goldman, Sachs & Co. and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by lead managers to underwriters that may make Internet distributions on the same basis as other allocations.


    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Each underwriter has agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers at Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to Hewitt; and
(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.


    The shares of class A common stock may not be offered, sold, transferred, or delivered in or from The Netherlands, as part of its initial distribution or as part of any re-offering, and neither the prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.





    Hewitt estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $6.6 million.


    Hewitt and Hewitt Associates LLC have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    McDermott, Will & Emery, Chicago, Illinois, will pass upon the validity of the shares of class A common stock offered hereby. Legal matters relating to this offering will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS


    The combined financial statements of Hewitt Associates LLC and Affiliates at September 30, 2001, and for the year then ended, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.




    The fiscal 2000 and 1999 annual combined financial statements of Hewitt Associates LLC and Affiliates included in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

    The annual financial statements of Bacon & Woodrow included in this prospectus and registration statement have been audited by Smith & Williamson, independent auditors, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (File Number 333-84198) under the Securities Act of 1933 with respect to the shares of class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information pertaining to us and the class A common stock to be sold in the offering, reference is made to the registration statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

    On the closing of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected on the Securities and Exchange Commission's website at www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        Page
                                                                                        ----
Hewitt Associates LLC and Affiliates
   Report of Ernst & Young LLP, Independent Auditors...................................  F-2
   Report of Arthur Andersen LLP, Independent Public Accountants.......................  F-3
   Combined Balance Sheets as of September 30, 2000 and 2001...........................  F-4
   Combined Statements of Operations for the years ended September 30, 1999, 2000 and
     2001..............................................................................  F-5
   Combined Statements of Changes in Owners' Capital for each of the years ended
     September 30, 1999, 2000 and 2001.................................................  F-6
   Combined Statements of Cash Flows for the years ended September 30, 1999, 2000 and
     2001..............................................................................  F-7
   Notes to the Combined Financial Statements..........................................  F-8
   Combined Balance Sheets as of September 30, 2001 and March 31, 2002................. F-24
   Combined Statements of Operations for the three and six months ended March 31, 2001 and 2002.......................................................................... F-25
   Combined Statements of Cash Flows for the six months ended March 31, 2001 and 2002.. F-26
   Notes to the Combined Financial Statements.......................................... F-27

Bacon & Woodrow and Subsidiaries
   Report of Smith & Williamson, Independent Auditors.................................. F-34
   Consolidated Income Statement Before Partner Distributions for the year ended
     September 30, 2001................................................................ F-35
   Consolidated Balance Sheet as of September 30, 2001................................. F-36
   Consolidated Statement of Cash Flows for the year ended September 30, 2001.......... F-37
   Consolidated Statement of Partners' Balances for the year ended September 30, 2001.. F-38
   Notes to the Consolidated Financial Statements...................................... F-39
   Consolidated Income Statement Before Partner Distributions for the six months ended
     March 31, 2002.................................................................... F-47
   Consolidated Balance Sheets as of September 30, 2001 and March 31, 2002............. F-48
   Consolidated Statement of Cash Flows for the six months ended March 31, 2002........ F-49
   Notes to the Consolidated Financial Statements...................................... F-50

                        REPORT OF INDEPENDENT AUDITORS

To the Owners of
Hewitt Associates LLC and Affiliates:

We have audited the accompanying combined balance sheet of the companies as described in Note 1 (Hewitt Associates LLC and Affiliates), a group of Illinois limited liability companies, as of September 30, 2001 and the related combined statements of operations, changes in owners' capital, and cash flows for the year ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Hewitt Associates LLC and Affiliates as of September 30, 2001 and the results of their operations and their cash flows for the year ended September 30, 2001 in conformity with accounting principles generally accepted in the United States.

/s/  Ernst & Young LLP

Chicago, Illinois
May 9, 2002

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Owners of
Hewitt Associates LLC and Affiliates:

We have audited the accompanying combined balance sheet of the companies as described in Note 1 (Hewitt Associates LLC and Affiliates), a group of Illinois limited liability companies, as of September 30, 2000 and the related combined statements of operations, changes in owners' capital, and cash flows for the years ended September 30, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Hewitt Associates LLC and Affiliates as of September 30, 2000 and the results of their operations and their cash flows for the years ended September 30, 1999 and 2000 in conformity with accounting principles generally accepted in the United States.

/s/  Arthur Andersen LLP

Chicago, Illinois
March 8, 2002

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                            COMBINED BALANCE SHEETS
                                (in thousands)

                                                                                September 30,
                                                                              -----------------
                                                                                2000     2001
                                                                              -------- --------
                                   ASSETS
Current Assets
   Cash and cash equivalents................................................. $ 16,175 $ 60,606
   Client receivables and unbilled work in process, less allowance of $9,426 in 2000 and $14,540 in 2001.............................................  377,537  367,798
   Prepaid expenses and other current assets.................................   27,519   25,818
                                                                              -------- --------
       Total current assets..................................................  421,231  454,222
                                                                              -------- --------
Non-Current Assets
   Property and equipment, net...............................................  204,800  164,550
   Other assets..............................................................   77,288   82,585
                                                                              -------- --------
       Total non-current assets..............................................  282,088  247,135
                                                                              -------- --------
Total Assets................................................................. $703,319 $701,357
                                                                              ======== ========

                      LIABILITIES AND OWNERS' CAPITAL

Current Liabilities
   Accounts payable.......................................................... $ 30,132 $ 25,466
   Accrued expenses..........................................................   67,493   87,245
   Advanced billings to clients..............................................   59,797   59,892
   Current portion of long-term debt.........................................   87,646   22,113
   Employee accrued profit sharing...........................................   37,976   52,189
                                                                              -------- --------
       Total current liabilities.............................................  283,044  246,905
                                                                              -------- --------
Long-Term Liabilities
   Debt, less current portion................................................  153,122  172,446
   Other long-term liabilities...............................................   24,458   22,635
                                                                              -------- --------
       Total long-term liabilities...........................................  177,580  195,081
                                                                              -------- --------
Total Liabilities............................................................  460,624  441,986
                                                                              -------- --------
Commitments and Contingencies (Notes 10 and 11)
Owners' Capital
   Accumulated earnings and paid-in capital..................................  241,032  260,138
   Accumulated other comprehensive income (loss).............................    1,663     (767)
                                                                              -------- --------
       Total owners' capital.................................................  242,695  259,371
                                                                              -------- --------
Total Liabilities and Owners' Capital........................................ $703,319 $701,357
                                                                              ======== ========

  The accompanying notes to the Combined Financial Statements are an integral part of these statements.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                                (in thousands)

                                                       Year Ended September 30,
                                                  ----------------------------------
                                                     1999        2000        2001
                                                  ----------  ----------  ----------
Revenues:
   Revenues before reimbursements (net revenues). $1,058,310  $1,280,552  $1,475,661
   Reimbursements................................     31,976      25,507      26,432
                                                  ----------  ----------  ----------
       Total revenues............................  1,090,286   1,306,059   1,502,093
                                                  ----------  ----------  ----------

Operating expenses:
   Compensation and related expenses.............    597,267     715,336     838,085
   Reimbursable expenses.........................     31,976      25,507      26,432
   Other operating expenses......................    250,291     307,281     337,419
   Selling, general and administrative expenses..     49,941      75,790      87,986
   Non-recurring software charge.................         --          --      26,469
                                                  ----------  ----------  ----------
       Total operating expenses..................    929,475   1,123,914   1,316,391
                                                  ----------  ----------  ----------

Operating income.................................    160,811     182,145     185,702
Other expenses, net:
   Interest expense..............................     (9,238)    (13,375)    (15,786)
   Interest income...............................      1,752       2,316       3,119
   Other income, net.............................      2,550      10,589      10,147
                                                  ----------  ----------  ----------
                                                      (4,936)       (470)     (2,520)
                                                  ----------  ----------  ----------
Income before taxes and owner distributions...... $  155,875  $  181,675  $  183,182
                                                  ==========  ==========  ==========




  The accompanying notes to the Combined Financial Statements are an integral part of these statements.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

               COMBINED STATEMENTS OF CHANGES IN OWNERS' CAPITAL
                                (in thousands)

                                                                     Year Ended September 30,
                                                                 -------------------------------
                                                                    1999       2000       2001
                                                                 ---------  ---------  ---------
Owners' capital, beginning of year.............................. $ 155,871  $ 236,868  $ 242,695

Comprehensive income:
   Income before taxes and owner distributions..................   155,875    181,675    183,182
   Other comprehensive income (loss):
       Foreign currency translation adjustment..................       235       (763)      (239)
       Unrealized gains on securities:
          Unrealized holding gains arising during period........        --      2,191      3,222
          Less: reclassification adjustment for gains...........        --         --     (5,413)
                                                                 ---------  ---------  ---------
          Net unrealized gains (losses).........................        --      2,191     (2,191)
                                                                 ---------  ---------  ---------
   Total other comprehensive income (loss)......................       235      1,428     (2,430)
                                                                 ---------  ---------  ---------
Total comprehensive income......................................   156,110    183,103    180,752

Capital distributions, net......................................   (75,113)  (177,276)  (164,076)
                                                                 ---------  ---------  ---------

Owners' capital, end of year.................................... $ 236,868  $ 242,695  $ 259,371
                                                                 =========  =========  =========



  The accompanying notes to the Combined Financial Statements are an integral part of these statements.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                      Year Ended September 30,
                                                                  -------------------------------
                                                                     1999       2000       2001
                                                                  ---------  ---------  ---------
Cash flows from operating activities:
   Income before taxes and owner distributions................... $ 155,875  $ 181,675  $ 183,182
   Adjustments to reconcile income before taxes and owner
     distributions to net cash provided by operating activities:
       Depreciation and amortization.............................    77,486     91,429     96,995
       Non-recurring software charge.............................        --         --     26,469
       Net unrealized gain on securities.........................        --      2,191     (2,191)
   Changes in operating assets and liabilities:
       Client receivables and unbilled work in process...........   (59,822)   (77,415)     9,825
       Prepaid expenses and other current assets.................     1,200    (11,353)     1,611
       Accounts payable..........................................    (2,923)     9,362     (4,553)
       Accrued expenses..........................................    18,287     20,709     19,697
       Employee accrued profit sharing...........................     7,001      3,300     14,213
       Advanced billings to clients..............................    10,963      4,213         83
       Related party payable.....................................   (25,644)    (7,515)        --
       Other long-term liabilities...............................     2,613     12,456     (1,823)
                                                                  ---------  ---------  ---------
          Net cash provided by operating activities..............   185,036    229,052    343,508
Cash flows from investing activities:
   Additions to property and equipment, net of disposals.........   (86,561)   (96,503)   (83,231)
   Increase in other assets......................................   (23,870)   (34,002)    (5,297)
                                                                  ---------  ---------  ---------
          Net cash used in investing activities..................  (110,431)  (130,505)   (88,528)
Cash flows from financing activities:
   Proceeds from debt issuance...................................    35,014    113,781     36,381
   Principal payments of debt....................................   (28,341)   (29,552)   (82,425)
   Capital distributions, net....................................   (75,084)  (177,049)  (163,910)
   Cash paid for interest rate swap..............................    (2,251)        --         --
                                                                  ---------  ---------  ---------
          Net cash used in financing activities..................   (70,662)   (92,820)  (209,954)
   Effect of exchange rate changes on cash.......................       842       (157)      (595)
                                                                  ---------  ---------  ---------
   Net increase in cash and cash equivalents.....................     4,785      5,570     44,431
Cash and cash equivalents, beginning of year.....................     5,820     10,605     16,175
                                                                  ---------  ---------  ---------
Cash and cash equivalents, end of year........................... $  10,605  $  16,175  $  60,606
                                                                  =========  =========  =========

Supplementary disclosure of cash paid during the year:
   Interest paid................................................. $   9,245  $   9,672  $  11,892
                                                                  =========  =========  =========
Schedule of noncash investing and financing activities:
   Equipment purchased under capital leases...................... $  29,221  $  18,896  $  11,081
                                                                  =========  =========  =========

  The accompanying notes to the Combined Financial Statements are an integral part of these statements.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)

1. Description of Business:

    Hewitt Associates LLC and Affiliates ("Hewitt" or the "Company") is a leading provider of human resources outsourcing and consulting services.

    Hewitt is comprised of Hewitt Associates LLC and subsidiaries, Hewitt Financial Services LLC and Sageo LLC (since its formation in 2000), each of which are Illinois limited liability companies. The ownership interests of Sageo were transferred from Hewitt Holdings LLC ("Holdings") to Hewitt Associates LLC as of July 1, 2001 and the ownership interests of Hewitt Financial Services were transferred from Holdings to Hewitt Associates LLC as of March 1, 2002. As a result of these transfers, Sageo and Hewitt Financial Services have become wholly-owned subsidiaries of the Company. (See Note 15, Related Party Transactions).

    In connection with a proposed initial public offering ("offering"), the Company plans to incorporate its business pursuant to a plan whereby the ownership interests of Hewitt Associates LLC and Affiliates will be assigned to Hewitt Associates, Inc., a newly formed Delaware corporation. (See Note 14, Owners' Capital, Incorporation and Planned Initial Public Offering).

    The Company expects to enter into a definitive agreement to acquire Bacon & Woodrow, a leading retirement and financial management consulting firm in the United Kingdom. The results of operations for Bacon & Woodrow, which the Company intends to acquire in June 2002, are not included in Hewitt's historical results. (See Note 18, Subsequent Events).

2. Summary of Significant Accounting Policies:

    The combined financial statements are prepared on the accrual basis of accounting. The significant accounting policies are summarized below:

  Principles of Combination

    The accompanying combined financial statements reflect the operations of the Company and its majority-owned subsidiaries after elimination of intercompany accounts and transactions. Combined financial statements are presented since the combined entities within the Company have been under common control for all periods presented but were not legally directly related to each other for all periods. Upon consummation of the Company's planned transition to a corporate structure, the affiliated companies of Hewitt will comprise the newly formed C corporation, Hewitt Associates, Inc., and their results will be presented on a consolidated basis.

  Revenue Recognition


    Under the Company's outsourcing contracts, which typically have a three- to five-year term, clients agree to pay a one-time, upfront implementation fee and an ongoing service fee. Clients typically pay for services provided outside the scope of outsourcing contracts on a time-and-materials basis. Revenues related to the ongoing service fee and to services provided outside the scope of outsourcing contracts are recognized as services are provided.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


    In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, the Company recognizes revenues from non-refundable, upfront implementation fees using a straight-line method, commencing with the initiation of ongoing services through the term of the contract. Incremental direct costs of implementation are deferred and amortized over the term of the contract on a straight-line basis to match the recognition of the related implementation fees. If a client terminates an outsourcing contract prematurely, both the deferred incremental direct costs of implementation and deferred implementation fees related to that contract are recognized in the period in which the termination occurs.

    Losses on outsourcing contracts are recognized during the period in which the loss becomes probable and the amount of the loss is reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract.

    The Company's clients pay for consulting services either on a time-and-materials basis or on a fixed-fee basis. Revenues are recognized under time and material based contracts as services are provided. Under fixed-fee contracts, revenues are recognized on a percentage of completion basis (i.e. based on the services provided during the period as a percentage of the total estimated services to be provided over the entire contract). Losses on consulting contracts are recognized during the period in which the loss becomes probable and the amount of the loss is reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract.

    Revenues in excess of billings are recorded as unbilled work in progress. Billings in excess of revenues are recorded as advance billings to clients, a deferred revenue liability, until services are rendered.

    Hewitt records revenue on a gross basis when Hewitt is the primary obligor in the arrangement or when Hewitt has the credit risk in the arrangement. Hewitt records revenue on a net basis when the supplier is the primary obligor in the arrangement or when the supplier has the credit risk.

  Income Before Taxes and Owner Distributions

    Income before taxes and owner distributions is determined in accordance with accounting principles generally accepted in the United States but is not comparable to net income of a corporation because, (i) compensation and related expenses for services rendered by owners have not been reflected as expenses and (ii) the Company incurred no firm-level income tax in its historical results. As a result, the combined financial statements do not reflect the financial position and results of operations that would have been reported had the Company operated as a corporation as of the dates and for the periods indicated in the combined financial statements. Upon the Company's transition to a corporate structure, owners will become employees of the Company and their salaries will be deducted as compensation expense and the Company will become subject to corporate income tax.

  Foreign Currency Translation

    The Company's foreign operations use their local currency as their functional currency. Accordingly, assets and liabilities of foreign subsidiaries are translated into U.S. Dollars at exchange

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)

rates in effect at year-end, while revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments are reported as a component of accumulated other comprehensive income (loss) in owners' capital. Gains or losses resulting from foreign exchange transactions, which have not been significant, are recorded in earnings.

  Income Taxes

    The Company is comprised of several limited liability companies which are treated for income tax purposes either as partnerships or disregarded entities. As such, the Company is generally not subject to income taxes, as taxes related to income earned by the Company are the responsibility of the individual owners.

    Upon the Company's planned transition to a corporate structure, the Company will become subject to federal and state income taxes and will begin to apply the asset and liability method described in Statements of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.

  Earnings Per Share

    Hewitt is comprised of limited liability companies and does not have outstanding stock. The Company's income before taxes and owner distributions is not comparable to net income of a corporation because, (i) compensation and related expenses for services rendered by owners have not been reflected as expenses and (ii) the Company incurred no firm-level income tax in its historical results. As a result, the combined financial statements do not reflect the financial position and results of operations that would have been reported had the Company operated as a corporation as of the dates and for the periods indicated in the combined financial statements. As such, historical earnings per share have not been presented. Upon consummation of the Company's planned transition to a corporate structure, earnings per share will be computed in accordance with SFAS No. 128, Earnings Per Share.

  Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentrations of Credit Risk

    The Company's financial instruments that are exposed to concentrations of credit risk consist of cash equivalents, client receivables and unbilled work in process. Hewitt invests its cash equivalents with high quality financial institutions and reviews its holdings on a regular basis. Concentrations of credit risk with respect to unbilled revenues and receivables are limited as no client makes up a

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)

significant portion of the Company's billings. Credit risk itself is limited due to the Company's large number of Fortune 500 clients, its clients' strong credit history, and their dispersion across many different industries and geographic regions. For the years ended September 30, 1999, 2000 and 2001, no single client represents five percent or more of the Company's total revenues. The provisions for uncollectible accounts were not significant in any of those years.

  Fair Value of Financial Instruments

    Cash and cash equivalents, marketable securities, client receivables, and foreign exchange instruments are financial assets with carrying values that approximate fair value. Accounts payable and other accrued expenses and liabilities are financial liabilities with carrying values that approximate fair value.

  Cash and Cash Equivalents

    The Company defines cash and cash equivalents as checking accounts, money market accounts, certificates of deposit, and U.S. Treasury notes having an original maturity of 90 days or less.

  Marketable Securities

    Marketable securities represent available-for-sale securities and are classified on the balance sheet within other current assets at their fair market value. Unrealized gains or losses are reported as a component of accumulated other comprehensive income (loss). Realized gains or losses are reported in other expenses, net on the combined statements of operations.

  Hedging Transactions

    The Company normally does not enter into derivative transactions except in limited situations when there is a compelling economic reason or to mitigate risk to the Company (See Note 5, Financial Instruments). The Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--An Amendment of FASB Statement No. 133, in fiscal year 2001.

    These rules require that all derivative instruments be reported in the combined financial statements at fair value. Changes in the fair value of derivatives are to be recorded each period in earnings or other comprehensive income (loss), depending on whether the derivative is designated and effective as part of a hedged transaction, and on the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) must be reclassified as earnings in the period in which earnings are affected by the underlying hedged item, and the ineffective portion of all hedges must be recognized in earnings in the current period. These new standards may result in additional volatility in reported earnings, other comprehensive income
(loss) and accumulated other comprehensive income (loss).

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


  Property and Equipment

    Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

   Asset Description                             Asset Life
   -----------------                             ----------
   Computer equipment..........                 3 to 5 years
   Telecommunications equipment                    5 years
   Furniture and equipment.....                 5 to 15 years
   Leasehold improvements...... Lesser of estimated useful life or lease term

  Software Development Costs

    Software development costs are accounted for in accordance with the American Institute of Certified Public Accountants' (AICPA's) Statement of Position No. 98-1 (SOP 98-1), Accounting for Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. The Company amortizes the software costs over periods ranging from three to five years.

  Long-Lived Assets

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets held for use are assessed by a comparison of the carrying amount of the asset to the estimated future net cash flows expected to be generated by the asset. If estimated future undiscounted net cash flows are less than the carrying amount of the asset, the asset is considered impaired and expense is recorded in an amount required to reduce the carrying amount of the asset to its fair value.

  Recent Accounting Changes

    In July 2000, a consensus was reached by the Emerging Issues Task Force
(EITF) on Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Issue No. 99-19 requires a company to consider various factors or indicators to determine whether a company should recognize revenue based on the gross amount billed to a customer because it has earned the revenue on the sale of services or based on the net amount retained from the client after paying the supplier because it has earned a commission or fee. Hewitt's reporting of revenues are consistent with the requirements of Issue No. 99-19.

    In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations, except for qualifying business combinations that were initiated prior to July 1, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized but are reviewed for impairment annually, or more frequently if indicators arise. Hewitt plans to adopt SFAS No. 142 as of October 1, 2002. The adoption of SFAS No. 142 is not expected to have a material effect on the Company's future results of operations.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


    In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The FASB issued SFAS No. 144 to establish a single accounting model, based on the framework established in SFAS No. 121. The Company is required to adopt SFAS No. 144 as of October 1, 2002. The adoption of SFAS No. 144 is not expected to have a material effect on the Company's future results of operations.

    In March 2002, the FASB issued Emerging Issues Task Force (EITF) Issue No. 01-14 (formerly EITF Abstracts Topic No. D-103 released in November 2001), Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred. EITF Issue No. 01-14 requires reimbursements received for out-of-pocket expenses incurred to be characterized as revenues in the Combined Statement of Operations. Hewitt adopted EITF Issue No. 01-14 during the quarter ended March 31, 2002. Accordingly, the Company adjusted revenue for all periods reported to include out-of-pocket expense reimbursements. Previously, these out-of-pocket expense reimbursements were classified as a reduction of other operating expenses and selling, general and administrative expenses. This change in classification had no effect on current or previously reported income before taxes and owner distributions.

  Reclassifications

    Certain 1999 and 2000 amounts have been reclassified to conform with the 2001 presentation.

3. Client Receivables and Unbilled Work in Process:

    Client receivables and unbilled work in process, net of allowances, for work performed through September 30, 2000 and 2001, consisted of the following:

                                              2000     2001
                                            -------- --------
                   Client receivables...... $198,059 $216,424
                   Unbilled work in process  179,478  151,374
                                            -------- --------
                                            $377,537 $367,798
                                            ======== ========

    Accounts Receivable and Unbilled Work in Process Allowances:

                              Balance
                                at     Increases              Balance
                             beginning     in      Uses of   at end of
                              of year  allowances allowances the year
                             --------- ---------- ---------- ---------
          Fiscal year ended:
          September 30, 1999  $9,970    $19,936    $(21,876)  $ 8,030
          September 30, 2000   8,030     21,942     (20,546)    9,426
          September 30, 2001   9,426     30,643     (25,529)   14,540

4. Marketable Securities:

    Marketable securities classified in other current assets include equity securities which are classified as available-for-sale. Unrealized gains and losses on these investments are included in accumulated other comprehensive income (loss) and as of September 30, 2000 and 2001, the unrealized gains were $2,191 and $0. Realized gains or losses are reported in earnings within other expenses, net and for the years ended September 30, 1999, 2000 and 2001, realized gains on marketable securities were $0, $4,175, and $5,413, respectively.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


5. Financial Instruments:


    The Company normally does not enter into derivative transactions except in limited situations when there is a compelling economic reason for entering into a hedging activity to mitigate economic risk. On August 6, 2001, Hewitt purchased a (Pounds)150 million foreign currency option in order to offset the foreign currency risk associated with its plan to purchase the benefits consulting business of Bacon & Woodrow for common stock with a value of (Pounds)140 million. (See Note 18, Subsequent Events). The cost of the foreign currency option was $2,344 which was recorded as a current asset since it will be settled on or before May 30, 2002. This instrument does not qualify for the hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, because SFAS No. 133 prohibits hedge accounting for a forecasted business combination. The instrument is marked to the spot rate at the balance sheet date and the resulting gains or losses are recognized currently in other expenses, net. For the year ended September 30, 2001, the gain on the option was approximately $1,309.


6. Property and Equipment:

    As of September 30, 2000 and 2001, net property and equipment consisted of the following:

                                                 2000       2001
                                              ---------  ---------
            Property and equipment:
               Computer equipment............ $ 243,129  $ 214,172
               Telecommunications equipment..    90,636     96,745
               Furniture and equipment.......    85,566     91,598
               Leasehold improvements........    58,866     64,761
                                              ---------  ---------
               Total property and equipment..   478,197    467,276
                                              ---------  ---------
               Less accumulated depreciation.  (273,397)  (302,726)
                                              ---------  ---------
               Property and equipment, net... $ 204,800  $ 164,550
                                              =========  =========

7. Other Assets:

    As of September 30, 2000 and 2001, other assets consisted of the following:

                                                                    2000     2001
-                                                                 -------- --------
Other assets:
   Capitalized software, net accumulated amortization of $57,064 in 2000 and $80,062 in 2001................................. $ 58,231 $ 59,545
   Goodwill, net accumulated amortization of $751 in 2000 and
     $1,533 in 2001..............................................    7,259    8,506
   Prepaid long-term interest and contracts......................    8,637    7,922
   Investments in affiliated companies...........................    3,161    6,612
                                                                  -------- --------
   Other assets, net............................................. $ 77,288 $ 82,585
                                                                  ======== ========

    During the fourth quarter of fiscal 2001, the Company recorded a $26,469 non-recurring charge related to the impairment of software that had been used in the Sageo business. It was determined that Sageo's principal service offering, which was a web-based self-service benefits and administration business using the Company's back-end TBA and Connections/TM/ platform, could be more efficiently

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)

managed and grown by fully integrating Sageo into Hewitt Associates and by reducing Sageo's cost structure and leveraging the technology at Hewitt Associates. In the quarter ended September 30, 2001, the decision was made to transition Sageo's clients from Sageo's website to the TBA web interface and discontinue the use of the Sageo software. At the same time, the Company wrote off the remaining investment in the Sageo software, resulting in a $26,469, non-recurring charge, and terminated or redeployed the Sageo employees who were necessary only when Sageo was a stand-alone company. This charge was classified within the results of the outsourcing segment.

    Goodwill represents the excess of the purchase price and the related costs over the value assigned to the net tangible and identifiable intangible assets of the businesses acquired. Goodwill is amortized on a straight-line basis over the periods of expected benefit, which range from five to fifteen years. See "Recent Accounting Changes".

    The Company has several prepaid long-term maintenance contracts, for maintenance on computer software systems, that expire through June 2005. Benefits related to these long-term prepaid maintenance contracts are received over the contractual period, as designated. The long-term portion of the prepaid interest relates to prepaid lease obligations of the Company.

    Investments in less than 50%-owned affiliated companies over which the Company has the ability to exercise significant influence are accounted for using the equity method of accounting.

8. Debt:

    Long-term debt at September 30, 2000 and 2001, consisted of the following:

                                                                     2000     2001
                                                                   -------- --------
Unsecured line of credit.......................................... $ 59,000 $     --
Multi-currency line of credit and foreign sourced debt............    9,626    9,761
Unsecured senior term notes, payable in monthly or annual
  installments, or at the note due date...........................  138,125  156,250
Computer and telecommunications equipment installment notes and capitalized leases, secured by the related equipment, payable in
  monthly or quarterly installments...............................   34,017   28,548
                                                                   -------- --------
                                                                    240,768  194,559
Current portion...................................................   87,646   22,113
                                                                   -------- --------
Long-term debt, less current portion.............................. $153,122 $172,446
                                                                   ======== ========

    The principal portion of long-term debt becomes due as follows:

                        Fiscal year ending:
                           2003................ $ 13,621
                           2004................   17,080
                           2005................   23,009
                           2006................   13,000
                           2007................   28,000
                           2008 and thereafter.   77,736
                                                --------
                           Total............... $172,446
                                                ========

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


    On May 28, 2001 and August 31, 2001, the Company extended and then renewed an existing unsecured line of credit agreement with two banks under essentially the same terms as the previous agreement. The credit agreement provides for borrowings up to $70,000 through August 30, 2002, at rates that approximate LIBOR plus 42 to 75 basis points or at prime. Quarterly facility fees of 8 to 13 basis points are charged on the average daily credit commitments. At September 30, 2000 and 2001, the borrowings under this revolver were $59,000 and $0, respectively.

    On February 23, 1998, the Company obtained an unsecured multi-currency line of credit with banks permitting borrowings up to $10,000 at a multi-currency interbank interest rate plus 75 basis points, ranging from 0.82% to 6.01% as of September 30, 2001. At September 30, 2000 and 2001, borrowings under the multi-currency line of credit and foreign sourced debt were $9,626 and $9,761, respectively. Of the amounts outstanding at September 30, 2000 and 2001, $7,520 and $7,783 respectively, have been classified as long-term debt. The drawn amounts are denominated in foreign currencies, and have been translated at the exchange rate in effect at year-end.

    On October 16, 2000, the Company issued unsecured senior term notes to various note holders in the amount of $25,000. Of this amount, $10,000 bears interest at 7.65%, and is repayable on October 15, 2005; $15,000 bears interest at 7.90%, and is repayable on October 15, 2010.

    On July 7, 2000, the Company issued unsecured senior term notes to various note holders in the amount of $25,000. Of this amount, $15,000 bears interest at 7.93%, and is repayable on June 30, 2007; $10,000 bears interest at 8.11%, and is repayable on June 30, 2010.

    On March 30, 2000, the Company issued unsecured senior term notes to various note holders in the amount of $50,000. Of this amount, $15,000 bears interest at 7.94% and is repayable in annual installments beginning March 2003 through March 2007 and $35,000 bears interest at 8.08%, and is repayable in annual installments beginning March 2008 through March 2012.

    On May 30, 1996, the Company issued unsecured senior term notes to various note holders in the amount of $50,000, bearing interest at 7.45%. The notes are repayable in annual installments beginning May 2004 through May 2008.

    On May 28, 1996, the Company obtained an unsecured seven-year term loan agreement with various banks in the amount of $30,000, bearing interest at 6.50%. The Company pays interest on a quarterly basis through June 30, 2002. On July 31, 1998, the Company also began to make monthly principal payments which will continue through June 30, 2002. The amounts outstanding at September 30, 2000 and 2001were $13,125 and $6,250, respectively.

    The Company's computer and telecommunications equipment installment notes and capitalized leases are secured by the related equipment and are payable typically over three to five years in monthly or quarterly installments and at various interest rates ranging from 4.80% to 7.97%. At September 30, 2000 and 2001, the outstanding balances on the equipment financing agreements were $34,017 and $28,548.

    Various debt agreements call for the maintenance of specified financial ratios, among other restrictions. At September 30, 2000 and 2001, the Company was in compliance with all debt covenants.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


9. Comprehensive Income (Loss):

    Accumulated other comprehensive income (loss) consists of the following components:

                                                                Accumulated
                                                    Net            other
                                     Foreign     unrealized    comprehensive
                                     currency  gains (losses)  income (loss)
                                     --------  --------------  -------------
   As of September 30, 1998.........    $  --         $    --        $    --
   Other comprehensive income (loss)      235              --            235
                                     --------  --------------  -------------
   As of September 30, 1999.........      235              --            235
   Other comprehensive income (loss)     (763)          2,191          1,428
                                     --------  --------------  -------------
   As of September 30, 2000.........     (528)          2,191          1,663
   Other comprehensive income (loss)     (239)         (2,191)        (2,430)
                                     --------  --------------  -------------
   As of September 30, 2001.........    $(767)        $    --        $  (767)
                                     ========  ==============  =============

10. Lease Agreements:

    The Company has obligations under long-term non-cancelable lease agreements, principally for office space, with terms ranging from one to twenty years. Some of the leases are with related parties (See Note 15, Related Party Transactions). Certain agreements are subject to periodic escalation charges for increases in real estate taxes and other charges. The following is a schedule by years of minimum future rental payments required under operating leases which have initial or remaining non-cancelable lease terms in excess of one year:

                                            Third   Related
                                            Party    Party    Total
                                           -------- -------- --------
          Fiscal year ending:
             2002......................... $ 52,419 $ 41,113 $ 93,532
             2003.........................   46,344   40,469   86,813
             2004.........................   42,096   40,262   82,358
             2005.........................   29,877   39,621   69,498
             2006.........................   28,357   39,996   68,353
             2007 and thereafter..........   61,171  400,232  461,403
                                           -------- -------- --------
             Total minimum lease payments. $260,264 $601,693 $861,957
                                           ======== ======== ========

    The Company has various office leases that grant a free rent period. The accompanying combined statements of operations reflect all rent expense on a straight-line basis over the term of these leases. The difference between straight-line basis rent and the amount paid has been recorded as accrued lease obligations.

    Total rental expense for operating leases amounted to $67,520 in 1999, $82,812 in 2000 and $86,696 in 2001.

11. Legal Proceedings:

    The Company is occasionally subject to lawsuits and claims arising out of the normal conduct of business. Management does not expect the outcome of any pending claim to have a material adverse affect on the business, financial condition or results of operations.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


12. Employee 401(k) And Profit Sharing Plan:

    The Company has a qualified 401(k) and profit sharing plan for employees. Under the plan, Hewitt makes annual contributions equal to a percentage of participants' base compensation and may make additional contributions in accordance with the terms of the plan. The contributions to the profit sharing plan were $34,936, $34,765, and $50,432 for fiscal years 1999, 2000, and 2001, respectively. Additionally, employees may make contributions in accordance with the terms of the plan.

13. Post-retirement Health Care Costs:

    The Company provides health benefits for retired employees and certain dependents when the employee becomes eligible for these benefits by satisfying plan provisions which include certain age and service requirements. The health benefit plans covering substantially all U.S. and Canadian employees are contributory, with contributions reviewed annually and adjusted as appropriate. These plans contain other cost-sharing features such as deductibles and coinsurance. The Company does not pre-fund these plans and has the right to modify or terminate any of these plans in the future.

    The components of the post-retirement benefit provisions of the Company-sponsored plans for fiscal years 2000 and 2001 were as follows:

                                                            2000     2001
                                                          -------  -------
    Change in Benefit Obligation
    Benefit obligation, beginning of year................ $ 2,504  $ 2,782
    Service cost.........................................     298      351
    Interest cost........................................     182      201
    Plan amendments......................................      --       --
    Actuarial losses.....................................     174      563
    Benefit payments.....................................    (376)    (294)
                                                          -------  -------
    Benefit obligation, end of year...................... $ 2,782  $ 3,603
                                                          =======  =======
    Change in Plan Assets
    Fair value of plan assets, beginning of year......... $    --  $    --
    Actual return on plan assets.........................      --       --
    Employer contribution................................     376      294
    Benefit payments.....................................    (376)    (294)
                                                          -------  -------
    Fair value of plan assets, end of year............... $    --  $    --
                                                          =======  =======
    Reconciliation of Accrued Obligation and Total Amount
      Recognized
    Unfunded status...................................... $(2,782) $(3,603)
    Unrecognized net loss................................     308      870
    Unrecognized prior service cost......................      --       --
    Unrecognized transition obligation...................     591      558
                                                          -------  -------
    Net amount recognized, end of year................... $(1,883) $(2,175)
                                                          =======  =======

    The weighted average assumptions used to develop the actuarial present value of the projected benefit obligation included weighted average discount rates of 7.75% and 7.25% as of the plan measurement dates of June 30, 2000 and 2001, respectively.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


    The plan provides flat dollar credits based on years of service and age at retirement. There is a small group of grandfathered retirees who receive postretirement medical coverage at a percentage of cost. The liabilities for these retirees are valued assuming a 5.0% health care trend rate for all future years.

                                                              1999    2000  2001
                                                              ----    ----  ----
      Components of Net Periodic Benefit Cost
      Service cost........................................... $288    $298  $351
      Interest cost..........................................  164     182   201
      Expected return on plan assets.........................   --      --    --
      Amortization of:
         --Unrecognized prior service cost..................    --      --    --
         --Unrecognized loss................................     3      --     1
         --Transition obligation............................    33      33    33
                                                               ----   ----  ----
      Net periodic benefit cost.............................. $488    $513  $586
                                                               ====   ====  ====

                                                                      2000  2001
                                                                      ----  ----
      Effect of 1% Change in the Assumed Health Care Cost Trend Rates
      Effect of 1% increase on
         --Total of service and interest cost components.....         $  2  $  2
         --Benefit obligation................................           29    28
      Effect of 1% decrease on
         --Total of service and interest cost components.....         $ (2) $ (2)
         --Benefit obligation................................          (27)  (26)

14. Owners' Capital, Incorporation and Planned Initial Public Offering

    Accumulated earnings and paid-in-capital include previously undistributed owners' income. Hewitt Associates LLC is a single-member LLC, which is wholly owned by Holdings. Therefore, owners' capital represents the ownership interest of Holdings in the Company. Historically, distributions to and contributions from Holdings were based on the capital requirements of the Company and of Holdings and were subject to the discretion of the owners of Holdings.

    The Company expects to consummate its planned transition to a corporate structure, which will transfer the ownership interests of Hewitt Associates LLC to Hewitt Associates, Inc. All undistributed owners' income through completion of the transition to a corporate structure will be distributed to Hewitt Holdings for further distribution to owners. Upon completion of the transition to a corporate structure, owners that work within the business will become employees of Hewitt Associates, Inc.

    In connection with the planned transition to a corporate structure, the Company expects to incur a non-recurring compensation expense resulting from certain owners receiving more Class B common stock than the proportional share. The amount of this charge will be determined on and as of the offering date.

    The holders of class A common stock, class B common stock and class C common stock will have one vote per share. All shares of class B common stock and class C common stock will be voted together, by a stockholders' committee, in accordance with a majority of the votes cast by the holders of class B common stock and class C common stock, voting together as a group.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


15. Related Party Transactions:

    The Company has entered into the following real estate transactions as described below with Holdings and its subsidiaries, Hewitt Properties I LLC, Hewitt Properties II LLC, Hewitt Properties III LLC, Hewitt Properties IV LLC, and Hewitt Properties VII LLC, The Bayview Trust, and Overlook Associates, an equity method investment of Holdings:


   Holdings Property                              Commencement
       Entities                Location               Date      Expiration Date
       --------                --------           ------------  ---------------
 Hewitt Properties I   Lincolnshire, Illinois    November 1998  November 2018
 Hewitt Properties II  Lincolnshire, Illinois    December 1999  December 2019
 Hewitt Properties III Lincolnshire, Illinois    May 1999       May 2014
 Hewitt Properties IV  Orlando, Florida          March 2000     March 2020
 Hewitt Properties IV  The Woodlands, Texas      March 2000     March 2020
 Hewitt Properties VII Norwalk, Connecticut      September 2001 September 2011
 The Bayview Trust     Newport Beach, California December 1991  May 2002
 Overlook Associates   Lincolnshire, Illinois          *              *


* The Company has several leases with Overlook Associates, the first began in 1989 and the last expires in 2017.

    Based on the characteristics of the leases and the nature of the relationships between the Company and Holdings and its subsidiaries, the leases are classified as operating leases. Total lease payments were $23,138 in 1999, $33,422 in 2000 and $37,682 in 2001. The leases were entered into on terms comparable to those which could have been obtained on an arm's length basis. The historical cost of the real property owned by the Holdings property entities aggregate to $410,966 and $444,249 in 2000 and 2001, respectively. The investments in the properties owned by these related parties were funded through capital contributions by Hewitt Holdings and third party debt. Total outstanding debt owed to third parties by these related parties totaled $329,331and $318,620 in 2000 and 2001, respectively. The debt is payable over periods that range from 13 to 19 years, and bears fixed interest rates that range from 5.58% to 7.13%. This debt is not reflected on the Company's balance sheet as the obligation represented by the debt is an obligation of these related parties and Holdings, and is not an obligation of the Company. Substantially all of the activities of the Holdings property entities involve assets that are leased to the Company.

    In April 2002, Hewitt Properties VII sold the Norwalk, Connecticut property and the Company entered a new lease with the purchaser with an expiration date of April 2017.

    The combined statements of operations include expenses that have been allocated to the Company by Holdings on a specific identification basis. Management believes these allocations and charges are reasonable and that such expenses would not have differed materially had the Company operated on a stand-alone basis.

16. Regulated Subsidiary:

    Hewitt Financial Services LLC, a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule", has elected to compute its net capital in accordance with the "Alternative Standard" of that rule. As of September 30, 2000 and 2001, Hewitt Financial Services LLC had regulatory net capital, as defined, of $2,187 and $742, respectively, which exceeded the amounts required by $1,937 and $737, respectively.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


17.  Segments and Geographic Data

    Under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it has two reportable segments based on similarities among the operating units including homogeneity of services, service delivery methods and use of technology. The two segments are Outsourcing and Consulting.

    . Outsourcing--Hewitt applies benefits and human resources domain expertise and employs its integrated technology platform and other tools to administer and manage its clients' benefit programs including health and welfare (such as medical plans), defined contribution (such as 401(k) plans) and defined benefit (such as pension plans). Hewitt assumes and automates the resource-intensive processes required to administer its clients' benefit programs, and provides technology-based self-management tools that support decision-making and transactions by its clients' employees. With the information and tools that Hewitt provides, its clients are able to optimize the return on their benefit investments.

    . Consulting--Hewitt provides actuarial services and a wide array of other consulting services covering the design, implementation and operation of health and welfare, compensation and retirement plans and broader human resources programs.

    Hewitt operates many of the administrative functions of its business through the use of centralized shared service operations to provide an economical and effective means of supporting the outsourcing and consulting businesses. These shared service functions include general office support and space management, overall corporate management, and financial and legal services. Additionally, Hewitt utilizes a client development group that markets the entire spectrum of its services and devotes resources to maintaining existing client relationships. The compensation and related expenses, other operating expenses, and selling, general and administrative expenses of these administrative and marketing functions are not allocated to the business segment; rather, they are included in unallocated shared costs.

    The accounting policies of the operating segments are the same as those described in Note 2, Summary of Significant Accounting Policies.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


    The table below presents information about the Company's reportable segments for the periods presented:

                                                               Year Ended September 30,
                                                           --------------------------------
                                                              1999       2000       2001
                                                           ---------- ---------- ----------
Outsourcing
Revenues before reimbursements (net revenues)............. $  622,585 $  802,683 $  951,884
Operating income before shared costs and the non-recurring
  software charge.........................................     96,746    137,716    164,425
Operating income before shared costs......................     96,746    137,716    137,956
Net client receivables and work in process................               215,697    213,438

Consulting
Revenues before reimbursements (net revenues)............. $  435,725 $  477,869 $  523,777
Operating income before shared costs......................    155,696    151,060    168,766
Net client receivables and work in process................               161,840    154,360

Total
Revenues before reimbursements (net revenues)............. $1,058,310 $1,280,552 $1,475,661
Reimbursements............................................     31,976     25,507     26,432
                                                           ---------- ---------- ----------
Total revenues............................................ $1,090,286 $1,306,059 $1,502,093
                                                           ========== ========== ==========
Operating income before shared costs and the non-recurring
  software charge......................................... $  252,442 $  288,776 $  333,191
Non-recurring software charge.............................         --         --     26,469
                                                           ---------- ---------- ----------
Operating income before shared costs......................    252,442    288,776    306,722
Unallocated shared costs..................................     91,631    106,631    121,020
                                                           ---------- ---------- ----------
Operating income.......................................... $  160,811 $  182,145 $  185,702
                                                           ========== ========== ==========
Net client receivables and work in process................            $  377,537 $  367,798
Assets not reported by segment............................               325,782    333,559
                                                                      ---------- ----------
Total assets..............................................            $  703,319 $  701,357
                                                                      ========== ==========

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       SEPTEMBER 30, 1999, 2000 AND 2001
                                (in thousands)


    Revenues and long-lived assets for the years ended September 30 are indicated below. Revenues are attributed to geographic areas based on the country where the associates perform the services. Long-lived assets include net property and equipment and intangible assets, such as capitalized software.

                        Year Ended September 30,
                    --------------------------------
                       1999       2000       2001
                    ---------- ---------- ----------
Revenues
United States...... $1,025,334 $1,202,190 $1,380,991
All Other Countries     64,952    103,869    121,102
                    ---------- ---------- ----------
Total.............. $1,090,286 $1,306,059 $1,502,093
                    ========== ========== ==========
Long-Lived Assets
United States......            $  259,519 $  220,977
All Other Countries                19,407     19,546
                               ---------- ----------
Total..............            $  278,926 $  240,523
                               ========== ==========

18. Subsequent Events:


    The Company expects to enter into a definitive agreement to acquire the benefits consulting business of Bacon & Woodrow, a leading retirement and financial management consulting firm in the United Kingdom. The transaction is expected to close in June 2002. Pursuant to the agreement, the former partners and employees of Bacon & Woodrow will receive an aggregate of 1.4 million shares of the Company's series A preferred stock which may be exchanged for shares of the Company's common stock valued at (Pounds)140 million ($204 million), and the Company will assume approximately (Pounds)16.5 million ($24 million) of Bacon & Woodrow's liabilities in excess of assets. The foregoing amounts are based on a May 9, 2002 exchange rate of 1.46 U.S. Dollars per British Pound Sterling.



    Bacon & Woodrow operated as a general partnership engaged in both the insurance consulting business and the benefits consulting business until the decision was made by the partners of Bacon & Woodrow to seek two different strategic routes for its operations. Accordingly, the insurance consulting business was transferred to an unrelated third party in 2001. In connection with Hewitt's acquisition of the benefits consulting business, Bacon & Woodrow will transfer all of its remaining assets and certain liabilities to a newly formed company called Hewitt Bacon & Woodrow. Hewitt will acquire all the outstanding shares of Hewitt Bacon & Woodrow at the closing of the transaction in exchange for its series A preferred stock.


    Commencing five trading days following the 25th day after the consummation of the offering, the former partners and employees of Bacon & Woodrow will be entitled to put their shares of series A preferred stock, and commencing 60 days after consummation of the offering the Company will have the right to call its shares of series A preferred stock, in exchange for shares of the Company's common stock based on the average closing price per share for the Company's class A common stock on the New York Stock Exchange for the five trading days following the 25th day after the consummation of the offering. The actual applicable exchange rate from U.S. Dollars to British Pounds Sterling will be based on the average exchange rate for the same five trading day period. In exchange for their shares of series A preferred stock, the former partners of Bacon & Woodrow will receive shares of class B common stock and class C common stock, and the non-partner employees of Bacon & Woodrow will receive shares of class A common stock.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                            COMBINED BALANCE SHEETS
                                (In thousands)

                                                                        September 30,  March 31,
                                                                            2001         2002
                                                                        ------------- -----------
                                                                                      (Unaudited)
                                ASSETS
Current Assets
   Cash and cash equivalents...........................................   $ 60,606     $ 56,341
   Client receivables and unbilled work in process, less allowances of
     $14,540 in 2001 and $17,784 in 2002...............................    367,798      350,893
   Prepaid expenses and other current assets...........................     25,818       27,232
                                                                          --------     --------
       Total current assets............................................    454,222      434,466
                                                                          --------     --------
Non-Current Assets
   Property and equipment, net.........................................    164,550      144,828
   Other assets, net...................................................     82,585       83,330
                                                                          --------     --------
       Total non-current assets........................................    247,135      228,158
                                                                          --------     --------
Total Assets...........................................................   $701,357     $662,624
                                                                          ========     ========

                   LIABILITIES AND OWNERS' CAPITAL

Current Liabilities
   Accounts payable....................................................   $ 25,466     $ 13,530
   Accrued expenses....................................................     87,245      109,509
   Advanced billings to clients........................................     59,892       70,827
   Current portion of long-term debt...................................     22,113       19,166
   Employee accrued profit sharing.....................................     52,189       29,123
                                                                          --------     --------
       Total current liabilities.......................................    246,905      242,155
                                                                          --------     --------
Long-Term Liabilities
   Debt, less current portion..........................................    172,446      163,206
   Other long-term liabilities.........................................     22,635       22,162
                                                                          --------     --------
       Total long-term liabilities.....................................    195,081      185,368
                                                                          --------     --------
Total Liabilities......................................................    441,986      427,523
                                                                          --------     --------
Commitments and Contingencies
Owners' Capital
   Accumulated earnings and paid-in-capital............................    260,138      235,821
   Accumulated other comprehensive loss................................       (767)        (720)
                                                                          --------     --------
       Total owners' capital...........................................    259,371      235,101
                                                                          --------     --------
Total Liabilities and Owners' Capital..................................   $701,357     $662,624
                                                                          ========     ========


  The accompanying notes to the Combined Financial Statements are an integral part of these statements.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                                (In thousands)

                                                  Three Months Ended   Six Months Ended
                                                       March 31,           March 31,
                                                  ------------------  ------------------
                                                    2001      2002      2001      2002
                                                  --------  --------  --------  --------
Revenues:
   Revenues before reimbursements (net revenues). $365,105  $408,703  $727,149  $812,777
   Reimbursements................................    6,995     6,667    14,473    13,470
                                                  --------  --------  --------  --------
       Total revenues............................  372,100   415,370   741,622   826,247
                                                  --------  --------  --------  --------
Operating expenses:
   Compensation and related expenses.............  211,453   223,874   417,789   441,276
   Reimbursable expenses.........................    6,995     6,667    14,473    13,470
   Other operating expenses......................   82,817    86,723   173,797   174,335
   Selling, general and administrative expenses..   25,739    21,253    53,357    34,793
                                                  --------  --------  --------  --------
       Total operating expenses..................  327,004   338,517   659,416   663,874
                                                  --------  --------  --------  --------
Operating income.................................   45,096    76,853    82,206   162,373
Other expenses, net:
   Interest expense..............................   (3,975)   (3,429)   (8,527)   (7,062)
   Interest income...............................      990       495     1,684     1,126
   Other income, net.............................     (499)   (2,084)      843    (2,943)
                                                  --------  --------  --------  --------
                                                    (3,484)   (5,018)   (6,000)   (8,879)
                                                  --------  --------  --------  --------
Income before taxes and owner distributions...... $ 41,612  $ 71,835  $ 76,206  $153,494
                                                  ========  ========  ========  ========


  The accompanying notes to the Combined Financial Statements are an integral part of these statements.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                (In thousands)

                                                                              Six Months Ended
                                                                                 March 31,
                                                                            -------------------
                                                                              2001       2002
                                                                            --------  ---------
Cash flows from operating activities:
   Income before taxes and owner distributions............................. $ 76,206  $ 153,494
   Adjustments to reconcile income before taxes and owner distributions to net cash provided by operating activities:
       Depreciation and amortization.......................................   46,840     46,953
       Net unrealized gain on securities...................................    2,742         --
   Changes in operating assets and liabilities:
       Client receivables and unbilled work in process.....................   22,201     15,554
       Prepaid expenses and other current assets...........................   (8,324)    (1,615)
       Accounts payable....................................................   (2,281)   (11,446)
       Accrued expenses....................................................   30,329     23,165
       Employee accrued profit sharing.....................................  (11,427)   (23,063)
       Advanced billings to clients........................................   (9,165)    10,952
       Other long-term liabilities ........................................   (3,461)      (472)
                                                                            --------  ---------
          Net cash provided by operating activities........................  143,660    213,522
Cash flows from investing activities:
   Additions to property and equipment, net of disposals...................  (30,441)   (28,110)
   Decrease (increase) in other assets.....................................    8,794       (880)
                                                                            --------  ---------
          Net cash used in investing activities............................  (21,647)   (28,990)
Cash flows from financing activities:
   Proceeds from debt issuance.............................................   25,000         --
   Principal payments of debt..............................................  (76,754)   (11,314)
   Capital distributions, net..............................................  (10,406)  (177,810)
                                                                            --------  ---------
          Net cash used in financing activities............................  (62,160)  (189,124)
   Effect of exchange rate changes on cash.................................   (1,594)       327
                                                                            --------  ---------
   Net increase (decrease) in cash and cash equivalents....................   58,259     (4,265)
Cash and cash equivalents, beginning of period.............................   16,175     60,606
                                                                            --------  ---------
Cash and cash equivalents, end of period................................... $ 74,434  $  56,341
                                                                            ========  =========
Supplementary disclosure of cash paid during the period:
   Interest paid........................................................... $  8,879  $   4,777
                                                                            ========  =========

  The accompanying notes to the Combined Financial Statements are an integral part of these statements.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                            MARCH 31, 2001 AND 2002
                                  (Unaudited)
                                (in thousands)


1. Description of Business:

    Hewitt Associates LLC and Affiliates ("Hewitt" or the "Company") is a leading provider of human resources outsourcing and consulting services.

    Hewitt is comprised of a group of Hewitt Associates LLC and subsidiaries, Hewitt Financial Services LLC and Sageo LLC (since its formation in 2000), each of which are Illinois limited liability companies. The ownership interests of Sageo were transferred from Hewitt Holdings LLC ("Holdings") to Hewitt Associates LLC as of July 1, 2001 and the ownership interests of Hewitt Financial Services were transferred from Hewitt Holdings to Hewitt Associates LLC as of March 1, 2002. As a result of these transfers, Sageo and Hewitt Financial Services have become wholly-owned subsidiaries of the Company.

    In connection with a proposed initial public offering ("offering"), the Company plans to incorporate its business pursuant to a plan whereby the ownership interests of Hewitt Associates LLC and Affiliates will be assigned to Hewitt Associates, Inc., a newly formed Delaware corporation. (See Note 3, Owners' Capital, Incorporation and Planned Initial Public Offering).

    The Company expects to enter into a definitive agreement to acquire Bacon & Woodrow, a leading retirement and financial management consulting firm, in the United Kingdom. The results of operations for Bacon & Woodrow, which the Company intends to acquire in June 2002, are not included in its historical results. (See Note 8, Subsequent Events).

2. Summary of Significant Accounting Policies:

  Basis of Presentation

    The combined financial statements include the accounts of Hewitt Associates LLC and its U.S. and international subsidiaries, Hewitt Financial Services LLC and Sageo LLC. The combined financial results are unaudited and should be read in conjunction with the annual combined financial statements. The interim combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States by Hewitt's management and reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the interim periods presented. Interim period operating results may not be indicative of the operating results for a full year.

  Principles of Combination

    The accompanying combined financial statements reflect the operations of the Company and its majority-owned subsidiaries after elimination of intercompany accounts and transactions. Combined financial statements are presented since the combined entities within the Company have been under common control for all periods presented but are not legally directly related to each other. Upon consummation of the Company's planned transition to a corporate structure, the affiliated companies of Hewitt will comprise the newly formed C corporation, Hewitt Associates, Inc., and their results will be presented on a consolidated basis.

  Revenue Recognition


    Under the Company's outsourcing contracts, which typically have a three- to five-year term, clients agree to pay a one-time, upfront implementation fee and an ongoing service fee. Clients typically pay for

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                            MARCH 31, 2001 AND 2002
                                  (Unaudited)
                                (in thousands)

services provided outside the scope of outsourcing contracts on a time-and-materials basis. Revenues related to the ongoing service fee and to services provided outside the scope of outsourcing contracts are recognized as services are provided.

    In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, the Company recognizes revenues from non-refundable, upfront implementation fees using a straight-line method, commencing with the initiation of ongoing services through the term of the contract. Incremental direct costs of implementation are deferred and amortized over the term of the contract on a straight-line basis to match the recognition of the related implementation fees. If a client terminates an outsourcing contract prematurely, both the deferred incremental direct costs of implementation and deferred implementation fees related to that contract are recognized in the period in which the termination occurs.

    Losses on outsourcing contracts are recognized during the period in which the loss becomes probable and the amount of the loss is reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract.

    The Company's clients pay for consulting services either on a time-and-materials basis or on a fixed-fee basis. Revenues are recognized under time and material based contracts as services are provided. Under fixed-fee contracts, revenues are recognized on a percentage of completion basis (i.e. based on the services provided during the period as a percentage of the total estimated services to be provided over the entire contract). Losses on consulting contracts are recognized during the period in which the loss becomes probable and the amount of the loss is reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenues that will be generated by the contract.

    Revenues in excess of billings are recorded as unbilled work in progress. Billings in excess of revenues are recorded as advance billings to clients, a deferred revenue liability, until services are rendered.

    Hewitt records revenue on a gross basis when Hewitt is the primary obligor in the arrangement or when Hewitt has the credit risk in the arrangement. Hewitt records revenue on a net basis when the supplier is the primary obligor in the arrangement or when the supplier has the credit risk.

  Income Before Taxes and Owner Distributions

    Income before taxes and owner distributions is determined in accordance with accounting principles generally accepted in the United States but is not comparable to net income of a corporation because, (i) compensation and related expenses for services rendered by owners have not been reflected as expenses and (ii) the Company incurred no firm-level income tax in its historical results. As a result, the combined financial statements do not reflect the financial position and results of operations that would have been reported had the Company operated as a corporation as of the dates and for the periods indicated in the combined financial statements. Upon the Company's transition to a corporate structure, owners will become employees of the Company and their salaries will be deducted as compensation expense and the Company will become subject to corporate income tax.

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                            MARCH 31, 2001 AND 2002
                                  (Unaudited)
                                (in thousands)


  Income Taxes

    The Company is comprised of several limited liability companies which are treated for income tax purposes either as partnerships of disregarded entities. As such, the Company is generally not subject to income taxes, as taxes related to income earned by the Company are the responsibility of the individual owners.

    Upon the Company's planned transition to a corporate structure, the Company will become subject to federal and state income taxes and will begin to apply the asset and liability method described in Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.

  Earnings Per Share

    Hewitt is comprised of limited liability companies and does not have outstanding stock. The Company's income before tax and owner distributions is not comparable to net income of a corporation because, (i) compensation and related expenses for services rendered by owners have not been reflected as expenses and (ii) the Company incurred no firm-level income tax in its historical results. As a result, the combined financial statements do not reflect the financial position and results of operations that would have been reported had the Company operated as a stand-alone entity as of the dates and for the periods indicated in the combined financial statements. As such, historical earnings per share have not been presented. Upon consummation of the Company's planned transition to a corporate structure, earnings per share will be computed in accordance with SFAS No. 128, Earnings Per Share.

  Recent Accounting Changes

    In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations, except for qualifying business combinations that were initiated prior to July 1, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized but are reviewed for impairment annually, or more frequently if indicators arise. Hewitt plans to adopt SFAS No. 142 as of October 1, 2002. The adoption of SFAS No. 142 is not expected to have a material effect on the Company's future results of operations.

    In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The FASB issued SFAS No. 144 to establish a single accounting model based on the framework established in SFAS No. 121. The Company is required to adopt SFAS No. 144 as of October 1, 2002. The adoption of SFAS No. 144 is not expected to have a material effect on the Company's future results of operations.

    In March 2002, the FASB issued Emerging Issues Task Force (EITF) Issue No. 01-14 (formerly EITF Abstracts Topic No. D-103 released in November 2001), Income Statement Characterization of

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                            MARCH 31, 2001 AND 2002
                                  (Unaudited)
                                (in thousands)

Reimbursements Received for "Out-of-Pocket" Expenses Incurred. EITF 01-14 requires reimbursements received for out-of-pocket expenses incurred to be characterized as revenues in the Combined Statements of Operations. Hewitt adopted EITF 01-14 during the quarter ended March 31, 2002. Accordingly, the Company adjusted revenue for all periods reported to include out-of-pocket expense reimbursements. Previously, these out-of-pocket expense reimbursements were classified as a reduction of other operating expense and selling, general and administrative expenses. This change in classification had no effect on current or previously reported income before taxes and owner distributions.

  Reclassifications

    Certain prior year amounts have been reclassified to conform with the 2002 presentation.

3. Owners' Capital, Incorporation, and Planned Initial Public Offering:

    Accumulated earnings and paid-in-capital include previously undistributed owners' income. Hewitt Associates LLC is a single-member LLC, which is wholly owned by Holdings. Therefore, owners' capital represents the ownership interests of Holdings in the Company. Historically, distributions to and contributions from Holdings were based on the capital requirements of the Company and of Holdings and were subject to the discretion of the owners of Holdings.

    The Company expects to consummate its planned transition to a corporate structure, which will transfer the ownership interests of Hewitt Associates LLC to Hewitt Associates, Inc. All undistributed owners' income, through completion of the transition to a corporate structure, will be distributed to Hewitt Holdings for further distribution to owners. After the offering, owners that work within the business will become employees of Hewitt Associates, Inc.

    In connection with the planned transition to a corporate structure, the Company expects to incur a non-recurring compensation expense resulting from certain owners receiving more than their proportional share of total capital, without offset for those owners who receive less than their proportional share from the issuance of the Class B common stock. The amount of this charge will be determined as of the offering date.

    The holders of class A common stock, class B common stock and class C common stock will have one vote per share. All shares of class B common stock and class C common stock will be voted together in accordance with a majority of the votes cast by the holders of class B common stock and class C common stock, voting together as a group.

4. Legal Proceedings

    The Company is occasionally subject to lawsuits and claims arising out of the normal conduct of business. Management does not expect the outcome of any pending claim to have a material adverse affect on the business, financial condition or results of operations.

5. Related Party Transactions

    The Company has entered into certain real estate transactions with Holdings and its subsidiaries, Hewitt Properties I LLC, Hewitt Properties II LLC, Hewitt Properties III LLC, Hewitt Properties IV LLC, Hewitt Properties VII LLC, The Bayview Trust, and Overlook Associates, an equity method investment

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                            MARCH 31, 2001 AND 2002
                                  (Unaudited)
                                (in thousands)

of Holdings. Based on the characteristics of the leases and the nature of the relationships between the Company and Holdings and its subsidiaries, the associated leases are classified as operating leases. In April 2002, Hewitt Properties VII sold the Norwalk, Connecticut property and the Company entered a new lease with the purchaser with an expiration date of April 2017.

    The investments in the properties owned by these related parties were funded through capital contributions by Hewitt Holdings and third party debt. This debt is not reflected on the Company's balance sheet as the obligation represented by the debt is an obligation of these related parties and Holdings, and is not an obligation of the Company. Substantially all of the activities of the Holdings property entities involve assets that are leased to the Company.

    The combined statements of operations include expenses that have been allocated to the Company by Holdings on a specific identification basis. Management believes these allocations and charges are reasonable and that such expenses would not have differed materially had the Company operated on a stand-alone basis.

6. Comprehensive Income

    Total comprehensive income for the three and six months ended March 31, 2001 and 2002 was $41,173 and $71,862 and $78,140 and $153,541, respectively.
The Company's total comprehensive income includes: net income, foreign currency translation adjustments, and unrealized gains on securities, net of adjustments to reclassify realized gains to income before taxes and owners' distributions.

7. Segment Information

    The table below presents information about the Company's two reportable segments, Outsourcing and Consulting, for the three and six months ended March 31, 2001 and 2002:

                                      Three Months Ended   Six Months Ended
  -                                   ------------------- -------------------
                                      March 31, March 31, March 31, March 31,
  Business Segments                     2001      2002      2001      2002
  -----------------                   --------- --------- --------- ---------
  Outsourcing
  Revenues before reimbursements (net
    revenues)........................ $234,874  $275,081  $472,747  $551,104
  Segment income.....................   29,667    63,672    63,876   139,679
  Consulting
  Revenues before reimbursements (net
    revenues)........................ $130,230  $133,622  $254,400  $261,673
  Segment income.....................   43,054    44,513    78,074    82,692
  Total
  Revenues before reimbursements (net
    revenues)........................ $365,104  $408,703  $727,147  $812,777
  Reimbursements.....................    6,995     6,667    14,473    13,470
                                      --------  --------  --------  --------
         Total revenues..............  372,099   415,370   741,620   826,247
  Segment income.....................   72,721   108,185   141,950   222,371
  Unallocated shared costs...........   27,627    31,332    59,748    59,998
                                      --------  --------  --------  --------
  Operating income................... $ 45,094  $ 76,853  $ 82,202  $162,373
                                      ========  ========  ========  ========

                     HEWITT ASSOCIATES LLC AND AFFILIATES

                            MARCH 31, 2001 AND 2002
                                  (Unaudited)
                                (in thousands)


8. Subsequent Events:


    The Company expects to enter into a definitive agreement to acquire the benefits consulting business of Bacon & Woodrow, a leading retirement and financial management consulting firm in the United Kingdom. The transaction is expected to close in June 2002. Pursuant to the agreement, the former partners and employees of Bacon & Woodrow will receive an aggregate of 1.4 million shares of the Company's series A preferred stock which may be exchanged for shares of the Company's common stock valued at (Pounds)140 million ($204 million), and the Company will assume approximately (Pounds)16.5 million ($24 million) of Bacon & Woodrow's liabilities in excess of assets. The foregoing amounts are based on a May 9, 2002 exchange rate of 1.46 U.S. Dollars per British Pound Sterling.



    Bacon & Woodrow operated as a general partnership engaged in both the insurance consulting business and the benefits consulting business until the decision was made by the partners of Bacon & Woodrow to seek two different strategic routes for its operations. Accordingly, the insurance consulting business was transferred to an unrelated third party in 2001. In connection with Hewitt's acquisition of the benefits consulting business, Bacon & Woodrow will transfer all of its remaining assets and certain liabilities to a newly formed company called Hewitt Bacon & Woodrow. Hewitt will acquire all the outstanding shares of Hewitt Bacon & Woodrow at the closing of the transaction in exchange for its series A preferred stock.


    Commencing five trading days following the 25th day after the consummation of the offering, the former partners and employees of Bacon & Woodrow will be entitled to put their shares of series A preferred stock, and commencing 60 days after consummation of the offering the Company will have the right to call its shares of series A preferred stock, in exchange for shares of the Company's common stock based on the average closing price per share for the Company's class A common stock on the New York Stock Exchange for the five trading days following the 25th day after the consummation of the offering. The actual applicable exchange rate from U.S. Dollars to British Pounds Sterling will be based on the average exchange rate for the same five trading day period. In exchange for their shares of series A preferred stock, the former partners of Bacon & Woodrow will receive shares of class B common stock and class C common stock, and the non-partner employees of Bacon & Woodrow will receive shares of class A common stock.

                       BACON & WOODROW AND SUBSIDIARIES


    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


                 REPORT AND CONSOLIDATED FINANCIAL STATEMENTS
                AS OF AND FOR THE YEAR ENDED SEPTEMBER 30, 2001





Smith & Williamson
No 1 Riding House Street
London
W1A 3AS

INDEPENDENT AUDITOR'S REPORT


To the Partners of Bacon & Woodrow and Subsidiaries:



We have audited the accompanying consolidated balance sheet of Bacon & Woodrow and Subsidiaries as at September 30, 2001, and the consolidated income statement before partner distributions and the consolidated statement of cash flows for the year then ended. These financial statements are the responsibility of the partners of Bacon & Woodrow and Subsidiaries. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bacon & Woodrow and Subsidiaries as of September 30, 2001 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/  SMITH & WILLIAMSON

London, England
16 May 2002

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


          CONSOLIDATED INCOME STATEMENT BEFORE PARTNER DISTRIBUTIONS

                     For the year ended September 30, 2001
                        (In thousands of U.S. Dollars)


           REVENUES
            Revenues before reimbursements (net revenues). $122,883
            Reimbursements................................    2,492
                                                           --------
              Total Revenues..............................  125,375

           OPERATING EXPENSES
            Personnel expenses............................   65,670
            Reimbursable expenses.........................    2,492
            Selling, general and administrative expenses..   13,963
            Other operating expenses......................   14,334
                                                           --------
              Total Operating Expenses....................   96,459
                                                           --------
           OPERATING INCOME...............................   28,916

           Other Income (Expense)
            Interest income...............................      414
            Interest expense..............................      (51)
            Other income..................................      247
                                                           --------
                                                                610
                                                           --------
           PARTNERSHIP INCOME BEFORE TAXES................   29,526

            Provision for corporate taxes.................     (121)
                                                           --------
           PARTNERSHIP INCOME BEFORE PARTNER DISTRIBUTIONS $ 29,405
                                                           ========



The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


                          CONSOLIDATED BALANCE SHEET

                           As of September 30, 2001
                        (In thousands of U.S. Dollars)


          ASSETS
             CURRENT ASSETS
               Cash and cash equivalents..................... $ 1,531
               Client receivables, net of reserves of $586...  19,260
               Work in process, net of reserves of $591......  21,008
               Other receivables.............................   2,287
               Prepaid expenses and other assets.............   4,546
                                                              -------
                 Total Current Assets........................  48,632
                                                              -------
             NON-CURRENT ASSETS
               Property and equipment, net...................   9,823
               Investments...................................     103
                                                              -------
                 Total Non-Current Assets....................   9,926
                                                              -------
             TOTAL ASSETS.................................... $58,558
                                                              =======

          LIABILITIES
             CURRENT LIABILITIES
               Accounts payable.............................. $ 1,555
               Accrued expenses..............................  11,702
               Corporate taxes payable.......................     181
               Annuities payable within one year.............   1,546
               Provision for onerous property leases.........     207
                                                              -------
                 Total Current Liabilities...................  15,191
                                                              -------
             NON-CURRENT LIABILITIES
               Annuities payable.............................  35,557
               Deferred corporate taxes......................      13
               Provision for onerous property leases.........   1,177
                                                              -------
                 Total Non-Current Liabilities...............  36,747
                                                              -------
             CAPITAL
               Partners' balances............................   6,620
                                                              -------
             TOTAL LIABILITIES AND CAPITAL................... $58,558
                                                              =======


The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


                     CONSOLIDATED STATEMENT OF CASH FLOWS

                     For the year ended September 30, 2001
                        (In thousands of U.S. Dollars)

CASH FLOWS FROM OPERATING ACTIVITIES
 Partnership income before partner distributions................................. $ 29,405
 Demerger adjustment.............................................................    2,477
                                                                                  --------
 Partnership income before distributions net of demerger adjustment..............   31,882
                                                                                  --------
 Adjustments to reconcile partnership income before distributions net of demerger adjustment to net cash provided by operating activities:
   Depreciation and amortisation.................................................    4,013
   Increase in net client receivables............................................   (3,646)
   Increase in work in process...................................................   (3,018)
   Increase in other receivables, prepaid expenses and other assets..............   (1,665)
   Decrease in annuities payable.................................................   (1,052)
   Decrease in accounts payable..................................................      (46)
   Increase in accrued expenses..................................................    2,839
   Decrease in taxes payable.....................................................      (50)
                                                                                  --------
   Total Adjustments.............................................................   (2,625)
                                                                                  --------
 Net cash provided by operating activities.......................................   29,257
                                                                                  --------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of property and equipment...................................       61
 Additions to investments........................................................      (17)
 Additions to property and equipment.............................................   (4,442)
                                                                                  --------
 Net cash used in investing activities...........................................   (4,398)
                                                                                  --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Transfer of Insurance business assets...........................................    6,791
 Amounts paid to and on behalf of Partners.......................................  (32,089)
                                                                                  --------
 Net cash used in financing activities...........................................  (25,298)
                                                                                  --------
 Effect of exchange rate changes on cash.........................................      169
                                                                                  --------
NET DECREASE IN CASH AND CASH EQUIVALENTS........................................ $   (270)
 CASH AND CASH EQUIVALENTS, beginning of year.................................... $  1,801
                                                                                  --------
 CASH AND CASH EQUIVALENTS, end of year.......................................... $  1,531
                                                                                  ========

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


                 CONSOLIDATED STATEMENT OF PARTNERS' BALANCES

                     For the year ended September 30, 2001
                        (In thousands of U.S. Dollars)

               Partners' balances at October 1, 2000... $    (84)
                Partnership income.....................   29,405
                Transfer of Insurance business assets..    6,791
                Demerger adjustment....................    2,477
                                                        --------
                                                          38,589
                Distributions to Partners..............  (23,410)
                Taxes paid on behalf of Partners.......   (8,679)
                Effect of exchange rates...............      120
                                                        --------
               Partners' balances at September 30, 2001 $  6,620
                                                        ========



The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     For the year ended September 30, 2001
                        (In thousands of U.S. Dollars)

1. BASIS OF PREPARATION AND PRINCIPLES OF CONSOLIDATION

Basis of preparation


The normal accounting year of Bacon & Woodrow is April 30. These accounts for the Benefits Consulting business of Bacon & Woodrow have been prepared by combining the carved out results for the seven month period from October 1, 2000 to April 30, 2001 with the actual results for the five month period to September 30, 2001, after making the adjustments referred to below. These accounts therefore represent the fiscal year ended September 30, 2001.


    1. Under the terms of a Demerger and Business Transfer Agreement dated December 20, 2000 the Insurance business carried on by certain Partners of Bacon & Woodrow was effectively transferred to Deloitte & Touche at May 1, 2001. Certain assets and liabilities were transferred to Deloitte & Touche at that date and a number of Partners and staff became Partners or employees of Deloitte & Touche.

       The effects of the demerger have been removed from these financial statements using the methodology prescribed in the Securities and Exchange Commission's Staff Accounting Bulletin Topic 1B. The principle assumptions used are as follows:

       i) All of the income and direct expenses associated with the Insurance business for the period from October 1, 2000 to April 30, 2001, including the results of the firm's subsidiary companies transferred to Deloitte & Touche, have been removed from the income statement.

       ii)All central overheads of the firm for that period have been allocated on an appropriate basis to the continuing business or to the Insurance business. The proportion of such costs that has been attributed to the Insurance business has been excluded from the income statement.

      iii)The income statement recognises 100% of the income or expenditure stream that relates to any asset that remained with Bacon & Woodrow after the demerger had been completed.

    2. At September 30, 2001, Bacon & Woodrow held 25% of the issued share capital of Combined Actuarial Performance Services Limited. This holding was disposed of in December 2001 and, accordingly, the investment and any related income has been excluded from these financial statements.

    3. The current Partnership Deed entitles certain current partners to an annuity following their retirement. A liability of $15,068 has been recognized in these financial statements for annuities payable to current partners, although these obligations will cease to exist as a result of some restructuring to be undertaken in advance of the transaction with Hewitt Associates.

Principles of consolidation


The consolidated financial statements include the accounts of the Benefits Consulting business of Bacon & Woodrow, a partnership of consulting actuaries whose principal place of business is in London, England, and its controlled subsidiary companies.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     For the year ended September 30, 2001
                                (in thousands)


Bacon & Woodrow's share of earnings or losses of associates, in which at least 20% and not more than 50% of the voting securities is owned, is included in the consolidating operating results using the equity method of accounting. All other investments are accounted for under the cost method and all significant interfirm transactions and profits have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue is recognised when services have been performed for clients. Revenue represents the net of:

    (i)Net revenues, being invoices raised for services, net of U.K. value added tax;

   (ii)Reimbursements, being invoices raised for disbursements, net of U.K. value added tax; and

  (iii)The movement in work in process, computed on the basis set out below.

TRANSLATION OF NON-U.S. CURRENCY AMOUNTS

The net assets and operations of entities outside the United States are translated into U.S. dollars using appropriate rates. Assets and liabilities are translated at year-end exchange rates and income and expense items are translated at average exchange rates.

ANNUITIES

Under the terms of the Bacon & Woodrow Partnership Deed, certain Partners admitted to the partnership prior to May 2, 1996 are entitled to receive cash annuities after their retirement from the partnership. These entitlements ceased to accrue on May 1, 1997. The accrued entitlements at that date are subject to adjustment in deferment and payment in line with the pension increases awarded by the Bacon & Woodrow Staff Pension Fund. The partnership's liability for these payments is unfunded.

The full liability for annuity payments to retired partners (net of contributions receivable from former partners) and current partners, discounted using the firm's cost of borrowing is included as a liability on the balance sheet. Amounts expected to be payable within 12 months of the balance sheet date are included in current liabilities. The balance of the estimated liability is included as a non-current liability.

The resultant annual charge to the income statement is included in personnel expenses.

PROPERTY AND EQUIPMENT

Depreciation on property and equipment has been calculated so as to write down assets on a straight-line basis over their expected useful lives, which are considered to be:

Leasehold improvements                            -- Over the lesser of the useful life or
                                                    term of the lease
Computer equipment                                -- 3 years
Furniture, fixtures, fittings and other equipment -- 3-5 years

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     For the year ended September 30, 2001
                                (in thousands)


Computer software development expenditures have been accounted for in accordance with SOP 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use.

INVESTMENTS

Investments in which Bacon & Woodrow has the ability to exercise significant influence are accounted for under the equity method.

WORK IN PROCESS

Work in process is shown at its estimated net realisable value. Unbilled disbursements have also been included at their estimated net realisable value.

USE OF ESTIMATES

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from these estimates. Estimates are used when accounting for revenue, allowances for uncollectable receivables, investments in affiliates, depreciation and amortisation, employee benefits plans and taxes.

PROVISION FOR TAXATION

The provision for tax shown in the financial statements represents the corporate taxes payable by certain subsidiary companies. No provision has been made in these financial statements for the personal income taxes payable by the partners of Bacon & Woodrow.

RECENTLY ISSUED ACCOUNTING STANDARDS

The management of Bacon & Woodrow does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on these financial statements.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that subject the partnership and its subsidiaries to credit risk consist primarily of accounts receivable and unbilled revenues. Concentrations of credit risk are limited due to the large number of clients of the partnership and their dispersion across many different industries. Provision is made against client receivables and work in process when management becomes aware that an amount is likely to be irrecoverable.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist principally of amounts held on deposit at one bank.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     For the year ended September 30, 2001
                                (in thousands)


LINES OF CREDIT

The partnership has an unused line of credit of $11 million at September 30, 2001.

LONG-LIVED ASSETS

The partnership and its subsidiaries identify and record impairment on long-lived assets when events and circumstances indicate that such assets have been impaired. The recoverability of long-lived assets is evaluated periodically and impairment, if any, is recognised on the basis of expected discounted cash flows.

3. PROVISION FOR ONEROUS PROPERTY LEASES

                     Provision at September 30, 2001 $1,384
                                                     ======

Bacon & Woodrow has long term lease commitments on a number of properties that are surplus to current operating requirements. Each of the buildings has been, or is available to be, sub-let to a third party. A provision of $1,384, representing the partnership's estimated undiscounted liability, net of estimated rental income, has been recognised for future onerous property lease costs that are expected to be incurred between 2001 and 2016.

4. PREPAID EXPENSES AND OTHER ASSETS

                Prepaid rent and service charges........ $1,432
                Prepaid rates...........................    619
                Prepaid professional indemnity insurance  1,118
                Other assets............................  1,377
                                                         ------
                                                         $4,546
                                                         ======

5. ACCRUED EXPENSES

                         Value Added Tax....... $ 1,364
                         Payroll taxes.........   3,088
                         Accrued compensation..   3,840
                         Other accrued expenses   3,410
                                                -------
                                                $11,702
                                                =======

6. TAXES

Taxes relating to the income of the partnership are the responsibility of the individual partners and accordingly no provision is made in these financial statements for that liability.

Certain U.K. corporate taxes are payable by group companies as follows;

           Provision at October 1, 2000....................... $ 231
           Corporate taxes paid in the year...................  (171)
           Corporate taxes accrued on the results for the year   121
                                                               -----
           Provision at September 30, 2001.................... $ 181
                                                               =====

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     For the year ended September 30, 2001
                                (in thousands)


Deferred corporate taxes in certain group companies reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The group's deferred tax liabilities are as follows;

          Deferred tax liabilities
             Property and equipment............................... $13
                                                                   ---
             Total Deferred Tax Liabilities at September 30, 2001. $13
                                                                   ===

7. PARTNERS' BALANCES

Partners' balances at September 30, 2001 represent undistributed earnings and the income tax thereon. Amounts are expected to be paid out to current partners, and to the relevant tax authorities on behalf of current partners, in one or more instalments on or prior to April 30, 2002. The Demerger Adjustment included in the Consolidated Statements of Partners' Balances and Cash Flows represents the difference between the cash impact and the accounting effect of the transfer of the Insurance business as described in Note 1.

8. PROPERTY AND EQUIPMENT

                                                   Furniture,
                                      Leasehold     fixtures   Computer    Other
                                     improvements and fittings equipment equipment   Total
                                     ------------ ------------ --------- --------- --------
Cost at September 30, 2001..........   $ 4,208      $ 5,719    $ 17,345   $ 1,852  $ 29,124
Depreciation at September 30, 2001..    (1,983)      (3,201)    (12,722)   (1,395)  (19,301)
                                       -------      -------    --------   -------  --------
Net Book Value at September 30, 2001   $ 2,225      $ 2,518    $  4,623   $   457  $  9,823
                                       =======      =======    ========   =======  ========

9. INVESTMENTS

The partnership of Bacon & Woodrow owns 100% of the share capital of Bacon & Woodrow Limited, Bacon & Woodrow Properties Company and a dormant company, 55 East Street Limited.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     For the year ended September 30, 2001
                                (in thousands)


The Bacon & Woodrow Limited group includes the following subsidiary and affiliated companies:

                                                                                                         Proportion of
                                                                                                           ordinary
Company                                             Activity                                             shares held %
-------                                             --------                                             -------------
Bacon & Woodrow Consulting Ltd                      Computer Software and Consultancy Services                100
Bacon & Woodrow Investment Services Ltd             Consultancy Services                                      100
Bacon & Woodrow Partnerships Ltd                    Holding Company                                           100
Bacon & Woodrow Service Company Ltd                 Provision of staff to Bacon & Woodrow                     100
Cockman, Consultants & Partners Ltd                 Holder of property lease                                  100
Pensions Central Library Ltd                        Provision of occupational pension scheme information      100
PFA Systems Ltd                                     Computer Software and Consultancy Services                100
Triskel Communications Ltd                          Communication Services                                    100
Bacon Woodrow & Legris Ltd                          Actuarial Services                                         33
Bacon & Woodrow Investment Consulting Limited       Investment Services                                       100
Executive Remuneration Review Ltd                   Remuneration Consultancy Services                          50
Kerr Henderson Bacon & Woodrow Ltd                  Actuarial Services                                         50
Bacon & Woodrow Associates Ltd                      Dormant                                                   100
Bacon & Woodrow Financial Services Ltd              Dormant                                                   100
Bacon & Woodrow Insurance Consulting Ltd            Dormant                                                   100
Bacon & Woodrow Pension Administration Services Ltd Dormant                                                   100
Bacon & Woodrow Trustees Ltd                        Dormant                                                   100
PFA Administration Services Ltd                     Dormant                                                   100

In addition, Bacon & Woodrow Partnerships Limited is a corporate partner in Bacon & Woodrow--Guernsey Practice (15%) and in Delany, Bacon & Woodrow (30%) and accounts for the relevant shares of profit based on the equity method of accounting.

On May 1, 2001, as part of the transfer of the Insurance business Bacon & Woodrow disposed of its interest in Bacon & Woodrow SARL and Bacon & Woodrow Ltd disposed of its interests in Bacon & Woodrow London Market Services Ltd, Bacon & Woodrow BV, Bacon & Woodrow GmbH and Bacon & Woodrow SARL. The effects of these transactions have been excluded from these financial statements.

10. LEASE COMMITMENTS

The Bacon & Woodrow group has various non-cancellable operating lease agreements for office space, with various renewal options and terms that extend to 2023. One lease for a building that is still under construction has not yet commenced and accordingly the lease start date has been estimated in the schedule below. Rental expense (net of sublease income of $270) was $5,052 in fiscal 2001. Future minimum rental commitments under these leases (in thousands of U.S. Dollars) as of September 30, 2001 are as follows;

                      Year to September 30, 2002 $  5,217
                      2003......................    5,276
                      2004......................    6,115
                      2005......................    8,615
                      2006......................    8,496
                      Thereafter................   90,153
                                                 --------
                      Total..................... $123,872
                                                 ========

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     For the year ended September 30, 2001
                                (in thousands)


Total minimum rental commitments have not been reduced for future minimum sublease rentals.

11. WORK IN PROCESS

              Work in process............................ $20,316
              Unbilled disbursements.....................   1,283
                                                          -------
                                                          $21,599
              Less provision against net realisable value    (591)
                                                          -------
              Work in process September 30, 2001......... $21,008
                                                          =======

12. COMMITMENTS AND CONTINGENCIES

At September 30, 2001 the firm is involved in various legal proceedings, claims and litigation arising in the ordinary course of business. Based on its current assessment, management believes that the firm's financial statements include adequate provision for estimated costs and losses that may ultimately be incurred with regard to such matters.

13. SUBSEQUENT EVENT


Bacon & Woodrow expects to enter into a definitive agreement to sell its Benefits Consulting business to Hewitt Associates, Inc. ("Hewitt"). The transaction is expected to close in June 2002. Pursuant to the agreement, the former partners and employees of Bacon & Woodrow will receive an aggregate of
1.4 million shares of Hewitt's series A preferred stock which may be exchanged for shares of Hewitt's common stock valued at (Pounds)140 million ($204 million), and Hewitt will assume approximately (Pounds)16.5 million ($24 million) of Bacon & Woodrow's liabilities in excess of assets. The foregoing amounts are based on a May 9, 2002 exchange rate of 1.46 U.S. Dollars per British Pound Sterling. Commencing five trading days following the 25th day after the consummation of Hewitt's proposed initial public offering ("offering"), the former partners and employees of Bacon & Woodrow will be entitled to put their shares of series A preferred stock, and commencing 60 days after consummation of the offering Hewitt will have the right to call Bacon & Woodrow's shares of series A preferred stock, in exchange for shares of Hewitt's common stock based on the average closing price per share for Hewitt's class A common stock on the New York Stock Exchange for the five trading days following the 25th day after the consummation of the offering. The actual applicable exchange rate from U.S. Dollars to British Pounds Sterling will be based on the average exchange rate for the same five trading day period. In exchange for their shares of series A preferred stock, the former partners of Bacon & Woodrow will receive shares of Hewitt class B common stock and Hewitt class C common stock, and the non-partner employees of Bacon & Woodrow will receive shares of Hewitt class A common stock.


14. PROFIT SHARING AND RETIREMENT PLANS

Bacon & Woodrow operates a Performance Related Bonus (PRB) scheme for all permanent employees in the U.K. The annual bonus is determined by management and amounted to $5,542 in fiscal 2001.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                     For the year ended September 30, 2001
                                (in thousands)


Bacon & Woodrow maintains a contributory Defined Contribution employee retirement plan and a non-contributory Defined Benefit employee retirement plan, which was closed to new entrants in 1998. The Bacon & Woodrow Staff Pension Scheme in which the employees participate is administered on a Bacon & Woodrow group basis and total contributions are assessed by a qualified actuary on the cost of providing pensions across all participating companies.

The following schedules provide information concerning the Defined Benefit pension plan.

      Changes in projected benefit obligation
         Projected benefit obligation, beginning of year... $ 43,551
         Service cost......................................    2,186
         Interest cost.....................................    2,528
         Expenses..........................................     (101)
         Actuarial gain....................................   (4,217)
         Benefits paid.....................................     (780)
         Foreign exchange movements........................     (266)
                                                            --------
         Projected benefit obligation, end of year......... $ 42,901
                                                            ========
      Funded status
         Plan assets at market value at September 30, 2001. $ 38,231
         Projected benefit obligation......................  (42,901)
                                                            --------
         PBO in excess of plan assets...................... $ (4,670)
                                                            ========

         Unrecognised net loss on assets................... $ (9,713)
         Unrecognised net asset at transition..............    5,072
         Accrued pension expense...........................      (29)
                                                            --------
                                                            $ (4,670)
                                                            ========
      Components of pension expense
         Service cost...................................... $  2,186
         Interest cost.....................................    2,528
         Expected return on plan assets....................   (3,694)
         Amortisation of transition obligation.............     (217)
                                                            --------
         Total............................................. $    803
                                                            ========
      Assumptions
         Asset return......................................    7.50%
         Discount rate.....................................    6.00%

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


          CONSOLIDATED INCOME STATEMENT BEFORE PARTNER DISTRIBUTIONS

                    For the six months ended March 31, 2002
                                  (Unaudited)
                        (In thousands of U.S. Dollars)

           REVENUES
              Revenues before reimbursements (net revenues). $66,681
              Reimbursements................................   1,867
                                                             -------
                  Total Revenues............................  68,548

           OPERATING EXPENSES
              Personnel expenses............................  36,639
              Reimbursable expenses.........................   1,867
              Selling, general and administrative expenses..   7,270
              Other operating expenses......................   8,474
                                                             -------
                  Total Operating Expenses..................  54,250
                                                             -------
           OPERATING INCOME.................................  14,298

           Other Income (Expense)
              Interest income...............................      97
              Interest expense..............................     (82)
              Other income..................................      75
                                                             -------
                                                                  90
                                                             -------
           PARTNERSHIP INCOME BEFORE TAXES..................  14,388
              Provision for corporate taxes.................      --
                                                             -------
           PARTNERSHIP INCOME BEFORE PARTNER DISTRIBUTIONS.. $14,388
                                                             =======


The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


                          CONSOLIDATED BALANCE SHEET

                  As of September 30, 2001 and March 31, 2002
                        (In thousands of U.S. Dollars)

                                                                               September 30,  March 31,
                                                                                   2001         2002
                                                                               ------------- -----------
                                                                                             (Unaudited)
ASSETS
   CURRENT ASSETS
       Cash and cash equivalents..............................................    $ 1,531     $  1,126
       Client receivables, net of reserves of $586 and $192, respectively.....     19,260       19,217
       Work in process, net of reserves of $591 and $950, respectively........     21,008       19,012
       Other receivables......................................................      2,287        1,365
       Prepaid expenses & other assets........................................      4,546        2,366
                                                                                  -------     --------
          Total Current Assets................................................     48,632       43,086
                                                                                  -------     --------
   NON-CURRENT ASSETS
       Property and equipment, net............................................      9,823       11,170
       Investments............................................................        103           78
                                                                                  -------     --------
          Total Non-Current Assets............................................      9,926       11,248
                                                                                  -------     --------
   TOTAL ASSETS...............................................................    $58,558     $ 54,334
                                                                                  =======     ========
LIABILITIES
   CURRENT LIABILITIES
       Short-term debt........................................................    $    --     $ 27,008
       Accounts payable.......................................................      1,555          356
       Accrued expenses.......................................................     11,702       11,160
       Corporate taxes payable................................................        181           95
       Annuities payable within one year......................................      1,546        1,498
       Provision for onerous property leases..................................        207          168
                                                                                  -------     --------
          Total Current Liabilities...........................................     15,191       40,285
                                                                                  -------     --------
   NON-CURRENT LIABILITIES
       Annuities payable......................................................     35,557       34,839
       Deferred corporate taxes...............................................         13           13
       Provision for onerous property leases..................................      1,177        1,074
                                                                                  -------     --------
          Total Non-Current Liabilities.......................................     36,747       35,926
                                                                                  -------     --------
   CAPITAL
       Partners' balances.....................................................      6,620      (21,877)
                                                                                  -------     --------
   TOTAL LIABILITIES AND CAPITAL..............................................    $58,558     $ 54,334
                                                                                  =======     ========

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


                     CONSOLIDATED STATEMENT OF CASH FLOWS

                    For the six months ended March 31, 2002
                                  (Unaudited)
                        (In thousands of U.S. Dollars)

CASH FLOWS FROM OPERATING ACTIVITIES
Partnership income before partner distributions..................................... $ 14,388
Adjustments to reconcile partnership income before partner distributions to net cash provided by operating activities
   Depreciation and amortisation....................................................    2,056
   Profit on part-disposal of Bacon Woodrow & Legris................................      (39)
   Decrease in net client receivables...............................................       43
   Decrease in work in process......................................................    1,996
   Decrease in other receivables, prepaid expenses and other assets.................    3,102
   Decrease in accounts payable.....................................................   (1,199)
   Decrease in accrued expenses.....................................................     (685)
   Decrease in annuities payable....................................................     (767)
   Decrease in taxes payable........................................................      (86)
                                                                                     --------
   Total Adjustments................................................................    4,421
                                                                                     --------
Net cash provided by operating activities...........................................   18,809
                                                                                     --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from part-disposal of Bacon Woodrow & Legris............................       43
   Sales of investments.............................................................       22
   Additions to property and equipment..............................................   (3,731)
                                                                                     --------
Net cash used in investing activities...............................................   (3,666)
                                                                                     --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Borrowings of short-term debt....................................................   27,008
   Amounts paid to and on behalf of Partners........................................  (43,267)
   Tax provision....................................................................      213
   CAPS dividend....................................................................       55
                                                                                     --------
Net cash used in financing activities...............................................  (15,991)
                                                                                     --------
   Effect of exchange rates.........................................................      443
                                                                                     --------
NET DECREASE IN CASH AND CASH EQUIVALENTS........................................... $   (405)
   CASH AND CASH EQUIVALENTS, beginning of period...................................    1,531
                                                                                     --------
   CASH AND CASH EQUIVALENTS, end of period......................................... $  1,126
                                                                                     ========


The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    For the six months ended March 31, 2002
                                  (Unaudited)
                        (In thousands of U.S. Dollars)

1. BASISOF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

Basis of Presentation


The consolidated financial statements include the accounts of the Benefits Consulting business of Bacon & Woodrow and its active subsidiaries, Bacon & Woodrow Limited and Bacon & Woodrow Properties Company. The consolidated financial results are unaudited and should be read in conjunction with the annual consolidated financial statements of the partnership. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States by Bacon & Woodrow's management and reflect all adjustments, that in the opinion of management, are necessary for a fair presentation of the interim period presented. Interim period operating results may not be indicative of the operating results for a full year.


Principles of consolidation


The consolidated financial statements include the accounts of the Benefits Consulting business of Bacon & Woodrow, a partnership of consulting actuaries whose principal place of business is in London, England, and its controlled subsidiary companies.


Bacon & Woodrow's share of earnings or losses of associates, in which at least 20% and not more than 50% of the voting securities is owned, is included in the consolidating operating results using the equity method of accounting. All other investments are accounted for under the cost method and all significant interfirm transactions and profits have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue is recognised when services have been performed for clients. Revenue represents the net of:

    (i)Net revenues, being invoices raised for services, net of U.K. value added tax;
   (ii)Reimbursements, being invoices raised for disbursements, net of U.K. value added tax; and
  (iii)The movement in work in process, computed on the basis set out below.

ANNUITIES

Under the terms of the Bacon & Woodrow Partnership Deed, certain Partners admitted to the partnership prior to May 2, 1996 are entitled to receive cash annuities after their retirement from the partnership. These entitlements ceased to accrue on May 1, 1997. The accrued entitlements at that date are subject to adjustment in deferment and payment in line with pension increases awarded by the Bacon & Woodrow Staff Pension Fund. The partnership's liability for these payments is unfunded.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                    For the six months ended March 31, 2002


                                  (Unaudited)

                                (in thousands)


The full liability for annuity payments to retired partners (net of contributions receivable from former partners) and current partners, discounted using the firm's cost of borrowing is included as a liability on the balance sheet. Amounts expected to be payable within 12 months of the balance sheet date are included in current liabilities. The balance of the estimated liability is included as a non-current liability.


The resultant charge to the income statement is included in personnel expenses.

TRANSLATION OF NON-U.S. CURRENCY AMOUNTS

The net assets and operations of entities outside the United States are translated into U.S. dollars using appropriate rates. Assets and liabilities are translated at period-end exchange rates and income and expense items are translated at average exchange rates.

WORK IN PROCESS

Work in process is shown at its estimated net realisable value. Unbilled disbursements have also been included at their estimated net realisable value.

PROVISION FOR TAXATION

The provision for tax shown in the financial statements represents the corporate taxes payable by certain subsidiary companies. No provision has been made in these financial statements for the personal income taxes payable by the partners of Bacon & Woodrow.

RECENTLY ISSUED ACCOUNTING STANDARDS

In March 2002, the FASB issued Emerging Issues Task Force (EITF) Issue No. 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred. EITF 01-14 requires that reimbursements received for out-of-pocket expenses incurred should be characterised as revenues in the statement of operations. Bacon & Woodrow has adopted EITF 01-14 during the quarter ended March 31, 2002 and has, accordingly, restated revenue for all periods reported. Previously the cost of out-of-pocket expense reimbursements was classified as an offset against revenue.

3. PROVISIONFOR ONEROUS PROPERTY LEASES

                       Provision at March 31, 2002 $1,241
                                                   ======

Bacon & Woodrow has long term lease commitments on a number of properties that are surplus to current operating requirements. Each of the buildings has been, or is available to be, sub-let to a third party. A provision of $1,241 representing the partnership's estimated undiscounted liability, net of estimated rental income, has been recognised for future onerous property lease costs that are expected to be incurred between 2002 and 2016.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                    For the six months ended March 31, 2002


                                  (Unaudited)

                                (in thousands)


4. TAXES

Taxes relating to the income of the partnership are the responsibility of the individual partners and accordingly no provision is made in these financial statements for that liability.

Certain U.K. corporate taxes amounting to $95 at March 31, 2002 are payable by group companies.

Deferred corporate taxes in certain group companies reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The group's deferred tax liabilities total $13 at March 31, 2002.

5. PARTNERS'BALANCES

Partners' balances at March 31, 2002 represent undistributed earnings and the income tax thereon. Under the terms of the Bacon & Woodrow Partnership Deed profit is recognised on a different basis from the basis adopted in these financial statements. As a UK partnership Bacon & Woodrow is not required to comply with accounting principles generally accepted in the United States and, in particular, the liability to pay annuities to retired partners described in
Note 2 above is not recognised by the partnership in the annual accounts prepared for the partners. The balance at March 31, 2002 shown in these financial statements is made up as follows:

    Undistributed earnings and income tax thereon................. $    330
    Liability for unfunded annuities and other US GAAP adjustments  (22,207)
                                                                   --------
    Balance at March 31, 2002..................................... $(21,877)
                                                                   ========

In the six months to March 31, 2002 the partnership has sought to increase the proportion of its working capital that is financed by third parties and has, in consequence, reduced the financing provided by partners

6. SHORTTERM DEBT

At March 31, 2002 the partnership has short-term sterling facilities totaling $28.5 million from one bank. Borrowings under these facilities at March 31, 2002 amounted to $27.0 million. The facilities are repayable; on demand and are subject to an annual commitment fee. The weighted average interest rate in the period was approximately 4.9%.

7. COMMITMENTSAND CONTINGENCIES

At March 31, 2002 the firm is involved in various legal proceedings, claims and litigation arising in the ordinary course of business. Based on its current assessment, management believes that the firm's financial statements include adequate provision for estimated costs and losses that may ultimately be incurred with regard to such matters.

                       BACON & WOODROW AND SUBSIDIARIES

    (the Benefits Consulting Business of Bacon & Woodrow and Subsidiaries)


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


                    For the six months ended March 31, 2002


                                  (Unaudited)

                                (in thousands)


8. SUBSEQUENTEVENT


Bacon & Woodrow expects to enter into a definitive agreement to sell its benefits consulting business to Hewitt Associates, Inc. ("Hewitt"). The transaction is expected to close in June 2002. Pursuant to the agreement, the former partners and employees of Bacon & Woodrow will receive an aggregate of
1.4 million shares of Hewitt's series A preferred stock which may be exchanged for shares of Hewitt's common stock valued at (Pounds)140 million ($204 million), and Hewitt will assume approximately (Pounds)16.5 million ($24 million) of Bacon & Woodrow's liabilities in excess of assets. The foregoing amounts are based on a May 9, 2002 exchange rate of 1.46 U.S. Dollars per British Pound Sterling. Commencing five trading days following the 25th day after the consummation of Hewitt's proposed initial public offering ("offering"), the former partners and employees of Bacon & Woodrow will be entitled to put their shares of series A preferred stock, and commencing 60 days after consummation of the offering Hewitt will have the right to call Bacon & Woodrow's shares of series A preferred stock, in exchange for shares of Hewitt's common stock based on the average closing price per share for Hewitt's class A common stock on the New York Stock Exchange for the five trading days following the 25th day after the consummation of the offering. The actual applicable exchange rate from U.S. Dollars to British Pounds Sterling will be based on the average exchange rate for the same five trading day period. In exchange for their shares of series A preferred stock, the former partners of Bacon & Woodrow will receive shares of Hewitt class B common stock and Hewitt class C common stock, and the non-partner employees of Bacon & Woodrow will receive shares of Hewitt class A common stock.

                                     HEWITT

================================================================================

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS


                                        Page
                                        ----
Prospectus Summary.....................   1
Risk Factors...........................  13
Forward-Looking Statements.............  24
Use of Proceeds........................  25
Dividend Policy........................  25
Capitalization.........................  26
Dilution...............................  27
Reorganization and Other
  Transactions.........................  28
Independent Accountant's Report--
  Ernst & Young LLP....................  29
Independent Accountant's Report--
  Smith & Williamson...................  30
Pro Forma Combined Financial
  Information..........................  31
Selected Combined Financial Data.......  40
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations...........................  41
Business...............................  59
Management.............................  77
Principal Stockholders.................  84
Certain Relationships and Related
  Transactions.........................  85
Description of Capital Stock...........  90
Shares Eligible for Future Sale........  99
Material U.S. Federal Income Tax
  Considerations for Non-U.S. Holders.. 102
Underwriting........................... 105
Legal Matters.......................... 108
Experts................................ 108
Where You Can Find More Information.... 108
Index to Financial Statements.......... F-1


                               ----------------

    Through and including                 , 2002 (the 25th day after the date
of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

================================================================================
================================================================================


                               11,150,000 Shares


                            Hewitt Associates, Inc.

                             Class A Common Stock

                               -----------------

[LOGO] Hewitt

                               -----------------

                             Goldman, Sachs & Co.
                        Banc of America Securities LLC
                                   JPMorgan
                             Salomon Smith Barney
                                  UBS Warburg
                              Wachovia Securities

                      Representatives of the Underwriters


================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THIS PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution


    Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by us, will be substantially as follows (all amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers (NASD) filing fee and the New York Stock Exchange listing fee):



       Item                                                  Amount
       ----                                                ----------
       Securities and Exchange Commission registration fee $   24,774
       NASD filing fee....................................     30,500
       New York Stock Exchange listing fee................    250,000
       Blue Sky filing fees and expenses..................     10,000
       Accounting fees and expenses.......................  2,250,000
       Legal fees and expenses............................  1,500,000
       Transfer agent fees and expenses...................     10,000
       Printing and engraving expenses....................  1,115,000
       Miscellaneous expenses.............................  1,409,726
                                                           ----------
              Total....................................... $6,600,000
                                                           ==========


Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Article Nine of the Registrant's Certificate of Incorporation generally provides that the Registrant shall indemnify its officers and directors to the fullest extent permitted by Delaware law.

    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

    Article Seven of the Registrant's Certificate of Incorporation provides that no director shall be personally liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such Article Seven shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    The Registrant expects to obtain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of such policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 15. Recent Sales of Unregistered Securities

    The Registrant believes that the following transactions, if deemed to be a sale of a security, were exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) hereof and Regulation D promulgated thereunder. The recipients of securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with and distribution thereof, and such securities were restricted as to further transfer. All certificates representing these securities have a legend imprinted on them stating that the shares are subject to restrictions on transfer, and that the shares have not been registered under the Securities Act of 1933 and cannot be transferred until properly registered under the Securities Act or an exemption applies. No underwriters were involved in any of these transactions.


    (1) Hewitt Associates, Inc. issued 70,819,520 class B common stock to Hewitt Holdings LLC as part of our transition to a corporate structure whereby the interests in Hewitt Associates LLC were contributed to Hewitt Associates, Inc. Hewitt Holdings LLC is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933. The Registrant believes the issuance was exempt from registration in reliance on Section 4(2) of the Securities Act of 1933 regarding transactions not involving a public offering and Rule 506 of Regulation D promulgated thereunder.


    (2) Prior to the date of consummation of the offering, the former partners of Bacon & Woodrow and a trust for the benefit of their employees will receive an aggregate of 1.4 million shares of the Registrant's series A preferred stock. Each of the former partners of Bacon & Woodrow and the trust for the benefit of their employees is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933. The Registrant believes the issuance was exempt from registration in reliance on Section 4(2) of the Securities Act of 1933 regarding transactions not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

Exhibits:


Exhibit
Number  Description of Exhibit
------  ----------------------
  1.1   Form of Underwriting Agreement.
  2     Business Amalgamation Agreement, between the Partners of Bacon & Woodrow signatory thereto and Hewitt Holdings LLC.
  3.1   Amended and Restated Certificate of Incorporation.
  3.2   Amended and Restated By-laws.

  3.3   Form of Certificate of Designation.
  4.1   Specimen Class A Common Stock Certificate of the Registrant.
  5.1   Form of Opinion of McDermott, Will & Emery.
 10.1*  Amended and Restated Multicurrency Promissory Note Dated February 23, 1998.
 10.2   Form of Hewitt Global Stock and Incentive Compensation Plan.
 10.3   Registration Rights Agreement by and between Hewitt Associates, Inc. and Hewitt Holdings
        LLC.
 10.4*  Hewitt Associates LLC Note Purchase Agreement, dated May 1, 1996, authorizing the issue and sale of $50,000,000 aggregate principal amount of its 7.45% Senior Notes due
        May 30, 2008.
 10.5*  Hewitt Associates LLC Note Purchase Agreement, dated as of March 15, 2000, authorizing the issue and sale of $15,000,000 aggregate principal amount of its 7.94% Senior Notes,
        Series A, Tranche 1, due March 30, 2007 and $35,000,000 aggregate principal amount of its 8.08% Senior Notes, Series A, Tranche 2, due March 30, 2012.
 10.6*  Hewitt Associates LLC First Amendment to Note Purchase Agreement, dated as of
        June 15, 2000, amending the Note Purchase Agreement authorizing the issue and sale of
        $15,000,000 aggregate principal amount of its 7.94% Senior Notes, Series A, Tranche 1, due March 30, 2007 and $35,000,000 aggregate principal amount of its 8.08% Senior
        Notes, Series A, Tranche 2, due March 30, 2012.
 10.7*  Hewitt Associates LLC Supplemental Note Purchase Agreement (Series B), dated as of
        June 15, 2000, authorizing the issue and sale of $10,000,000 aggregate principal amount of
        Subsequent Notes designated its 8.11% Senior Notes, Series B, due June 30, 2010.
 10.8*  Hewitt Associates LLC Supplemental Note Purchase Agreement (Series C), dated as of
        June 15, 2000, authorizing the issue and sale of $15,000,000 aggregate principal amount of
        Subsequent Notes designated as its 7.93% Senior Notes, Series C, due June 30, 2007.
 10.9*  Hewitt Associates LLC Supplemental Note Purchase Agreement (Series D), dated as of
        October 1, 2000, authorizing the issue and sale of $10,000,000 aggregate principal amount of Subsequent Notes designated as its 7.65% Senior Notes, Series D, due October 15,
        2005.
 10.10* Hewitt Associates LLC Supplemental Note Purchase Agreement (Series E), dated as of
        October 1, 2000, authorizing the issue and sale of $15,000,000 aggregate principal amount of Subsequent Notes designated as its 7.90% Senior Notes, Series E, due October 15,
        2010.
 10.11  Transfer Restriction Agreement between Hewitt Holdings LLC and Hewitt Associates, Inc.
 10.12  Distribution Agreement between Hewitt Holdings LLC and Hewitt Associates LLC.
 10.13  Revolving and Term Credit Facility by and among Hewitt Associates LLC, Harris Trust and
        Savings Bank, Individually and as Agent, and the Lenders Party thereto dated as of
        May 28, 1996, as amended.

Exhibit
Number  Description of Exhibit
------  ----------------------
 10.14  Form of Transfer Restriction Agreement between Hewitt Associates, Inc. and the partners of Bacon & Woodrow.

 10.15  Services Agreement between Hewitt Holdings LLC and Hewitt Associates LLC

 10.16  First Amendment and Waiver to Note Purchase Agreement, dated May 31, 2002, authorizing the issue and sale of $50,000,000 aggregate principal amount of its 7.45% Senior Notes due
        May 30, 2008.

 10.17  Second Amendment and Waiver to Note Purchase Agreement, dated May 31, 2002, authorizing the issue and sale of $15,000,000 of its 7.94% Senior Notes, Series A, Tranch 1, $35,000,000
        of its 8.08% Senior Notes, Series A, Tranch 2, $10,000,000 of its 8.11% Senior Notes, Series B,
        $15,000,000 of its 7.93% Senior Notes, Series C, $10,000,000 of its 7.65%, Senior Notes,
        Series D, and $15,000,000 of its 7.90% Senior Notes, Series E.
 21*    Subsidiaries.
 23.1   Consent of Arthur Andersen LLP.
 23.2   Consent of Smith & Williamson.
 23.3   Consent of Ernst & Young LLP.
 23.4   Consent of McDermott, Will & Emery (incorporated by reference into Exhibit 5.1).
 24.1*  Power of Attorney.

--------
   *Previously filed.

Financial Statements and Schedule:

Financial Statements:

    Financial Statements filed as a part of this registration statement are listed in the Index to Financial Statements on page F-1.

Financial Statement Schedules:

    None.

Item 17. Undertakings

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing of the offering specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on June 4, 2002.


                                          HEWITT ASSOCIATES, INC.

                                             /S/  DALE L. GIFFORD
                                          By:________________________________
                                             Dale L. Gifford
                                             Chief Executive Officer
                                             and Chairman of the Board




    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed on June 4, 2002, by the following persons in the capacities indicated.



     Name and Signatures   Title
     -------------------   -----

     /S/  DALE L. GIFFORD  Chief Executive Officer and Chairman of the Board
    ----------------------
       Dale L. Gifford

    /S/ DAN A. DECANNIERE Chief Financial Officer (Principal Financial and ---------------------- Accounting Officer)
      Dan A. DeCanniere

              *            Director
    ----------------------
      Daniel J. Holland

              *            Director
    ----------------------
         Bryan Doyle

              *            Director
    ----------------------
       Julie S. Gordon

              *            Director
    ----------------------
      Albert Santos, Jr.

              *            Director
    ----------------------
      Judith A. Whinfrey




*By:  /s/  Dan A. DeCanniere
     -------------------------
         Dan A. DeCanniere
         Attorney-in-fact

                               INDEX OF EXHIBITS


Exhibit
Number  Description of Exhibit
------  ----------------------

  1.1   Form of Underwriting Agreement.

  2     Business Amalgamation Agreement, between the Partners of Bacon & Woodrow signatory thereto and Hewitt Holdings LLC.

  3.1   Amended and Restated Certificate of Incorporation.

  3.2   Amended and Restated By-laws.

  3.3   Form of Certificate of Designation.

  4.1   Specimen Class A Common Stock Certificate of the Registrant.

  5.1   Form of Opinion of McDermott, Will & Emery.

 10.1*  Amended and Restated Multicurrency Promissory Note Dated February 23, 1998.

 10.2   Form of Hewitt Global Stock and Incentive Compensation Plan.

 10.3   Registration Rights Agreement between Hewitt Holdings LLC and Hewitt Associates, Inc.

 10.4*  Hewitt Associates LLC Note Purchase Agreement, dated May 1, 1996, authorizing the issue and sale of $50,000,000 aggregate principal amount of its 7.45% Senior Notes due
        May 30, 2008.

 10.5*  Hewitt Associates LLC Note Purchase Agreement, dated as of March 15, 2000, authorizing the issue and sale of $15,000,000 aggregate principal amount of its 7.94% Senior Notes,
        Series A, Tranche 1, due March 30, 2007 and $35,000,000 aggregate principal amount of its 8.08% Senior Notes, Series A, Tranche 2, due March 30, 2012.

 10.6*  Hewitt Associates LLC First Amendment to Note Purchase Agreement, dated as of
        June 15, 2000, amending the Note Purchase Agreement authorizing the issue and sale of
        $15,000,000 aggregate principal amount of its 7.94% Senior Notes, Series A, Tranche 1, due March 30, 2007 and $35,000,000 aggregate principal amount of its 8.08% Senior
        Notes, Series A, Tranche 2, due March 30, 2012.

 10.7*  Hewitt Associates LLC Supplemental Note Purchase Agreement (Series B), dated as of
        June 15, 2000, authorizing the issue and sale of $10,000,000 aggregate principal amount of
        Subsequent Notes designated as its 8.11% Senior Notes, Series B, due June 30, 2010.

 10.8*  Hewitt Associates LLC Supplemental Note Purchase Agreement (Series C), dated as of
        June 15, 2000, authorizing the issue and sale of $15,000,000 aggregate principal amount of
        Subsequent Notes designated as its 7.93% Senior Notes, Series C, due June 30, 2007.

 10.9*  Hewitt Associates LLC Supplemental Note Purchase Agreement (Series D), dated as of
        October 1, 2000, authorizing the issue and sale of $10,000,000 aggregate principal amount of Subsequent Notes designated as its 7.65% Senior Notes, Series D, due October 15,
        2005.

 10.10* Hewitt Associates LLC Supplemental Note Purchase Agreement (Series E), dated as of
        October 1, 2000, authorizing the issue and sale of $15,000,000 aggregate principal amount of Subsequent Notes designated as its 7.90% Senior Notes, Series E, due October 15,
        2010.

 10.11  Transfer Restriction Agreement between Hewitt Holdings LLC and Hewitt Associates, Inc.

 10.12  Distribution Agreement between Hewitt Holdings LLC and Hewitt Associates LLC.

 10.13  Revolving and Term Credit Facility by and among Hewitt Associates LLC, Harris Trust and
        Savings Bank, Individually and as Agent, and the Lenders Party thereto dated as of
        May 28, 1996, as amended.
 10.14  Form of Transfer Restriction Agreement between Hewitt Associates, Inc. and the partners of Bacon & Woodrow.

Exhibit
Number  Description of Exhibit
------  ----------------------

 10.15  Services Agreement between Hewitt Holdings LLC and Hewitt Associates LLC

 10.16  First Amendment and Waiver to Note Purchase Agreement, dated May 31, 2002, authorizing the issue and sale of $50,000,000 aggregate principal amount of its 7.45%
        Senior Notes due May 30, 2008.

 10.17  Second Amendment and Waiver to Note Purchase Agreement, dated May 31, 2002, authorizing the issue and sale of $15,000,000 of its 7.94% Senior Notes, Series A, Tranch
        1, $35,000,000 of its 8.08% Senior Notes, Series A, Tranch 2, $10,000,000 of its 8.11%
        Senior Notes, Series B, $15,000,000 of its 7.93% Senior Notes, Series C, $10,000,000 of
        its 7.65%, Senior Notes, Series D, and $15,000,000 of its 7.90% Senior Notes, Series E.

 21*    Subsidiaries.

 23.1   Consent of Arthur Andersen LLP.

 23.2   Consent of Smith & Williamson.

 23.3   Consent of Ernst & Young LLP.

 23.4   Consent of McDermott, Will & Emery (incorporated by reference into Exhibit 5.1).

 24.1*  Power of Attorney

--------
*Previouslyfiled.